    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1998


                                                      REGISTRATION NO. 333-56903
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       SILVER CINEMAS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7832                          72-2656147
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN L. HOLMES
                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               BRYANT B. EDWARDS
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET
                                   SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

                              SILVER CINEMAS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7832                          75-2672675
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN L. HOLMES
                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               BRYANT B. EDWARDS
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET
                                   SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

                             SCI ACQUISITION CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7832                          75-2749958
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN L. HOLMES
                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               BRYANT B. EDWARDS
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET
                                   SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

                             LANDMARK THEATRE CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7832                          75-2749959
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN L. HOLMES
                         4004 BELTLINE ROAD, SUITE 205
                              DALLAS, TEXAS 75244
                                 (972) 503-9851
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               BRYANT B. EDWARDS
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET
                                   SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                  $100,000,000
                               OFFER TO EXCHANGE
                   10 1/2% SENIOR SUBORDINATED NOTES DUE 2005
         FOR ALL OUTSTANDING 10 1/2% SENIOR SUBORDINATED NOTES DUE 2005
                                       OF
                       SILVER CINEMAS INTERNATIONAL, INC.
                            ------------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
            , 1998 UNLESS EXTENDED.

     Silver Cinemas International, Inc., a Delaware corporation ("Silver Cinemas" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 1/2% Senior Subordinated Notes due 2005 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2005 (the "Private Notes"), of which $100,000,000 in aggregate principal amount was issued on April 16, 1998 (the "Private Offering") all of which are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of April 15, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Exchange Notes."

     The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, interest on the Exchange Notes will accrue from the date of issuance of the Private Notes (April 16, 1998) and will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing on October 15, 1998, at the rate of 10 1/2% per annum. The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after April 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time prior to April 15, 2001, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 110 1/2% of the aggregate principal amount of the Exchange Notes to be redeemed plus accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Exchange Notes originally issued under the Indenture remains outstanding. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.


     The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to existing and future Senior Debt (as defined) of the Company. The Exchange Notes will be fully and unconditionally guaranteed (the "Guarantees") on a joint and several basis by all of the Company's current and certain future subsidiaries (the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined). The Exchange Notes and the Guarantees will also be effectively subordinated to all secured indebtedness of either the Company or any of its subsidiaries to the extent of the assets secured by such indebtedness. As of June 30, 1998, the Company and its subsidiaries had approximately $5.2 million of indebtedness outstanding which ranks senior to the Exchange Notes.


     The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on                ,
1998, unless the Exchange Offering is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer -- Conditions."

     SEE "RISK FACTORS," BEGINNING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
               The date of this Prospectus is             , 1998

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the Holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company believes that none of the registered Holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Company.

     Prior to the Exchange Offer, there has been no public market for the Notes. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Exchange Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market."

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "The Exchange Offer -- Resale of the Exchange Notes" and "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer -- Resale of the Exchange Notes."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL [               ], 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A

PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE ISSUED IN THE FORM OF ONE OR MORE FULLY REGISTERED GLOBAL NOTES THAT WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC" OR THE "DEPOSITARY") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., AS ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF SUCH GLOBAL NOTE, EXCHANGE NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE INDENTURE. SEE "THE EXCHANGE OFFER -- BOOK-ENTRY TRANSFER" AND "DESCRIPTION OF EXCHANGE NOTES -- BOOK ENTRY; DELIVERY AND FORM."
                            ------------------------

                               PROSPECTUS SUMMARY


     The following summary information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Company" shall mean, collectively, Silver Cinemas International, Inc. and its subsidiaries on a consolidated, pro forma basis after giving effect to the Transactions (as defined). Unless otherwise specified, the pro forma income statement data presented herein reflect adjustments to the historical consolidated financial statements of Silver Cinemas to give effect to (i) the consummation of the Private Offering, (ii) the acquisition of all of the assets of StarTime Cinema, Inc. subject to the StarTime Asset Purchase Agreement (the "StarTime Acquisition"), (iii) the acquisition of all of the assets of The Landmark Theatre Group subject to the Landmark Asset Purchase Agreement (the "Landmark Acquisition,"), (iv) the acquisition of three theaters from AMC Entertainment, Inc. (the "AMC Acquisition," and, together with the StarTime Acquisition and the Landmark Acquisition, the "Acquisitions"), (v) the Equity Contribution (as defined), and (vi) the repayment of the Old Credit Facility (as defined) and execution of the Revolving Credit Facility(as defined), (collectively, the "Transactions") in each case as if such events had occurred on January 1, 1997.


                                  THE COMPANY


     The Company is the largest exhibitor of specialty motion pictures and one of the largest operators of second-run theaters in the United States. The Company operates 108 theaters with 538 screens located in eighteen states. The 108 theaters are comprised of 52 specialty motion picture theaters, 50 second-run theaters and six first-run theaters. The Company's strategy is to acquire theaters in under-served markets, to upgrade and expand theaters to provide a high-quality movie-going experience and to improve the profitability of theaters by combining certain administrative functions, obtaining volume discounts and implementing tighter operating controls. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, the Company generated revenue of approximately, $106.3 million and $48.8 million, respectively, and pro forma EBITDA (as defined) of $12.1 million and $3.4 million, respectively. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, the Company had net losses of $9.2 million and $7.2 million, respectively. The Company had a total debt to equity ratio of 5.0:1.0 at June 30, 1998.


     The Company's specialty-film theaters exhibit alternatives to commercial first-run movies. The specialty-film niche is composed of art films, foreign pictures and independent releases such as Good Will Hunting, The Full Monty, The Apostle, Shine, Sling Blade and The English Patient which are generally released in limited numbers to selected markets. Studios such as Disney, Universal, Sony, Paramount, Twentieth Century Fox and New Line have begun to distribute specialty-films through dedicated distribution subsidiaries (Miramax, October Films, Sony Pictures Classics, Paramount's specialty-film division, Fox Searchlight Pictures and Fine Line, respectively). Management believes that the recent success of independent films in garnering Academy Award nominations and Academy Awards will further drive independent film production, particularly from these "independent" subsidiaries which seek the recognition of these prestigious, high profile awards. According to Exhibitor Relations Company, Inc., the number of new films released by independent producers and distributors has increased from 158 in 1992 to 295 in 1997. In addition to the prestige of the Academy Awards, the generally lower budgets and higher potential returns on capital invested in specialty films makes the production of these films financially appealing to the studios. Specialty films are also attractive to exhibitors since the specialty-film niche tends to benefit from higher average admission prices and lower film rental expense than first-run operators, resulting in higher operating margins. Finally, the specialty-film niche, which generally appeals to more mature and upscale audiences, is expected to continue to benefit from favorable demographic trends as a result of the aging of the "baby boom" generation.

     The Company's second-run theaters offer major studio productions, generally six to ten weeks after their initial release dates, at significantly lower admission prices than commercial first-run theaters, making their revenues less susceptible to economic recession. The Company enjoys more favorable film booking arrangements and film buying terms at its second-run theaters than its commercial first-run counterparts. With far fewer second-run screens than first-run screens nationwide, there is typically little competition for prints of commercial films, enabling the Company to screen its choice of successful commercial films. First-run theaters, on the other hand, must aggressively compete for films from distributors and generally screen only a subset of new releases. In addition to its film booking advantage, the Company's second-run theaters also benefit from lower film rental expense and a larger proportion of high-margin concession sales as a percentage of overall revenue. Finally, the Company's lower admission prices for its second-run theaters appeal especially to teen audiences and older patrons, segments of the population which are expected to experience steady growth over the next decade.

     Founded in May 1996, the Company completed seven acquisitions, representing 26 theaters with an aggregate total of 154 screens as of December 31, 1997. In addition, the Company completed two construction projects, increasing its total number of theaters and screens to 27 and 165, respectively. Management has successfully integrated these theaters into its operations by implementing new operating standards, management controls and information systems. In addition, the Company has added new seating, improved sound and projection equipment, and broadened concession offerings in many locations. The impact of these improvements, which have helped increase profitability, are reflected in the operating performance of the Company's first two acquisitions in November 1996, Movie One and MI Theaters, consisting of 102 screens at 18 theaters. Based on actual results for the nine months ended September 30, 1997, theater level cash flow at these theaters increased 31.7% compared to the nine months ended September 30, 1996, prior to the Company's ownership of the theaters.

BUSINESS STRATEGY

     The Company's strategy is to increase revenue and cash flow by (i) acquiring specialty motion picture and second-run theaters and first-run theaters in non-competitive markets, (ii) improving operations at acquired theaters, (iii) building new state-of-the-art multiplexes in selected markets, and (iv) adding additional screens, seating capacity, state-of-the-art sound and projection systems, and other exhibition or concession equipment at its existing theaters.

     Pursue Strategic Acquisitions. The Company has successfully pursued a disciplined acquisition strategy and intends to continue to acquire and integrate theaters in both the specialty-film and second-run niches. Management believes that there are many attractive acquisition candidates in the highly-fragmented exhibition industry. Management believes that the recent consolidation trend in the exhibition industry is driving many major exhibitors to dispose of non-core properties, many of which are specialty-film or second-run theaters that do not fit those companies' commercial first-run strategies. In addition, the growth of megaplexes (theaters with 16 or more screens) has created another avenue of potential growth for the Company through the conversion of existing commercial first-run theaters to theaters with a specialty-film or second-run format at an attractive cost.

     Leverage Existing Infrastructure and Control Operating Costs. The Company has successfully integrated and improved the operations of its acquisitions. Management believes significant opportunities exist to leverage its existing infrastructure over future acquisitions and realize significant operating improvements through the implementation of superior operating procedures, management oversight and its state-of-the-art management information system. Specific areas of improvement include (i) labor scheduling, (ii) film selection and lineup, (iii) cash control, (iv) pricing policies, and (v) purchasing discounts on concession contracts. Additionally, many of the smaller theater chains lack the sophisticated information systems employed by the Company, which the Company believes are necessary to effectively manage a geographically diverse group of theaters. Examples of management's ability to acquire and improve operations of theaters include the acquisitions of Movie One and MI Theaters, both completed in November 1996. Based on actual results for the nine months ended September 30, 1997, these two groups of theaters have shown theater level cash flow increases of 31.7% compared to the same period in the previous year, prior to the Company's ownership of the theaters.

     Capitalize on Leading Position in Specialty-Film Segment. The Company, through The Landmark Theatre Group ("Landmark"), is the largest exhibitor of specialty motion pictures and the only specialty-film exhibitor with a national presence. The Company has a leading presence in, among others, the following major markets: Los Angeles, San Francisco, Boston, Dallas, Houston, Seattle, Cleveland, Minneapolis, Denver, Milwaukee and New Orleans. The Company plans to use its experience in the specialty-film niche to establish a presence in the following strategic new markets: Chicago, Detroit, St. Louis and Washington D.C. Landmark achieved its leading presence by developing strong relationships with specialty-film distributors, many of whom rely on the Company's expertise in distributing and marketing specialty films. These relationships enable the Company to secure film prints in limited release and secure a period of exclusivity in exhibiting selected new films in many of its markets. For example, for films such as The English Patient, Good Will Hunting and Shine the Company had exclusive rights to the films for up to three weeks in selected markets.


     Expand Established Second-Run Operations. The Company believes it is the leading operator of second-run theaters in most of its markets, operating 50 second-run theaters with 348 screens in 15 states. By offering patrons a high-quality alternative to commercial first-run exhibitors at a low price, the Company avoids direct competition with commercial first-run theaters. In addition, the second-run niche offers other attractive characteristics which include (i) lower film costs as a percentage of admission revenue, (ii) greater percentage of total revenue from high margin concessions, (iii) greater recession resistance due to lower admission prices, and (iv) lower seasonal variability than commercial first-run exhibitors due to a staggered film release schedule.


     Provide a Superior Movie-Going Experience. The Company seeks to provide audiences with a high quality viewing experience, comparable to that available at new commercial first-run theaters. To enhance the movie-going experience, the Company invests in high quality projection and stereo sound equipment, comfortable chairs with wide seats and cupholder armrests, and appealing lobby and concession areas. Since many competitors in the specialty-film and second-run exhibition niches do not focus on these aspects of operations, management believes that this strategy provides it with a distinct competitive advantage.

     Pursue Attractive Construction Opportunities. The Company continually evaluates existing and new markets for new theater locations for specialty, second-run, and, in selected situations, commercial first-run theaters. The Company generally seeks to develop theaters in markets that are under-served as a result of changing demographic trends or the aging or obsolescence of existing theaters. Some of the factors management considers in determining whether to develop a theater in a particular location are the market's population, average household income, education levels, proximity to retail corridors, convenient roadway access, proximity to competing theaters, and the effect on the Company's existing theaters in the market, if any.

     Leverage Experienced Management Team and Strong Sponsorship. The Company's senior management team averages over 21 years of experience in the exhibition industry, and members of senior management have been heavily involved in the rapid growth of exhibition companies such as Cinemark USA, Inc. and The Landmark Theatre Group. In addition, the Company enjoys the strong equity sponsorship of Brentwood Associates Buyout Fund II, L.P. ("Brentwood") and certain members of management. See "Principal Stockholders." On March 3, 1998, Brentwood made an additional equity investment of $10.0 million in the Company, bringing its aggregate equity investment to approximately $25.0 million. Brentwood beneficially owns 82.3% of the Company's voting securities and accordingly has the ability to elect a majority of the Company's Board of Directors and direct the Company's activities.

RECENT AND PENDING ACQUISITIONS AND CONSTRUCTION

     From its inception through December 31, 1997, the Company completed seven acquisitions, representing 26 theaters with an aggregate of 154 screens.

     In April 1998, the Company acquired the assets of Landmark for cash consideration of approximately $62.2 million pursuant to an asset purchase agreement (the "Landmark Asset Purchase Agreement") with Metromedia International Group, Inc. ("Metromedia"). Landmark, with 140 screens at 49 locations, was the largest exhibitor of specialty motion pictures in the United States, with theaters located in California, Colorado, Louisiana, Massachusetts, Michigan, Minnesota, Ohio, Texas, Washington and Wisconsin.

     In April 1998, the Company completed the acquisition of 202 screens at 27 locations operating predominately under the name Super Saver Cinemas pursuant to an asset purchase agreement (the "StarTime Asset Purchase Agreement") with StarTime Cinema, Inc. ("StarTime") for approximately $21.6 million. The theaters acquired from StarTime are second-run theaters located in Arizona, California, Colorado, Florida, Nebraska, New York, Ohio, Oklahoma, Texas and Wisconsin.

     In April 1998, the Company completed the acquisition of 17 screens at three theaters for approximately $1.7 million from AMC Entertainment, Inc. ("AMC"). These theaters include one specialty-film theater in Michigan and two second-run theaters in Texas.


     In May 1998, the Company purchased one theater with 12 screens out of bankruptcy for approximately $3.5 million. The second-run theater, located in El Paso, Texas was previously owned by Movies One.



     In addition to acquisitions, the Company completed the construction of its first second-run multiplex theater with ten screens in Des Moines, Iowa in June 1997. The Company also completed the expansion of its existing facility in LaPlace, Louisiana in September 1997, which increased the number of screens from six to seven and the number of seats from 734 to 970. In May 1998 the Company completed the renovation of one of its theaters in Oklahoma. The renovation consisted of retrofitting two of the five auditoriums with stadium seating. Also in May 1998, the Company opened two newly constructed six-screen art theaters, which were both included with the assets purchased from Landmark. In addition, the Company recently commenced construction on two theaters in Illinois and Michigan, representing 12 screens.


     The Company is a Delaware corporation with its principal executive offices located at 4004 Beltline Road, Suite 205, Dallas, Texas 75244, and its telephone number is (972) 503-9851.
                            ------------------------

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER..................     The Company is offering to exchange
                                         $1,000 principal amount of Exchange
                                         Notes for each $1,000 principal amount
                                         of Private Notes that are properly
                                         tendered and accepted. The Company will
                                         issue Exchange Notes on or promptly
                                         after the Expiration Date. There is
                                         $100.0 million aggregate principal
                                         amount of Private Notes outstanding.
                                         See "The Exchange Offer -- Purpose of
                                         the Exchange Offer."

                                         Based on an interpretation by the staff
                                         of the Commission set forth in
                                         no-action letters issued to third
                                         parties, the Company believes that the
                                         Exchange Notes issued pursuant to the
                                         Exchange Offer in exchange for Private
                                         Notes may be offered for resale, resold
                                         and otherwise transferred by a Holder
                                         thereof (other than (i) a broker-dealer
                                         who purchases such Exchange Notes
                                         directly from the Company to resell
                                         pursuant to Rule 144A or any other
                                         available exemption under the
                                         Securities Act or (ii) a person that is
                                         an affiliate of the Company within the
                                         meaning of Rule 405 under the
                                         Securities Act), without compliance
                                         with the registration and prospectus
                                         delivery provisions of the Securities
                                         Act; provided that the Holder is
                                         acquiring Exchange Notes in the
                                         ordinary course of its business and is
                                         not participating, and had no
                                         arrangement or understanding with any
                                         person to participate, in the
                                         distribution of the Exchange Notes.
                                         Each broker-dealer that receives
                                         Exchange Notes for its own account in
                                         exchange for Private Notes, where such
                                         Private Notes were acquired by such
                                         broker-dealer as a result of
                                         market-making activities or other
                                         trading activities, must acknowledge
                                         that it will deliver a prospectus in
                                         connection with any resale of such
                                         Exchange Notes. See "The Exchange
                                         Offer -- Resale of the Exchange Notes."

REGISTRATION RIGHTS AGREEMENT.......     The Private Notes were sold by the
                                         Company on April 16, 1998 to Donaldson,
                                         Lufkin & Jenrette Securities
                                         Corporation, BT Alex. Brown
                                         Incorporated and Bear, Stearns & Co.,
                                         Inc. (collectively, the "Initial
                                         Purchasers") pursuant to a Purchase
                                         Agreement, dated April 9, 1998, by and
                                         among the Company and the Initial
                                         Purchasers (the "Purchase Agreement").
                                         Pursuant to the Purchase Agreement, the
                                         Company and the Initial Purchasers
                                         entered into a Registration Rights
                                         Agreement, dated as of April 16, 1998
                                         (the "Registration Rights Agreement"),
                                         which grants the Holders of the Private
                                         Notes certain exchange and registration
                                         rights. The Exchange Offer is intended
                                         to satisfy such rights, which will
                                         terminate upon the consummation of the
                                         Exchange Offer. See "The Exchange
                                         Offer -- Termination of Certain
                                         Rights."

EXPIRATION DATE.....................     The Exchange Offer will expire at 5:00
                                         p.m., New York City time, on
                                                     , 1998, unless the Exchange
                                         Offer is extended by the Company in its
                                         sole discretion, in which case the term
                                         "Expiration Date" shall mean the latest
                                         date and time to which the Exchange
                                         Offer is extended. See "The Exchange
                                         Offer -- Expiration Date; Extensions;
                                         Amendments."

ACCRUED INTEREST ON THE EXCHANGE
NOTES AND THE PRIVATE NOTES.........     The Exchange Notes will bear interest
                                         from and including the date of issuance
                                         of the Private Notes (April 16, 1998).
                                         Holders whose Private Notes are
                                         accepted for exchange will be deemed to
                                         have waived the right to receive any
                                         interest accrued on the Private Notes.
                                         See "The Exchange Offer -- Interest on
                                         the Exchange Notes."

CONDITIONS TO THE EXCHANGE OFFER....     The Exchange Offer is subject to
                                         certain customary conditions that may
                                         be waived by the Company. The Exchange
                                         Offer is not conditioned upon any
                                         minimum aggregate principal amount of
                                         Private Notes being tendered for
                                         exchange. See "The Exchange Offer --
                                         Conditions."

PROCEDURES FOR TENDERING PRIVATE
NOTES...............................     Each Holder of Private Notes wishing to
                                         accept the Exchange Offer must
                                         complete, sign and date the Letter of
                                         Transmittal, or a facsimile thereof, in
                                         accordance with the instructions
                                         contained herein and therein, and mail
                                         or otherwise deliver such Letter of
                                         Transmittal, or such facsimile,
                                         together with such Private Notes and
                                         any other required documentation to the
                                         Exchange Agent, at the address set
                                         forth herein. By executing the Letter
                                         of Transmittal, the Holder will
                                         represent to and agree with the Company
                                         that, among other things, (i) the
                                         Exchange Notes to be acquired by such
                                         Holder of Private Notes in connection
                                         with the Exchange Offer are being
                                         acquired by such Holder in the ordinary
                                         course of its business, (ii) if such
                                         Holder is not a broker-dealer, such
                                         Holder is not currently participating
                                         in, does not intend to participate in,
                                         and has no arrangement or understanding
                                         with any person to participate in a
                                         distribution of the Exchange Notes,
                                         (iii) if such Holder is a broker-dealer
                                         registered under the Exchange Act or is
                                         participating in the Exchange Offer for
                                         the purposes of distributing the
                                         Exchange Notes, such Holder will comply
                                         with the registration and prospectus
                                         delivery requirements of the Securities
                                         Act in connection with a secondary
                                         resale transaction of the Exchange
                                         Notes acquired by such person and
                                         cannot rely on the position of the
                                         staff of the Commission set forth in
                                         no-action letters (see "The Exchange
                                         Offer -- Resale of Exchange Notes"),
                                         (iv) such Holder under-
                                         stands that a secondary resale
                                         transaction described in clause (iii)
                                         above and any resales of Exchange Notes
                                         obtained by such Holder in exchange for
                                         Private Notes acquired by such Holder
                                         directly from the Company should be
                                         covered by an effective registration
                                         statement containing the selling
                                         securityholder information required by
                                         Item 507 or Item 508, as applicable, of
                                         Regulation S-K of the Commission and
                                         (v) such Holder is not an "affiliate,"
                                         as defined in Rule 405 under the
                                         Securities Act, of the Company. If the
                                         Holder is a broker-dealer that will
                                         receive Exchange Notes for its own
                                         account in exchange for Private Notes
                                         that were acquired as a result of
                                         market-making activities or other
                                         trading activities, such Holder will be
                                         required to acknowledge in the Letter
                                         of Transmittal that such Holder will
                                         deliver a prospectus in connection with
                                         any resale of such Exchange Notes;
                                         however, by so acknowledging and by
                                         delivering a prospectus, such Holder
                                         will not be deemed to admit that it is
                                         an "underwriter" within the meaning of
                                         the Securities Act. See "The Exchange
                                         Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL
OWNERS..............................     Any beneficial owner whose Private
                                         Notes are registered in the name of a
                                         broker, dealer, commercial bank, trust
                                         company or other nominee and who wishes
                                         to tender such Private Notes in the
                                         Exchange Offer should contact such
                                         registered Holder promptly and instruct
                                         such registered Holder to tender on
                                         such beneficial owner's behalf. If such
                                         beneficial owner wishes to tender on
                                         such owner's own behalf, such owner
                                         must, prior to completing and executing
                                         the Letter of Transmittal and
                                         delivering such owner's Private Notes,
                                         either make appropriate arrangements to
                                         register ownership of the Private Notes
                                         in such owner's name or obtain a
                                         properly completed bond power from the
                                         registered Holder. The transfer of
                                         registered ownership may take
                                         considerable time and may not be able
                                         to be completed prior to the Expiration
                                         Date. See "The Exchange
                                         Offer -- Procedures for Tendering."

GUARANTEED DELIVERY PROCEDURES......     Holders of Private Notes who wish to
                                         tender their Private Notes and whose
                                         Private Notes are not immediately
                                         available or who cannot deliver their
                                         Private Notes, the Letter of
                                         Transmittal or any other documentation
                                         required by the Letter of Transmittal
                                         to the Exchange Agent prior to the
                                         Expiration Date must tender their
                                         Private Notes according to the
                                         guaranteed delivery procedures set
                                         forth under "The Exchange
                                         Offer -- Guaranteed Delivery
                                         Procedures."

ACCEPTANCE OF THE PRIVATE NOTES AND
DELIVERY OF THE EXCHANGE NOTES......     Subject to the satisfaction or waiver
                                         of the conditions to the Exchange
                                         Offer, the Company will accept for
                                         exchange any and all Private Notes that
                                         are properly tendered in the Exchange
                                         Offer prior to the Expiration Date. The
                                         Exchange Notes issued pursuant to the
                                         Exchange Offer will be delivered on the
                                         earliest practicable date following the
                                         Expiration Date. See "The Exchange
                                         Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS...................     Tenders of Private Notes may be
                                         withdrawn at any time prior to the
                                         Expiration Date. See "The Exchange
                                         Offer -- Withdrawal of Tenders."

EXCHANGE AGENT......................     Norwest Bank Minnesota, National
                                         Association, is serving as the Exchange
                                         Agent in connection with the Exchange
                                         Offer.

                               THE EXCHANGE NOTES

     The Exchange Offer applies to $100.0 million aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

SECURITIES OFFERED..................     $100.0 million aggregate principal
                                         amount of the Company's 10 1/2% Senior
                                         Subordinated Notes due 2005.

COMPANY.............................     Silver Cinemas International, Inc.

MATURITY DATE.......................     April 15, 2005.

INTEREST PAYMENT DATES..............     Interest on the Notes will accrue from
                                         the date of original issuance (the
                                         "Issue Date") and will be payable
                                         semi-annually in arrears on each April
                                         15 and October 15, commencing October
                                         15, 1998.

OPTIONAL REDEMPTION.................     The Notes will be redeemable, in whole
                                         or in part, at the option of the
                                         Company on or after April 15, 2001, at
                                         the redemption prices set forth herein,
                                         plus accrued and unpaid interest to the
                                         date of redemption. In addition, at any
                                         time on or prior to April 15, 2001, the
                                         Company may, at its option, redeem up
                                         to 35% of the aggregate principal
                                         amount of the Notes originally issued
                                         with the net cash proceeds of one or
                                         more Equity Offerings (as defined), at
                                         a redemption price equal to 110 1/2% of
                                         the aggregate principal amount of the
                                         Notes to be redeemed plus accrued and
                                         unpaid interest to the date of
                                         redemption; provided, however, that,
                                         after giving effect to any such
                                         redemption, at least 65% of the
                                         aggregate principal amount of the Notes
                                         originally issued under the Indenture
                                         remains outstanding. See "Description
                                         of Exchange Notes -- Redemption."

CHANGE OF CONTROL...................     Upon the occurrence of a Change of
                                         Control (as defined), each holder will
                                         have the right, subject to certain
                                         conditions, to require the Company to
                                         repurchase all or any part of such
                                         holder's Notes at a price equal to 101%
                                         of the aggregate principal amount
                                         thereof, plus accrued and unpaid
                                         interest and Liquidated Damages, if
                                         any, thereon to the date of repurchase.
                                         See "Description of Exchange
                                         Notes -- Change of Control." There can
                                         be no assurance that, in the event of a
                                         Change of Control, the Company would
                                         have sufficient funds to repurchase all
                                         Notes tendered. See "Risk
                                         Factors -- Change of Control."


RANKING.............................     The Notes will be general unsecured
                                         senior subordinated obligations of the
                                         Company and will be subordinated in
                                         right of payment to existing and future
                                         Senior Debt (as defined) of the
                                         Company, including indebtedness as a
                                         guarantor under the Revolving Credit
                                         Facility (as defined). The Notes will
                                         also be effectively subordinated to all
                                         secured indebtedness of either the
                                         Company or any of its subsidiaries to
                                         the extent of the assets secured by
                                         such indebtedness. The Notes will rank
                                         pari passu in right of payment with any
                                         future senior subordinated indebtedness
                                         of the Company and senior in right of
                                         payment to all existing and future
                                         subordinated indebtedness of the
                                         Company. As of June 30, 1998, the
                                         Company had approximately $5.2 million
                                         of indebtedness outstanding which is
                                         senior to the Notes. See "Risk
                                         Factors -- Ranking."



GUARANTEES..........................     The Notes will be fully and
                                         unconditionally guaranteed on a senior
                                         subordinated basis by each of the
                                         Guarantors on a joint and several
                                         basis. The Guarantees will be general
                                         unsecured obligations of the Guarantors
                                         and will be subordinated in right of
                                         payment to all existing and future
                                         Guarantor Senior Debt (as defined). As
                                         of June 30, 1998, the Guarantors
                                         collectively had approximately $5.1
                                         million of Guarantor Senior Debt
                                         outstanding. See "Description of
                                         Exchange Notes -- Guarantees."


CERTAIN COVENANTS...................     The Indenture governing the Notes (the
                                         "Indenture") will contain certain
                                         covenants that limit the ability of the
                                         Company and its subsidiaries to, among
                                         other things, incur additional
                                         indebtedness, pay dividends or make
                                         investments and certain other
                                         restricted payments, consummate certain
                                         asset sales, enter into certain
                                         transactions with affiliates, incur
                                         liens, permit payment or dividend
                                         restrictions to apply to subsidiaries
                                         of the Company, merge or consolidate
                                         with any other person or sell, assign,
                                         transfer, lease, convey or other-
                                         wise dispose of all or substantially
                                         all of the assets of the Company. In
                                         addition, under certain circumstances,
                                         the Company will be required to offer
                                         to purchase the Notes, in whole or in
                                         part, at a purchase price equal to 100%
                                         of the principal amount thereof plus
                                         accrued and unpaid interest, if any, to
                                         the date of repurchase, with the
                                         proceeds of certain Asset Sales (as
                                         defined). All of such covenants are
                                         subject to significant qualifications
                                         and exceptions. See "Description of
                                         Exchange Notes -- Certain Covenants."

                                  RISK FACTORS

     Prospective investors should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus in connection with the Exchange Offer before making an investment in the Exchange Notes.

              SUMMARY PRO FORMA FINANCIAL DATA AND OPERATING DATA


     The following summary pro forma financial data was derived in part from, and should be read in conjunction with the Consolidated Financial Statements, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," including in each case the notes thereto, included elsewhere in this Prospectus. The "Pro Forma Financial Data" for the year ended December 31, 1997 and the six months ended June 30, 1998 gives effect to: (i) the Acquisitions; (ii) the Private Offering; (iii) the purchase on March 3, 1998, by Brentwood of an aggregate of $10.0 million of additional equity of Silver Cinemas consisting of Series A Preferred Stock and Common Stock and the purchase on April 16, 1998 by DLJ Fund Investment Partners II, L.P. of $3.0 million of equity of Silver Cinemas consisting of Series A Preferred Stock and Common Stock (together with the Brentwood purchase, the "Equity Contribution"); and (iv) the repayment of the Old Credit Facility and execution of the Revolving Credit Facility, as if each transaction had occurred on January 1, 1997 for both statements of operations.



     The Pro Forma Financial Data does not purport to be indicative of the Company's results of operations that would actually have been obtained had the Transactions been completed as of the beginning of the period presented, or to project the Company's financial position or results of operations at any future date or for any future period.


                 (IN THOUSANDS, EXCEPT RATIOS AND THEATER DATA)


                                                                         PRO FORMA(5)
                                                              ----------------------------------
                                                                                    SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1997   JUNE 30, 1998
                                                              -----------------   --------------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Admissions................................................       $72,872           $33,662
  Concessions...............................................        30,965            14,072
  Other.....................................................         2,451             1,074
                                                                   -------           -------
          Total.............................................       106,288            48,808
Costs and Expenses:
  Film rentals..............................................        31,017            14,492
  Concession supplies.......................................         4,993             2,111
  Salaries and wages........................................        18,282             8,848
  Facilities................................................        14,277             7,369
  Advertising...............................................         4,482             1,824
  Utilities and other.......................................        15,465             7,357
  General and administrative expenses.......................         5,712             3,360
  Depreciation and amortization.............................         9,226             4,655
                                                                   -------           -------
          Total.............................................       103,454            50,016
                                                                   -------           -------
Operating income (loss).....................................         2,834            (1,208)
Interest expense(1).........................................        11,996             6,028
Interest (income) and other expense, net....................           (67)             (163)
                                                                   -------           -------
Income (loss) before income taxes...........................        (9,095)           (7,073)
Income tax expense..........................................           100               150
                                                                   -------           -------
Net income (loss)...........................................       $(9,195)          $(7,223)
                                                                   =======           =======
OTHER FINANCIAL DATA:
Deficiency of earnings to fixed charges(2)..................       $(9,095)          $(7,073)
EBITDA(3)...................................................        12,060             3,447
Cash interest expense(4)....................................        11,196             5,628



---------------


(1) Interest expense includes amortization of debt issuance costs of $800 and $400 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

(2) Earnings consist of net loss before taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

(3) The term EBITDA, as used herein, represents operating income plus depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.


(4) Cash interest expense excludes amortization of debt issuance costs of $800 and $400 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.


(5) The Pro Forma Financial Data reflect costs savings and revenue enhancements resulting from the Acquisitions related to: (i) increased other revenues from new screen advertising agreements; (ii) reduced concession supplies costs associated with a new fountain drink contract negotiated by the Company as a result of the higher combined drink sales; (iii) reduced expenses associated with new insurance agreements negotiated by the Company as a result of the higher combined attendance and a more diversified real estate portfolio; and (iv) reduced general and administrative expenses as a result of the absorption of such costs by the Company's post-Transactions overhead structure.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, should evaluate the following risk factors. Certain statements in this Prospectus that are not historical fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following:

ABSENCE OF A PUBLIC MARKET

     The Exchange Notes have no established trading market and will not be listed on any securities exchange. The Initial Purchasers have advised the Company that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and may discontinue any such market making activities at any time without notice. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Notes will develop. If a trading market develops for the Exchange Notes future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the performance of the Company and other factors. In addition, based on such factors, the Notes may trade at a discount from their initial offering price. See "The Exchange Offer" and "Plan of Distribution."

SUBSTANTIAL LEVERAGE; DEBT SERVICE OBLIGATIONS


     As a result of the Transactions, the Company is highly leveraged and has substantial indebtedness and debt service obligations. At June 30, 1998, the Company's total indebtedness, on a consolidated basis, was approximately $105.2 million. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, 92.8% and 163.3% of EBITDA would be dedicated to service cash interest expense, respectively. In addition, subject to the restrictions of the Indenture and expected to be imposed by the Revolving Credit Facility, the Company and its Restricted Subsidiaries may incur additional indebtedness, including Senior Debt and Guarantor Senior Debt, from time to time. See "Description of Exchange Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."


     The level of the Company's leverage may have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and under certain conditions to repay indebtedness, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's leverage may limit its flexibility to react to changes in its operating environment or economic conditions, making it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company.

POTENTIAL INABILITY TO REPAY DEBT

     The Company's ability to pay principal of and interest and Liquidated Damages, if any, on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company's ability to service its debt as it becomes due will require significant growth in its operating cash flow. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all, or that the Company will be successful in improving its cash flow by a sufficient magnitude or in a timely manner.

HOLDING COMPANY STRUCTURE; UNSECURED STATUS OF NOTES

     Silver Cinemas is a holding company with no direct operations and no significant assets other than the stock of the Guarantors. The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company, if any, and junior in right of payment to all existing and future senior indebtedness of Silver Cinemas, if any. Silver Cinemas does not currently have any other existing debt other than its guarantee of the obligations of its subsidiaries under the Revolving Credit Facility and the debt of its subsidiaries. In addition, Silver Cinemas has granted liens on its assets, including a pledge of the stock of the Guarantors to secure its guarantee of the borrowings under the Revolving Credit Facility and the Guarantors have granted liens on substantially all of their assets as security for the obligations under the Revolving Credit Facility or the guarantees thereof. Because the Notes are not secured by any assets, in the event of a dissolution, bankruptcy, liquidation or reorganization of Silver Cinemas or the Guarantors, holders of the Notes may receive less ratably than the secured creditors under the Revolving Credit Facility.

     Silver Cinemas is dependent on the cash flow of the Guarantors to meet its obligations, including the payment of interest and principal obligations on the Notes when due. Accordingly, Silver Cinemas' ability to make principal, interest and other payments to holders of the Notes when due is dependent on the receipt of sufficient funds from the Guarantors. Receipt of such funds will be restricted by the terms of existing and future indebtedness of the Guarantors, including the Revolving Credit Facility. See "Description of Revolving Credit Facility."

HISTORY OF OPERATING LOSSES


     Silver Cinemas International has had net losses of $5.9 million and $1.2 million for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. The net losses primarily resulted from implementation of the Company's acquisition strategy since its inception in May 1996. StarTime had net losses of $0.3 million and $1.8 million, for the three months ended March 31, 1998 (prior to acquisition by the Company) and the year ended December 31, 1997 respectively. The Company expects to continue to incur net losses for the next several years in connection with integrating the operations of StarTime and Landmark with the Company's operations and in connection with potential future acquisitions. The ability of the Company to generate net income and increase its operating cash flow will depend upon, among other factors, the success of the Acquisitions and the Company's operating performance. There can be no assurance that the Company will achieve net income or increased operating cash flow and the failure to achieve such goals could result in the Company failing to make payments of interest or repay principal of the Notes when due.

RANKING


     The Notes and Guarantees will be subordinated in right of payment to all Senior Debt and Guarantor Senior Debt of the Company and its subsidiaries, including the Revolving Credit Facility. As of June 30, 1998, the Company and its Guarantors had approximately $5.2 million of Senior Debt and Guarantor Senior Debt, all of which would effectively rank senior to the Notes and the Guarantees. In the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company or any of the Guarantors, the assets of the Company or the Guarantors, as the case may be, will be available to pay the Notes and the Guarantees only after all Senior Debt and Guarantor Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes or Guarantees. Additional Senior Debt and Guarantor Senior Debt may be incurred by the Company and the Guarantors from time to time, subject to certain restrictions. See "Description of Revolving Credit Facility" and "Description of Exchange Notes -- Subordination."


BUSINESS RISKS ASSOCIATED WITH THE ACQUISITIONS

     There can be no assurances that the Acquisitions will perform as expected or that the returns from such properties will be sufficient to support the indebtedness incurred to acquire, or the capital expenditures needed to develop, such properties. In particular, there can be no assurance that certain theater level payroll reductions reflected in the "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Acquisition Synergies" will be achieved. The Company developed such reductions based on a general analysis of its operations and those of StarTime and Landmark. Those operations are not directly comparable due to differences in, among other things, screens per theater and markets served. In addition, such payroll reductions will need to be implemented at each individual theater by the theater manager taking into account the individual characteristics of the theater, including its employees, number of screens, physical layout and customer base. The implementation of such reduction at individual StarTime and Landmark theaters may not be achievable as expected in the Company's overall plan.

LIMITED OPERATING HISTORY; ACQUISITION STRATEGY

     The Company was formed in May 1996 and has limited experience in implementing its operating policies and strategies on a broad, national basis. In addition to the Acquisitions, the Company intends to acquire other theaters or groups of theaters. The operation of the Company and any such acquisitions may require additional personnel, assets and cash expenditures and there can be no assurance that the Company will be able to successfully expand and operate such acquisitions profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems and cash reserves and the failure of the Company to meet challenges of any such expansion could have a material adverse effect on the Company's results of operations and financial condition.

     The growth of the Company has been dependent mainly on the Company's ability to acquire theaters. There can be no assurance that the Company will be able to identify additional theaters for acquisition in the future, or that such theaters will be available for acquisition at prices the Company considers reasonable. Failure to acquire additional theaters or the increased prices the Company might be required to pay for additional acquisitions could have a material adverse effect on the Company's growth prospects, as well as its financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend, in large part, on the efforts, abilities and experience of its executive officers and other key employees of the Company. The loss of the services of one or more of such individuals could have a material adverse effect on the Company's business. See "Management."

DEPENDENCE ON MOTION PICTURE PRODUCTION AND PERFORMANCE; RELATIONSHIP WITH FILM DISTRIBUTORS

     The Company's business is dependent upon a number of factors, including the availability of suitable motion pictures for exhibition in its theaters and the performance of such films in the Company's markets. Poor performance of films or a disruption or reduction in the production of motion pictures by studios or independent producers could have a material adverse effect on the Company's business and results of operations. In addition, the Company's business depends to a significant degree on maintaining good relations with the film distributors who are responsible for allocating films to the Company's theaters. If the Company's relationship with one or more of such film distributors were to deteriorate for any reason, the Company might experience difficulties in scheduling the most commercially successful films in its theaters, thereby adversely affecting the Company's results of operations. See "Business -- Film Licensing."

COMPETITION

     The Company competes against local, regional, and national exhibitors, most of which have been in existence significantly longer than the Company and many of which have substantially greater financial resources than the Company. In its markets, the Company competes with first-run, second-run and specialty-film exhibitors. Many of the Company's current and potential competitors have financial, personnel and other resources substantially greater than those of the Company. See "Business -- Competition" for more detailed information on the competitive environment faced by the Company.

CHANGE OF CONTROL

     The Indenture will provide that, upon the occurrence of a Change of Control (as defined), the Company will make an offer to purchase all or any part of the Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Revolving Credit Facility will prohibit the Company from repurchasing any Notes and will require the Company to first repay outstanding borrowings and permanently reduce the commitments thereunder. The Revolving Credit Facility will provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt or Guarantor Senior Debt (as defined) to which the Company or its subsidiaries becomes a party are likely to contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, or if the Company is required to make an Asset Sale Offer pursuant to the terms of the Notes, the Company could seek the consent of its lenders to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company would remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default (as defined) under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt or Guarantor Senior Debt, the subordination provisions of the Indenture would likely restrict payments to the holders of Notes. See "Description of Exchange Notes -- Change of Control."

RESTRICTIVE COVENANTS OF REVOLVING CREDIT FACILITY; INABILITY TO BORROW ADDITIONAL AMOUNTS

     The Revolving Credit Facility contains a number of covenants that significantly restrict the operations of the Company. In addition, the Company is required to comply with specified financial ratios and tests under the Revolving Credit Facility, including the interest coverage ratio, the fixed charge coverage ratio and the leverage ratio. If the Company does not meet such ratios, one consequence will be that the Company will not be able to borrow under the Revolving Credit Facility and may therefore lack the funds necessary to pursue its acquisition strategy and fund its capital expenditure needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As of December 31, 1997, the Company did not comply with the leverage and EBITDA provisions of the Old Credit Facility. These provisions were amended as of January 16, 1998 and March 25, 1998, and the Company obtained a waiver for past noncompliance. Currently, the Company is unable to borrow under either the Revolving Credit Facility or any other credit facility. In order to borrow under the Revolving Credit Facility, the Company and Lenders must amend and restate the credit agreement under the terms set forth in the April 10, 1998 commitment letter. Any future credit agreements or other agreements relating to Senior Debt or Guarantor Senior Debt are likely to contain similar covenants. There can be no assurance that the Company will be able to comply with such restrictions or covenants in the future. The Company's ability to comply with such covenants and other restrictions may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions would result in a default under the Revolving Credit Facility that would permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest, and terminate their commitments to make further extensions of credit thereunder. See "Description of Revolving Credit Facility."

SEASONALITY

     The Company's revenues have historically been seasonal, coinciding with the timing of releases of films by distributors. The Company's quarterly results may also be affected by the timing of the development or acquisition of theaters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or such Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of its Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the creditors of such Guarantor. Among other things, a legal challenge of any Guarantee may focus on the benefits, if any, realized by such Guarantor as a result of the Company's issuance of the Notes. The Indenture will contain a savings clause, which generally will limit the obligations of any Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Guarantor, result in such obligation not constituting a fraudulent conveyance. To the extent a Guarantee was avoided or limited as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Guarantor and would be creditors solely of the Company. In such event, the claims of holders of the Notes against such Guarantor would be subject to the prior payment of all liabilities (including trade payables) of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portion of any Guarantee.

     The measure of insolvency for the purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, is greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. Based upon financial and other information, the Company believes that the Guarantees are being incurred for proper purposes and in good faith and that the Guarantors are solvent and will continue to be solvent after issuing the Guarantees, will have sufficient capital for carrying on their business after such issuance and will be able to pay their debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with such beliefs. See "Description of Exchange Notes -- Guarantees."

FAILURE TO EXCHANGE PRIVATE NOTES

     The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, Holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any Holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own accounts in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on April 16, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on April 16, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date and (iii) commence the Exchange Offer and use its best efforts to issue, on or prior to 30 days after the date on which the Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Private Notes tendered prior thereto in the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a Holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any Holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such Holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to any of the rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $100.0 million in aggregate principal amount of the Private Notes are outstanding. Only a registered Holder of the Private Notes (or such Holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered Holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, and (ii) mail to the registered Holders an announcement thereof which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its reasonable discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 10 1/2% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 1998. Holders of Exchange Notes will receive interest on October 15, 1998 from the date of initial issuance of the Private Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

     Only a registered Holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below.

     The tender by a Holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Private Notes listed therein, such Letter of Transmittal must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such Holder of Private Notes in connection with the Exchange Offer are being acquired by such Holder in the ordinary course of the respective business of such Holder, (ii) such Holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such Holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such Holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such Holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,
(vi) such Holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such Holder in exchange for Private Notes acquired by such Holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such Holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Notes for such Holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such Holder will be required to acknowledge in the Letter of Transmittal that such Holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

     If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the Holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering Holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes) and (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its reasonable discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Private Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of Holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such Holders (including any broker-dealers) and certain parties related to such Holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any Holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to one year from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request during such one year period.

LIQUIDATED DAMAGES

     In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities (as defined below), with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities held by such Holder. Transfer Restricted Securities shall mean each Private Note until (i) the date on which such Private Note has been exchanged for an Exchange Note in the Exchange Offer,
(ii) following the exchange by a broker-dealer in the Exchange Offer of such Private Note for one or more Exchange Notes, the date on which such Exchange Notes are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or (iv) the date on which such Private Note is distributed to the public pursuant to Rule 144(k) under the Securities Act. The amount of Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the accrual of all Liquidated Damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the Holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

     Holders of Transfer Restricted Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Agreement and benefit from the provisions regarding Liquidated Damages set forth above.

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:           By Hand Delivery:
    Norwest Bank Minnesota,               Northstar East Bldg.
      National Association                  608 2nd Ave. S.
   Corporate Trust Operations                  12th Floor
         P.O. Box 1517                    Corporate Trust Ser.
   Minneapolis, MN 55480-1517               Minneapolis, MN
     By Overnight Delivery:                  By Facsimile:
    Norwest Bank Minnesota,                  (612) 667-4927
      National Association
   Corporate Trust Operations
         Norwest Center                   Confirm by Telephone
      Sixth and Marquette                    (612) 667-9764
   Minneapolis, MN 55480-0113

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the Exchange Offer.

                  CASH AND CASH EQUIVALENTS AND CAPITALIZATION


     The following table sets forth the cash and cash equivalents and capitalization of Silver Cinemas as of June 30, 1998. See "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements of Silver Cinemas, Landmark and StarTime, including the related notes thereto, "Unaudited Pro Forma Financial Data" and "Selected Consolidated Financial and Operating Data" included elsewhere in this Prospectus.



                                                              JUNE 30, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................     $ 10,627
                                                                 ========
Debt (including current maturities):
  Old Credit Facility(1)....................................     $     --
  Revolving Credit Facility(2)..............................           --
  10 1/2% Senior Subordinated Notes due 2005................      100,000
  Capital leases............................................        4,927
  Other.....................................................          220
                                                                 --------
          Total debt........................................      105,147
                                                                 --------
Stockholders' equity(3).....................................       20,948
                                                                 --------
Total capitalization........................................     $126,095
                                                                 ========


---------------

(1) Concurrently with the Private Offering, the Company paid all of the existing indebtedness under the Old Credit Facility (approximately $20.1 million as of April 16, 1998).


(2) DLJ Capital Funding, Inc. has committed to provide the Company with a five year revolving credit facility with aggregate availability of $40.0 million. See "Description of Revolving Credit Facility."

(3) On March 3, 1998, the Company issued an aggregate of $10.0 million of additional equity consisting of Series A Preferred Stock and Common Stock to Brentwood. Concurrently with the Private Offering, DLJ Fund Investment Partners II, L.P. purchased $3.0 million of Silver Cinemas' equity consisting of Series A Preferred Stock and Common Stock.

                       UNAUDITED PRO FORMA FINANCIAL DATA


     The following unaudited pro forma financial data (the "Pro Forma Financial Data") has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Silver Cinemas which give effect to the Transactions as if each such transaction had been completed as of the beginning of the period presented.



     The Pro Forma Financial Data assume that the Company acquired all of the theaters subject to the StarTime Asset Purchase Agreement and the Landmark Asset Purchase Agreement as of the beginning of the period presented.


     The purchase prices of the Acquisitions were determined based upon arm's length negotiations between Silver Cinemas and the respective sellers and have been allocated primarily to theater properties and equipment and goodwill. Management believes no material change to these preliminary purchase price allocations will result from the final determination of the fair market values of the net assets acquired.

     The Pro Forma Financial Data does not give effect to any events occurring after consummation of the Acquisitions, other than increased other revenues from new screen advertising agreements, reduced concession supplies costs associated with a new fountain drink contract and reduced expenses associated with new insurance agreements, which were negotiated by the Company as a result of the higher combined attendance and drink sales and a more diversified real estate portfolio anticipated from the Acquisitions; and reduced general and administrative expenses as a result of the absorption of such costs by the Company's post-Transactions overhead structure.

     Although management believes that additional revenue enhancements, cost reductions, and operating expense synergies will be realized after the Company has integrated the acquired businesses and has consolidated administrative functions (which may take up to a year to achieve), including (i) increased other revenues associated with an increase in vending machine sales and other advertising revenue, (ii) reduced theater-level payroll at StarTime and Landmark associated with a reduction in theater level employees, the reorganization of employees' work schedules and the diversification of employees' functions at Landmark theaters; (iii) reduced advertising expenses at StarTime as a result of consolidated advertisements and utilizing free directory advertisements in a local newspaper for the Company's three theaters located in Denver, Colorado; and (iv) elimination of one-time items associated with outside consultants, such adjustments are not provided for in the definition of "pro forma" pursuant to Regulation S-X under the Securities Act and these items have not been reflected in the Pro Forma Financial Data. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisition Synergies," "Risk Factors -- Business Risks Associated with the Acquisitions" and "Risk
Factors -- Risk of Failure to Obtain Landlord Consents."

     The Pro Forma Financial Data is subject to numerous assumptions and estimates that are subject to change and, in many cases, are beyond the control of the Company. The Pro Forma Financial Data should be read in conjunction with the historical financial statements of Silver Cinemas, Landmark and StarTime and the notes thereto.

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)


                                SILVER                                   HISTORICAL    PRO FORMA
                                CINEMAS   STARTIME   LANDMARK   AMC(2)    COMBINED    ADJUSTMENTS      PRO FORMA
                                -------   --------   --------   ------   ----------   -----------      ---------
                                                                 (IN THOUSANDS)
Revenues:
  Admissions..................  $10,368   $16,554    $45,903    $1,547    $74,372       $(1,500)(3)     $72,872
  Concessions.................   8,098     12,522     10,061    1,164      31,845          (880)(3)      30,965
  Other.......................     296        756        990       61       2,103           348(3,4)      2,451
                                -------   -------    -------    ------    -------       -------         -------
         Total................  18,762     29,832     56,954    2,772     108,320        (2,032)        106,288
Costs and expenses:
  Costs of operations:
    Film rentals..............   4,484      5,710     20,734      627      31,555          (538)(3)      31,017
    Concession supplies.......   1,462      2,027      2,096      193       5,778          (785)(3,4)     4,993
    Salaries and wages........   3,065      5,643      9,448      668      18,824          (542)(3)      18,282
    Facility leases...........   2,813      5,989      5,596      381      14,779          (502)(3)      14,277
    Advertising...............     755      1,280      2,478      161       4,674          (192)(3)       4,482
    Utilities and other.......   3,523      6,789      5,470      542      16,324          (859)(3,4)    15,465
    General and
      administrative..........   1,901      1,393      5,191                8,485        (2,773)(5)       5,712
    Depreciation and
      amortization............   1,479      3,039      4,929                9,447          (221)(6,7,9)    9,226
                                -------   -------    -------    ------    -------       -------         -------
         Total................  19,482     31,870     55,942    2,572     109,866        (6,412)        103,454
                                -------   -------    -------    ------    -------       -------         -------
Operating income (loss).......    (720)    (2,038)     1,012      200      (1,546)        4,380           2,834
Interest expense..............    (353)      (941)      (748)              (2,042)       (9,154)(8)     (11,196)
Amortization of debt issue
  costs.......................     (55)                                       (55)         (745)(8)        (800)
Interest income and other
  (expense), net..............     (28)        95                              67                            67
                                -------   -------    -------    ------    -------       -------         -------
Income (loss) before income
  taxes.......................  (1,156)    (2,884)       264      200      (3,576)       (5,519)         (9,095)
Income tax expense
  (benefit)...................      17     (1,102)       496                 (589)          689(10)         100
                                -------   -------    -------    ------    -------       -------         -------
Net income (loss).............  $(1,173)  $(1,782)   $  (232)   $ 200     $(2,987)      $(6,208)        $(9,195)
                                =======   =======    =======    ======    =======       =======         =======
EBITDA(1).....................  $  759    $ 1,001    $ 5,941    $ 200     $ 7,901       $ 4,159         $12,060
                                =======   =======    =======    ======    =======       =======         =======

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1998

                                 (IN THOUSANDS)


                         SILVER                                   HISTORICAL    PRO FORMA
                         CINEMAS   STARTIME   LANDMARK   AMC(2)    COMBINED    ADJUSTMENTS      PRO FORMA
                         -------   --------   --------   ------   ----------   -----------      ---------
REVENUES:
  Admissions...........  $15,828    $3,582    $14,121     $325      $33,856      $  (194)(3)     $33,662
  Concessions..........   8,030      2,799      3,145      244       14,218         (146)(3)      14,072
  Other................     476        128        265       15          884          190(3,4)      1,074
                         -------    ------    -------     ----      -------      -------         -------
         Total.........  24,334      6,509     17,531      584       48,958         (150)         48,808
COSTS AND EXPENSES:
  Cost of Operations:
    Film Rentals.......   6,784      1,203      6,411      145       14,543          (51)(3)      14,492
    Concession
      supplies.........   1,370        416        619       49        2,454         (343)(3,4)     2,111
    Salaries and
      wages............   4,639      1,253      2,888      140        8,920          (73)(3)       8,847
    Facility leases....   4,122      1,505      1,760       81        7,468          (99)(3)       7,369
    Advertising........   1,181        280        365       31        1,857          (33)(3)       1,824
    Utilities and
      other............   4,147      1,539      1,678      130        7,494         (137)(3,4)     7,357
  General and
    administrative.....   2,148        315      3,044                 5,507       (2,147)(5)       3,360
  Depreciation and
    amortization.......   2,419        387      1,508                 4,314          341(6,7)      4,655
                         -------    ------    -------     ----      -------      -------         -------
         Total.........  26,810      6,898     18,273      576       52,557       (2,542)         50,015
                         -------    ------    -------     ----      -------      -------         -------
Operating income
  (loss)...............  (2,476)      (389)      (742)       8       (3,599)       2,392          (1,207)
Interest expense.......  (2,410)      (163)      (190)               (2,762)      (2,865)(8)      (5,627)
Amortization of debt
  issue costs..........  (1,145)                                     (1,145)         744(2)         (401)
Interest income and
  other (expense),
  net..................     151         12                              163                          163
                         -------    ------    -------     ----      -------      -------         -------
Income (loss) before
  income taxes.........  (5,880)      (540)      (932)       8       (7,343)         271          (7,072)
Income tax expense
  (benefit)............      24       (205)       392                   211          (61)(10)        150
                         -------    ------    -------     ----      -------      -------         -------
Net income (loss)......  $(5,904)   $ (335)   $(1,324)    $  8      $(7,554)     $   332         $(7,222)
                         =======    ======    =======     ====      =======      =======         =======
EBITDA(1)..............  $  (57)    $   (2)   $   766     $  8      $   715      $ 2,733         $ 3,448
                         =======    ======    =======     ====      =======      =======         =======

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER ATTENDEE DATA)

 (1) The term EBITDA, as used herein, represents operating income plus depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, the Company has included information concerning EBITDA in this Prospectus because it is used by certain investors and analysts as a measure of a company's ability to service its debt obligations. EBITDA should not be used as an alternative to, or be considered more meaningful than, operating income, net income, or cash flow as an indicator of the Company's operating performance.

 (2) Derived from the unaudited combined theater-level historical 1997 operating results of three theaters acquired through the AMC Acquisition.

 (3) Reflects the elimination of revenues and costs of theaters not purchased in the StarTime Acquisition and the Landmark Acquisition and reflects the Acquisition of Landmark's Main Art Theater, which occurred in June 1997, as if it had occurred on January 1, 1997.

 (4) Reflects an increase in other revenues as a result of new on-screen advertising agreements not previously in effect for Silver Cinemas and Landmark. Concession supplies costs have been reduced to reflect cost savings for Silver Cinemas, StarTime and Landmark associated with the negotiation of a new fountain drink contract. Utilities and other costs have been reduced to reflect cost savings associated with the negotiation of new insurance agreements for Silver Cinemas' theaters. The Company was able to negotiate these new agreements as a result of the Acquisitions and the higher combined attendance and drink sales and the more diversified real estate portfolio of the combined operations. These new agreements are reflected in the following pro forma adjustments:


                                                      SIX MONTHS            YEAR ENDED
                                                  ENDED JUNE 30, 1998    DECEMBER 31, 1997
                                                  -------------------    -----------------
Increase in other revenue.......................         $188                  $375
Decrease in concession supplies cost............          326                   650
Decrease in utilities and other costs...........            7                   125



 (5) Reflects the elimination of general and administrative costs of $1,143 and $252 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, for StarTime because such costs will be absorbed by the Company's existing overhead structure after the consummation of the Acquisitions. In addition, general and administrative expenses of $1,630 and $1,895 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, have been eliminated for Landmark officers and administrative employees not hired or replaced by the Company and for employment contract adjustments upon the consummation of the Landmark Acquisition.


 (6) Reflects an increase in depreciation expense to reflect differences between pro forma depreciation expense based on the fair values of acquired theater properties and equipment over useful lives of ten to 20 years and historical depreciation expense over useful lives primarily ranging from three to 40 years.


                                                      SIX MONTHS            YEAR ENDED
                                                  ENDED JUNE 30, 1998    DECEMBER 31, 1997
                                                  -------------------    -----------------
Pro forma depreciation expense..................        $ 3,085               $ 6,081
Historical depreciation expense.................         (3,324)               (5,984)
                                                        -------               -------
Pro forma adjustment............................        $  (239)              $    97
                                                        =======               =======


 (7) Reflects an increase in amortization expense to reflect the difference between historical amortization expense and amortization of the purchase price amounts allocated to the fair values of (i) goodwill (over 20 years), and (ii) other identifiable intangible assets, such as organization costs and non-competition agreements, over the life of the related intangible asset (generally four to five years).

                                                      SIX MONTHS            YEAR ENDED
                                                  ENDED JUNE 30, 1998    DECEMBER 31, 1997
                                                  -------------------    -----------------
Pro forma amortization expense:
  Goodwill......................................        $1,300                $ 2,610
  Other intangible assets.......................           270                    535
                                                        ------                -------
                                                         1,570                  3,145
Historical amortization expense:
  Goodwill......................................          (802)                (1,840)
  Other intangible assets.......................          (188)                  (370)
                                                        ------                -------
          Pro forma adjustment..................        $  580                $   935
                                                        ======                =======



     Pro forma other intangible assets as of June 30, 1998 include net organizational costs of $52.


     In April 1998, the AICPA issued Statement of Policy 98-5 -- "Reporting on the Costs of Start Up Activities", which provides guidance on the financial reporting of organizational costs and is effective for fiscal years beginning after December 15, 1998. Initial application should be reported as the cumulative effect of a change in accounting principles resulting in the write off of unamortized organizational costs as of January 1, 1999 and expensing of such costs as incurred, thereafter.

 (8) Reflects interest expense on the Notes, amortization of debt issue costs and the elimination of historical interest expense associated with indebtedness repaid in connection with the Private Offering.


                                                      SIX MONTHS            YEAR ENDED
                                                 ENDED JUNE 30, 1998     DECEMBER 31, 1997
                                                 --------------------    -----------------
Historical combined interest expense...........         $2,735                $ 2,097
Less: Amounts in historical combined for
  refinanced and extinguished debt.............           (168)                (1,401)
Add: Interest expense on Senior Subordinated
  Notes........................................          3,033                 10,500
  Amortization of debt issue costs.............            400                    800
                                                        ------                -------
          Pro forma interest expense...........         $6,000                $11,996
                                                        ======                =======



 (9) Reflects the elimination of theater asset impairment costs of $1,253 for StarTime during the year ended December 31, 1997.


(10) Reflects income tax provision for state income taxes. No federal income tax provision has been provided due to the net loss in the Unaudited Pro Forma Consolidated Statements of Operations.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

SILVER CINEMAS


     The following table sets forth selected consolidated financial and operating data for Silver Cinemas derived from the audited financial statements for the periods ended and as of December 31, 1996 and 1997 and from unaudited financial statements for the six months ended and as of June 30, 1997 and 1998. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Silver Cinemas' consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.



                                                  PERIOD FROM
                                                 MAY 10, 1996                        SIX MONTHS ENDED
                                              (DATE OF INCEPTION)    YEAR ENDED          JUNE 30,
                                                TO DECEMBER 31,     DECEMBER 31,    ------------------
                                                     1996               1997         1997       1998
                                              -------------------   ------------    -------    -------
                                                    (IN THOUSANDS, EXCEPT
                                                   THEATER AND SCREEN DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues..................................       $  1,420           $18,762       $ 8,739    $24,334
  Theater operating costs...................          1,219            16,102         7,316     22,243
  General and administrative expenses.......            577             1,901           840      2,148
  Depreciation and amortization.............            103             1,479           667      2,419
  Operating loss............................           (479)             (720)          (84)    (2,476)
  Interest expense..........................             --               353           125      2,410
  Amortization of debt issue costs..........             --                55            14      1,145
  Net loss..................................           (382)           (1,173)         (170)    (5,903)
CONSOLIDATED OTHER FINANCIAL DATA:
  Deficiency of earnings to fixed
     charges(1).............................       $   (382)          $(1,156)      $  (168)   $(5,879)
  Theater level cash flow(2)................            201             2,660         1,423      2,091
  Theater level cash flow margin(3).........           14.2%             14.2%         16.3%       8.6%
  EBITDA(4).................................       $   (376)          $   759       $   583    $   (57)
  Net cash provided (used) by operating
     activities.............................            733               757           558      4,196
  Net cash provided (used) by investing
     activities.............................        (13,180)           (9,047)       (7,830)   (95,978)
  Net cash provided (used) by financing
     activities.............................         17,156             3,857         2,781    102,132
  Capital expenditures(5)...................            182             4,556         3,170      6,556
THEATER DATA:
  Theaters..................................             18                27            22        108
  Screens...................................            102               165           137        538
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD
  END):
  Cash and cash equivalents.................       $  4,709           $   276       $   219    $10,627
  Theater properties and equipment -- net...          3,361             8,688         7,822     66,175
  Total assets..............................         17,827            21,927        20,516    136,818
  Total long-term debt, including current
     portion................................          2,000             6,597         4,750    105,147
  Stockholders' equity......................         14,774            13,633        14,635     20,948


---------------
(1) Earnings consist of net loss before taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

(2) Theater level cash flow represents operating income plus depreciation and amortization plus general and administrative expenses. The Company believes theater level cash flow provides useful information regarding the Company's ability to generate cash flow at the theater level; however, theater level cash flow does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for cash flow from operations as an indicator of operating performance or as a measure of liquidity.

(3) Theater level cash flow margin represents theater level cash flow divided by revenues.

(4) EBITDA represents operating income plus depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance, cash flow or as a measure of liquidity.

(5) Capital expenditures includes only the amounts expended for purchase of property and equipment.

LANDMARK


     The following table sets forth selected consolidated financial and operating data for Landmark derived from the audited financial statements for the periods ended and as of December 31, 1997, December 31, 1996, June 30, 1996 and March 31, 1996 and for the period ended March 31, 1995, and from unaudited financial statements for the three months ended and as of March 31, 1997 and 1998 and for the period ended March 31, 1994. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Landmark's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. A MAJOR PORTION OF COMPANY'S BUSINESS AND ASSETS WAS ACQUIRED FROM LANDMARK, AND FOR ACCOUNTING PURPOSES ONLY, LANDMARK SHOULD BE CONSIDERED A PREDECESSOR OF COMPANY PURSUANT TO RULE 405 OF REGULATION C OF THE SECURITIES ACT.


                                                                   THREE MONTHS    SIX MONTHS                     THREE MONTHS
                            YEAR ENDED   YEAR ENDED   YEAR ENDED      ENDED          ENDED        YEAR ENDED     ENDED MARCH 31,
                            MARCH 31,    MARCH 31,    MARCH 31,      JUNE 30,     DECEMBER 31,   DECEMBER 31,   -----------------
                               1994         1995         1996          1996           1996           1997        1997      1998
                            ----------   ----------   ----------   ------------   ------------   ------------   -------   -------
                                                    (IN THOUSANDS, EXCEPT THEATER, SCREEN AND RATIO DATA)
                                                                  (PREDECESSOR)                                       (SUCCESSOR)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Revenues................   $41,588      $46,401      $51,143       $11,576        $29,581        $56,954      $17,023   $15,660
  Theater operating
    costs.................    32,949       37,654       42,105        10,244         23,305         45,822       13,070    12,194
  General and
    administrative
    expenses..............     3,293        3,634        4,225         1,189          2,426          5,191        1,210     1,357
  Depreciation and
    amortization..........     2,983        3,241        3,569           906          2,237          4,929        1,177     1,290
  Operating income........     2,363        1,872        1,244          (763)         1,613          1,012        1,566       819
  Interest expense........       531          516          716           237            458            748          215       162
  Net income (loss).......     1,100          700          207          (647)           495           (232)         651       265
CONSOLIDATED OTHER
  FINANCIAL DATA:
  Ratio of earnings to
    fixed charges(1)......     1.84x        1.54x        1.18x                        1.69x          1.09x        2.82x     1.93x
  Deficiency of earnings
    available to cover
    fixed charges(1)......                                           $(1,000)
  Theater level cash
    flow(2)...............   $ 8,639      $ 8,747      $ 9,038         1,332        $ 6,276        $11,132      $ 3,953   $ 3,466
  Theater level cash flow
    margin(3).............      20.8%        18.9%        17.7%         11.5%          21.2%          19.5%        23.2%     22.1%
  EBITDA(4)...............   $ 5,346      $ 5,113      $ 4,813       $   143        $ 3,850        $ 5,941      $ 2,742   $ 2,109
THEATER DATA:
  Theaters................        45           50           52            52             50             49           50        49
  Screens.................       103          125          140           140            138            140          138       140

CONSOLIDATED BALANCE SHEET DATA
  (AT PERIOD END):
  Cash and cash
    equivalents...........                                                          $ 1,192        $ 2,004      $    --   $   577
  Theater properties and
    equipment -- net......                                                           35,632         35,023       34,879    35,795
  Total assets............                                                           61,476         60,749       58,746    59,835
  Total long-term debt and
    capital leases,
    including current
    portion...............                                                            8,583          6,371        8,197     6,179
  Shareholder's equity....                                                           36,660         41,309       45,160    41,574

---------------
(1) Earnings consist of net income before taxes, plus fixed charges. Fixed charges consist of interest expense, and one third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

(2) Theater level cash flow represents operating income plus depreciation and amortization plus general and administrative expenses. The Company believes theater level cash flow provides useful information regarding the Company's ability to generate cash flow at the theater level; however, theater level cash flow does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for cash flow from operations as an indicator of operating performance or as a measure of liquidity.

(3) Theater level cash flow margin represents theater level cash flow divided by revenues.

(4) EBITDA represents operating income plus depreciation and amortization. The Company believes that EBITDA provides useful information regarding the Company's ability to service its debt; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance, cash flow or as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Unaudited Pro Forma Financial Data" and the consolidated financial statements, including notes thereto, of Silver Cinemas and Landmark appearing elsewhere in this Prospectus. Certain information in this section includes forward-looking statements. Such forward-looking statements relate to the Company's financial condition, results of operations, expansion plans and business. Actual results could differ materially from the forward-looking statements due to, among other things, the risks and uncertainties noted under the heading "Risk Factors" in this Prospectus.

OVERVIEW

     Silver Cinemas was formed by Steve Holmes, Tom Owens and Brentwood in May 1996 to effect a consolidation and build-up of specialty-film and second-run theaters in the fragmented motion picture exhibition industry. Silver Cinemas' strategy is to acquire theaters in underserved markets, to upgrade and expand theaters to provide a high-quality movie-going experience and to improve profitability by combining certain administrative functions, obtaining volume purchasing discounts and executing tighter operating controls.

     Since its inception, Silver Cinemas has experienced rapid revenue growth through theater acquisition and the development of new theaters. During fiscal year 1996, Silver Cinemas acquired 18 theaters with 102 screens. During fiscal year 1997, Silver Cinemas acquired eight additional theaters with a total of 52 screens, constructed one theater with ten screens and added one screen to an existing theater. By December 31, 1997, Silver Cinemas operated 27 theaters with an aggregate of 165 screens in ten states. See "Business -- Recent and Pending Acquisitions" and "Business -- Recent and Pending Theater Construction." Silver Cinemas has been able to effect superior improvements in the operating performance of the acquired theaters. For example, Silver Cinemas' first two acquisitions, Movie One and MI Theaters, have shown theater level cash flow increases of 31.7% for the nine months ended September 30, 1997 compared to the same period during 1996, prior to Silver Cinemas' ownership of the theaters. Silver Cinemas expects that its future revenue growth will be derived primarily from the operation of its existing theaters, the acquisition and construction of new theaters and the addition of screens and seating to existing theaters.

RESULTS OF OPERATIONS OF SILVER CINEMAS

     The following table sets forth, for the periods indicated, Silver Cinemas' operating results in thousands of dollars and as a percentage of total revenues:


                                               PERIOD FROM
                                               MAY 10, 1996
                                           (DATE OF INCEPTION)                                  SIX MONTHS ENDED JUNE 30,
                                             TO DECEMBER 31,           YEAR ENDED         --------------------------------------
                                                   1996             DECEMBER 31, 1997           1997                 1998
                                           --------------------     -----------------     ----------------     -----------------
Revenues:
  Admissions.............................   $  787        55.4%     $10,368      55.3%    $4,836      55.3%    $15,829      65.0%
  Concessions............................      610        43.0        8,098      43.2      3,794      43.4       8,030      33.0
  Other..................................       23         1.6          296       1.5        109       1.3         476       2.0
                                            ------       -----      -------     -----     ------     -----     -------     -----
        Total............................    1,420       100.0       18,762     100.0      8,739     100.0      24,335     100.0
Costs and expenses:
  Cost of operations:
    Film rentals.........................      378        26.6        4,484      23.9      2,098      24.0       6,784      27.9
    Concession supplies..................      111         7.8        1,462       7.8        667       7.6       1,370       5.6
    Salaries and wages...................      276        19.4        3,065      16.3      1,252      14.3       4,639      19.1
    Facility leases......................      207        14.6        2,813      15.0      1,291      14.8       4,122      16.9
    Advertising..........................       46         3.2          755       4.0        282       3.2       1,181       4.9
    Utilities and other..................      201        14.2        3,523      18.8      1,726      19.8       4,147      17.1
                                            ------       -----      -------     -----     ------     -----     -------     -----
        Total............................    1,219        85.8       16,102      85.8      7,316      83.7      22,243      91.5
                                            ------       -----      -------     -----     ------     -----     -------     -----
General and administrative expenses......      577        40.6        1,901      10.1        840       9.6       2,148       8.8
Depreciation and amortization............      103         7.3        1,479       7.9        667       7.7       2,419       9.9
                                            ------       -----      -------     -----     ------     -----     -------     -----
Operating income (loss)..................   $ (479)      (33.7)%    $  (720)     (3.8)%   $  (84)     (1.0)%   $(2,476)    (10.2)%
                                            ======       =====      =======     =====     ======     =====     =======     =====

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM MAY 10, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

     Meaningful comparisons of the year ended December 31, 1997 and the period from May 10, 1996 to December 31, 1996 are not possible given the short operating history of those theaters purchased late in 1996. The significant increases from 1996 to 1997 in revenue, expenses and depreciation and amortization are the result of operating 18 theaters acquired in 1996 for a full year, plus the additional nine theaters acquired throughout 1997. The following presents the primary revenue and expense categories for Silver Cinemas.

     Revenues. Silver Cinemas' revenues are generated primarily from box office admission receipts and concession sales. For the year ended December 31, 1997 and the period from May 10, 1996 (date of inception) to December 31, 1996, admissions revenues comprised approximately 55% of total revenues for both periods and concessions revenues comprised approximately 43% of total revenue for both periods. The remaining approximately 2% of revenue for those periods was derived primarily from electronic video games located in theater lobbies.

     Admissions Revenues. Box office admission receipts are based on the level of theater attendance and the average ticket price. Attendance levels are primarily affected by the commercial appeal of released films, and to a lesser extent, by the comfort and quality of the theater, competition from other local theaters and population growth in the geographic markets Silver Cinemas serves. Silver Cinemas' ticket prices vary throughout the circuit depending upon such things as type of theater (second-run or first-run), local competition and local economies, as well as special discounts and pricing promotions. Admissions revenue is recorded net of applicable sales taxes.

     Concessions Revenues. Concessions revenues represent a significant portion of a theater's overall profitability. Silver Cinemas' primary concession products are soft drinks, popcorn, candy and certain other products on a regional basis. The majority of concession products are generally offered in three or four sizes. Retail prices are determined according to size as well as local competition. Concessions revenues are recorded net of applicable sales taxes.

     In an effort to increase concession sales, Silver Cinemas is constantly reviewing new products, adjusting pricing, creating convenience and value-oriented combinations, and continually training concession personnel in the techniques of up-selling and cross selling. In addition Silver Cinemas has remodeled concession stands at certain theaters to make them more efficient and attractive. Theater managers and assistant managers are motivated through concession commission programs.

     Film Rental Expenses. Film rental fees are paid directly to the film distribution companies and are directly related to the popularity of a film and the length of time since that film's release. Film rental costs are calculated on a percentage of admission revenues and generally decline the longer the film has been showing. Most terms of film licenses are finalized subsequent to exhibition of the film in a process known as "settlement." The final terms of the film licenses consider, among other things, the actual success of a film relative to original expectations and the exhibitor's relationship with the film distributor.

     Concession Supplies Expenses. Concession supplies are regularly purchased in bulk through Silver Cinemas' distributors and vendors. Concession product is generally ordered weekly from the distributors in order to prevent the build-up of inventory at the theaters. Concession costs also include the cost of spoiled and wasted concession inventory.

     Salaries and Wage Expenses. Salaries and wages include payroll taxes, employee benefits, commissions on concession sales and bonuses for the theater managers and all theater staff. Typically only the theater manager and the assistant manager are paid a base salary. The wages paid to the remaining staff are based on an hourly wage rate.

     Silver Cinemas continually adjusts staffing levels based upon attendance levels. In order to monitor payroll levels, management measures salary and wage expense in relation to attendance through payroll per attendee. For the year ended December 31, 1997, Silver Cinemas experienced payroll per attendee of $0.49.

     Facility Lease Expenses. Facility lease expenses consist primarily of a fixed monthly minimum rent payment. In addition, several theater leases contain contingency rent that is based on a percentage of revenue after such revenue reaches a certain dollar amount.

     Advertising Expenses. The largest component of advertising costs consists of daily movie directories placed in local newspapers to advertise Silver Cinemas' theaters and showtimes. In select markets Silver Cinemas participates in "co-op" arrangements whereby the exhibitors in those markets share the cost of film advertisement in newspapers with the film distributors. The cost of newspaper ads is generally based on the size of the directory. Silver Cinemas anticipates lowering advertising costs in those cities which have multiple theaters as a result of the Acquisitions. The savings will be realized through consolidating directory ads and receiving greater purchasing discounts.

     Utilities and Other Expenses. Utilities and other expenses consist primarily of utilities, insurance, property taxes, repair and maintenance and cleaning.

     General and Administrative Expenses. General and administrative expenses are comprised of various expenses related to the management and operation of its theaters and consist primarily of management and office salaries, payroll taxes, related employee benefit costs, professional fees, insurance costs and general office expenses.

     Depreciation and Amortization. Depreciation and amortization expense includes the depreciation of theater equipment and buildings, the amortization of theater lease costs, goodwill, and certain non-compete agreements.


SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



     Revenues. For the six months ended June 30, 1998 and the six months ended June 30, 1997, admissions revenues comprised approximately 65.0% and 55.3% of total revenues, respectively and concession revenues comprised approximately 33.0% and 43.4% of total revenues, respectively. The change in mix of revenue is primarily the result of the addition of 53 specialty-film theaters acquired from Landmark. The specialty film theaters' admission price is significantly higher than that of the Company's second-run theaters, which comprised the majority of the theaters operated by the Company in fiscal year 1997.



     The remaining approximately 2.0% of revenue for the six months ended June 30, 1998 was derived primarily from electronic video games located in theater lobbies and revenue generated through film screening at the Company's specialty-film theaters.



     Admissions Revenues. Admissions revenue increased $11.0 million or 227.3% to $15.8 million during the six months ended June 30, 1998. The increased admission revenue was primarily the result of the addition of 88 newly acquired or constructed theaters representing 412 screens. The average ticket price for the circuit increased from $1.66 to $2.66 primarily as the result of the additional 53 specialty theaters acquired from Landmark which have significantly higher ticket prices relative to the Company's second-run theaters.



     Concessions Revenues. Concession revenue increased $4.2 million or 111.6% to $8.0 million during the six months ended June 30, 1998. The increased concession revenue was primarily the result of the newly acquired and constructed theaters and a 3.8% increase in the average concession sale per attendee from $1.30 to $1.35 due to upselling sales techniques and retail price adjustments.



     Film Rental Expenses. Film rental expenses as a percentage of admissions revenues was relatively flat at 42.9% for the six months ended June 30, 1998 compared to 43.4% for the six months ended June 30, 1997.



     Concession Supplies Expenses. Concession costs as a percentage of concession revenue decreased from 17.6% of concession sales to 17.1% primarily due to the negotiation of lower wholesale prices, standardizing menus, and the adjustment of retail prices to reflect local market conditions for those theaters operated more than six months. The benefit of these programs should be recognized by the newly acquired theaters in future quarters as the Company implements its concession policies and pricing. The decrease was partially offset by the sale of items previously purchased under prior management at prices higher than the Company pays under its negotiated concessions supply rates.

     Salaries and Wage Expenses. Payroll expense increased from $1.3 million for the six months ended June 30, 1997 to $4.6 million for the six months ended June 30, 1998 due primarily to the addition of the newly acquired and constructed theatres.



     Facility Lease Expenses. Facility leases increased $2.8 million to $4.1 million for the six months ended June 30, 1998 from $1.3 million for the six months ended June 30, 1997. The increase in facility lease expense is primarily attributable to the additional theatres acquired and constructed during 1998.



     Advertising Expenses. Advertising expenses increased $0.9 million or 319.5% from the six months ended June 30, 1998 compared to the six-month period ended June 30, 1997. Advertising expenses comprised 4.9% and 3.2% of total revenues for the six months ended June 30, 1998 and the six months ended June 30, 1997 respectively. The higher percentage for the six months ended June 30, 1998 was due primarily to the additional cost of marketing the specialty and independent film product at the Company's Landmark theaters.



     Utilities and Other Expenses. Utilities and other expenses increased from $1.7 million to $4.1 million for the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increase was primarily the result of the additional theaters operated at June 30, 1998 compared to June 30, 1997.



     General and Administrative Expenses. General and administrative expenses increased from $0.8 million to $2.1 million for the six months ended June 30, 1998 compared to the six months ended June 30, 1997. The increase was primarily the result of increased payroll costs associated with the Company's expansion.



     Depreciation and Amortization. Depreciation and amortization increased $1.7 million to $2.4 million for the six months ended June 30, 1998 from $0.7 million for the six months ended June 30, 1997. The increase was primarily the result of theater property additions associated with the Company's expansion efforts.



     Operating Income (Loss). The operating loss for the six months ended June 30, 1998 increased by $2.4 million to $(2.5) million or (10.2%) of total revenues, compared to an operating loss of $(0.1) million, or (1.0%) of total revenues, for the six months ended June 30, 1997.



     Interest Expense. Cash interest expense increased in the first six months of fiscal 1998 by $2.3 million from $0.1 million for the first six months of fiscal 1997. The increase was primarily due to the Company's issuance of $100 million of the Private Notes.



     Net Loss. Net loss for the first six months of fiscal 1998 increased to $(5.9) million from a loss of $(0.2) million in the first six months of fiscal 1997. The increase of the net loss reflects primarily the additional depreciation and amortization associated with the newly acquired theaters and screens, and the increase in interest expense.

RESULTS OF OPERATIONS OF LANDMARK


     The following table sets forth the predecessor basis three month periods ended March 31 and June 30, 1996 and the successor basis six month period ended December 31, 1996 to arrive at a total for the 12 months ended December 31, 1996, which is compared to the year ended December 31, 1997 of Landmark. Management of Silver Cinemas has arrived at the total for the 12 months ended December 31, 1996 by combining, without adjustments, the three and six month periods with the three month period. The three month period ended March 31, 1996 has not been derived from audited financial statements. This three month period has been provided to Silver Cinemas by Landmark. This information is provided herein for the purpose of constructing a period for comparison with the year ended December 31, 1997; however, Silver Cinemas makes no representations as to its usefulness for such purpose. The information for the three month periods ended March 31, 1997 and 1998 was derived from unaudited interim financial statements. The following discussion should be read in conjunction with Landmark's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. A MAJOR PORTION OF COMPANY'S BUSINESS AND ASSETS WAS ACQUIRED FROM LANDMARK, AND FOR ACCOUNTING PURPOSES ONLY, LANDMARK SHOULD BE CONSIDERED A PREDECESSOR OF COMPANY PURSUANT TO RULE 405 OF REGULATION C OF THE SECURITIES ACT.


     The following table sets forth, for the periods indicated, Landmark's operating results in thousands of dollars and as a percentage of total revenues:


                         PREDECESSOR    PREDECESSOR     SUCCESSOR        COMBINED          SUCCESSOR
                         THREE MONTHS   THREE MONTHS    SIX MONTHS         YEAR              YEAR
                            ENDED          ENDED          ENDED            ENDED             ENDED
                          MARCH 31,       JUNE 30,     DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                             1996           1996           1996            1996              1997
                         ------------   ------------   ------------   ---------------   ---------------
                                       (PREDECESSOR)                                        (SUCCESSOR)
Revenues:
 Admissions.............   $12,374        $ 9,314        $23,960      $45,648    80.8%  $45,903    80.6%
 Concessions............     2,660          2,060          5,044        9,764    17.3    10,061    17.7
 Other..................       309            202            577        1,088     1.9       990     1.7
                           -------        -------        -------      -------   -----   -------   -----
        Total...........    15,343         11,576         29,581       56,500   100.0    56,954   100.0
Cost of revenues:
 Film rentals and
  advertising...........   $ 6,405        $ 5,078        $11,995      $23,478    41.6%  $23,212    40.8%
 Cost of concessions....       509            456          1,039        2,004     3.5     2,096     3.7
 Payroll and related
  expenses..............     2,260          2,128          4,610        8,998    15.9     9,448    16.6
 Occupancy costs........     1,730          1,708          3,689        5,527     9.8     5,596     9.8
 Other theater operating
  expenses..............       959            874          1,972        5,405     9.6     5,470     9.6
                           -------        -------        -------      -------   -----   -------   -----
        Total...........    11,863         10,244         23,305       45,412    80.4    45,822    80.5
                           -------        -------        -------      -------   -----   -------   -----
                                --             --             --           --      --        --      --
General and
 administrative.........     1,357          1,189          2,426        4,972     8.8     5,191     9.1
Depreciation and
 amortization...........       977            906          2,237        4,120     7.3     4,929     8.7
                                --             --             --           --      --        --      --
                           -------        -------        -------      -------   -----   -------   -----
Operating income
 (loss).................   $ 1,146        $  (763)       $ 1,613      $ 1,996     3.5%  $ 1,012     1.8%
                           =======        =======        =======      =======   =====   =======   =====

                                      UNAUDITED
                          ---------------------------------
                                 THREE MONTHS ENDED
                                      MARCH 31,
                          ---------------------------------
                               1997              1998
                          ---------------   ---------------
Revenues:
 Admissions.............  $13,648    80.2%  $12,643    80.7%
 Concessions............    3,085    18.1     2,813    18.0
 Other..................      290     1.7       204     1.3
                          -------   -----   -------   -----
        Total...........   17,023   100.0    15,660   100.0
Cost of revenues:
 Film rentals and
  advertising...........    7,204    42.3     6,202    39.6
 Cost of concessions....      623     3.7       581     3.7
 Payroll and related
  expenses..............    2,351    13.8     2,470    15.8
 Occupancy costs........    1,447     8.5     1,478     9.4
 Other theater operating
  expenses..............    1,445     8.5     1,463     9.3
                          -------   -----   -------   -----
        Total...........   13,070    76.8    12,194    77.9
                          -------   -----   -------   -----
                               --      --        --      --
General and
 administrative.........    1,210     7.1     1,357     8.7
Depreciation and
 amortization...........    1,177     6.9     1,290     8.2
                               --      --        --      --
                          -------   -----   -------   -----
Operating income
 (loss).................  $ 1,566     9.2%  $   819     5.2%
                          =======   =====   =======   =====


YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     Admissions revenues. Admissions revenues increased $0.2 million or 0.5% to $45.9 million during the year ended December 31, 1997. The increased admissions revenue was primarily the result of a 4.0% increase in the average ticket price from $5.72 to $5.95, partially offset by a 3.3% reduction in attendance from 7,974,962 to 7,712,422. Landmark benefits from having an average ticket price that is substantially higher than the national average ticket price ($5.95 vs. $4.59 for 1997 respectively) and strong customer loyalty due to their dedication to the specialty-film market.

     Concessions revenues. Concessions revenues increased $0.3 million or 3.0% to $10.1 million during the year ended December 31, 1997. The increased concession revenue was primarily the result of a 6.6% increase in the average concession sale per attendee from $1.22 to $1.30, partially offset by a 3.3% reduction in attendance from 7,974,962 to 7,712,422. In addition to offering the traditional movie theater concessions of popcorn, soft drinks and candy, Landmark theaters work with local vendors to provide specialty items that cater to their customers, such as fresh pastry, specialty coffees, and desserts.

     Film and advertising expenses. Film rental and advertising expenses as a percentage of admissions revenue decreased from 51.4% to 50.6% as a result of more aggressive film settlement as well as the ability to extend the run of several successful releases during 1997. Landmark's film rental rates are typically below film rental rates of first-run theaters, which average in the low to mid 50% range. The low film rental expense combined with the above average ticket price contributes to Landmark's overall profitability.

     Cost of concessions. Concession costs as a percentage of concession revenue increased slightly in 1997 from 20.5% to 20.8%. Concession costs for Landmark are at the higher end of the range for theater circuits. Landmark's higher rate is partially attributable to the lower-margined specialty concession items offered (cookies, coffee, desserts), increased spoilage and fewer volume discounts.

     Payroll and related expense. Payroll expense increased from $9.0 million for the twelve months ended December 31, 1996 to $9.4 million for the year ended December 31, 1997. Payroll per attendee, a key measure for staff efficiency, increased from $1.13 per attendee to $1.22 per attendee. The increase is partially attributable to the addition of a dedicated ticket taker at the majority of theaters, and the opening of two new theaters, which typically require more staff prior to and shortly after opening.


     Occupancy costs. Occupancy costs were flat from the prior year at $5.5 million.


     General and administrative expenses. General and administrative expenses increased from $5.0 million for the year ended December 31, 1996 to $5.2 million for the year ended December 31, 1997. The increase was primarily the result of management bonuses, travel associated with new site development and increased corporate occupancy expenses. These increases were partially offset by a reduction in legal expenses associated with the successful defense of litigation relating to a theater lease in 1996.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

     Revenues. Landmark Theatres' revenues are generated primarily from box office admission receipts and concession sales. For the three months ended March 31, 1997 and three months ended March 31, 1998, admissions revenues comprised 80.2% and 80.7% of total revenues respectively and concession revenues comprised approximately 18.0% of total revenues for both periods. The remaining 1.7% and 1.3% of total revenues for the three months ended March 31, 1997 and the three months ended March 31, 1998 respectively was derived primarily from film screenings.

     Admissions revenues. Admissions revenue decreased $1.0 million or 7.4% to $12.6 million during the three months ended March 31, 1998. The decreased admissions revenue was primarily the result of a decline in attendance of approximately 9.3%. The decrease in attendance was partially offset by an increase in the circuits' average ticket price from $5.88 for the three months ended March 31, 1997 to $6.01 for the three months ended March 31, 1998.

     Concessions revenues. Concession revenue decreased $0.3 million or 8.8% to $2.8 million during the three months ended March 31, 1998. The decreased concession revenue was primarily the result of the 9.3% drop in attendance. The decrease in attendance was partially offset by a 1.0% increase in the average concession sale per attendee.

     Film and advertising expenses. Film rental expenses as a percentage of admissions revenue decreased from 42.3% to 39.6% as a result of more aggressive film settlement and newsprint advertising rebates.

     Cost of Concessions. Concession costs declined slightly due to the decrease in concession sales. As a percentage of total revenues, concession supplies expenses remained flat at 3.7%.

     Payroll and related. Payroll expense increased from $2.4 million for the three months ended March 31, 1997 to $2.5 million for the three months ended March 31, 1998. The increase is partially attributable to work schedules that were not reduced as attendance levels declined.

     Occupancy costs. Occupancy costs were relatively flat at $1.5 million for the three months ended March 31, 1998 compared to the three months ended March 31, 1997.


     General and administrative expenses. General and Administrative expenses increased from $1.2 million to $1.4 million for the three months ended March 31, 1998 compared to the three months ended March 31, 1997. The increase was primarily the result of increased payroll and related expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Revenues are collected in cash, primarily through box office receipts and the sale of concession items. Because revenues are received in cash prior to the payment of related expenses, there are, in effect, no accounts receivable. This, in combination with minimal inventory requirements, creates a negative working capital position, which provides certain operating capital.

     During 1996 and 1997 Silver Cinemas' capital requirements were the result of theater acquisitions, renovation of existing theaters, and construction of a new theater. Such capital expenditures were financed with equity financing, bank borrowings, and internally generated cash. On April 7, 1997, Silver Cinemas entered into the Old Credit Facility, which, subject to the restrictions therein, provides Silver Cinemas through the Issue Date the ability to borrow up to $25.0 million. In December 1997, Silver Cinemas did not comply with certain coverage ratio provisions of the Old Credit Facility. Silver Cinemas' lender amended these provisions and issued a waiver of default.


     During the first six months of fiscal 1998, the Company's capital requirements were comprised of theater acquisitions, renovation of existing theaters, and the construction of two theaters. Such capital expenditures were financed with equity, bank borrowings, proceeds from the issuance of the Private Notes and internally generated cash.



     On April 2, 1998, the Company completed the acquisition of 202 screens at 27 locations operating predominantly under the name Super Saver Cinemas from StarTime Cinema, Inc. pursuant to an asset purchase agreement for approximately $21.6 million. The theaters are second-run theaters located in Arizona, California, Colorado, Florida, Nebraska, New York, Ohio, Oklahoma, Texas and Wisconsin. The Company's bank credit facility was used to finance the purchase of these assets.



     On April 17, 1998, the Company acquired the assets of The Landmark Theatre Group for cash consideration of approximately $62.2 million pursuant to an asset purchase agreement. Landmark, with 140 screens at 49 locations, is the largest exhibitor of specialty motion pictures in the United States, with theaters located in California, Colorado, Louisiana, Massachusetts, Michigan, Minnesota, Ohio, Texas, Washington and Wisconsin. Proceeds from the Private Offering were utilized to fund the acquisition.



     Also in April 1998, the Company completed the acquisition of 17 screens at three theaters for approximately $1.7 million from AMC Entertainment Inc. These theaters include one specialty-film theater in Michigan and two second-run theaters in Texas. Proceeds from the Private Offering and the Company's bank credit facility were utilized to fund the acquisition.



     In May 1998, the Company purchased one theater with twelve screens out of bankruptcy for approximately $3.5 million. The second-run theater, located in El Paso, Texas was previously owned by Movies One. Proceeds from the Private Offering and internal cash flow were utilized to fund the acquisition.



     In addition to acquisitions during May 1998, the Company completed the renovation of one of its theaters in Oklahoma. The renovation consisted of adding stadium seating to two of the five auditoriums for approximately $0.3 million. Also in May 1998, the Company opened two newly constructed six-screen theaters, which were part of the assets purchased from Landmark.



     The Company has identified approximately $4.3 million of capital improvements which it plans to complete during the remainder of 1998. The majority of the expenditures will be utilized to upgrade the recently purchased theaters from StarTime and Landmark by replacing seats, adding stereo to auditoriums, replacing floor coverings and upgrading concession stands. During the first six months of 1998, the Company has spent approximately $0.7 million to install computerized point-of-sale units in the theaters acquired in

1998. In addition to theater improvements, the Company expects to spend approximately $2.2 million to construct one six-screen second run theater in Joliet, Illinois and one six-screen first-run theater in Flint, Michigan. The Company expects that the portion of the proceeds of the Private Offering not used for acquisitions or to repay bank borrowings, together with amounts available under the Revolving Credit Facility and cash flow, should be sufficient to fund the Company's operations and growth strategy for approximately 18 to 24 months.


     The Company repaid all of the indebtedness under the Old Credit Facility with proceeds from the Private Offering. The Company intends to enter into the Revolving Credit Facility. Until such time that the Company enters into the Revolving Credit Facility, the Company will not be able to borrow under any credit facility. The Company has obtained a commitment from DLJ Capital Funding, Inc. for the Revolving Credit Facility. The Revolving Credit Facility is expected to allow the Company to borrow up to $40.0 million subject to certain restrictive covenants. See "Description of Revolving Credit Facility." Under the Revolving Credit Facility, the Company will be required to maintain specified financial ratios and tests, including a ratio of Funded Debt to Adjusted EBIDTA below a specified maximum, and above minimum fixed charge coverage levels and minimum interest coverage levels. The inability of the Company to meet such ratios and tests will result in the Company being unable to borrow under the Revolving Credit Facility, in addition to constituting a default under the Revolving Credit Facility. In such circumstances, the Company could be unable to effect its acquisition strategy or fund capital expenditures. See "Risk
Factors -- Restrictive Covenants of Revolving Credit Facility; Inability to Borrow Additional Amounts." The Company expects to use the amounts available under the Revolving Credit Facility to finance future capital expenditures and acquisitions. See "Risk Factors -- Restrictive Covenants of Revolving Credit Facility; Inability to Borrow Additional Amounts."


INFLATION


     Inflation has not had a significant impact on Silver Cinemas' operations to date.

SEASONALITY

     Silver Cinemas' quarterly results of operations tend to be affected by film release patterns by producers and distributors, and the commercial success of films. In the past, the year-end holiday season and the summer resulted in higher-than-average quarterly revenues for Silver Cinemas.

     Landmark's quarterly results of operations tend to be affected by film release patterns by producers and distributors of independent films. In the past, Landmark has experienced higher-than-average quarterly revenues during the first three months of the year. During 1997 and 1996 approximately 35% and 31%, respectively of Landmark's revenue was earned during the first quarter.

     Combined, the seasonal fluctuations of Silver Cinemas and StarTime tend to offset each other.

ACQUISITION SYNERGIES

     As a result of the Acquisitions, the Company expects to achieve cost savings and incremental revenues within the first year following the Issue Date, including (i) increased other revenues associated with an increase in vending machine sales and other advertising revenue, (ii) reduced theater level payroll,
(iii) reduced advertising expenses and (iv) elimination of one-time consulting fees. These acquisition synergies are not considered in the Pro Forma Consolidated Statement of Operations contained elsewhere in this Prospectus, as such adjustments are not provided for in the definition of "pro forma" pursuant to Regulation S-X under the Securities Act. There can be no assurance that the acquisition synergies will occur or continue in the future. Actual results may differ materially due to economic and competitive uncertainties and other contingencies, including, without limitation, the possibility that theater managers may not have sufficient managerial skills to properly implement reorganization of employees work schedules and employees may not be able to handle efficiently diversified functions. See "Risk Factors -- Business Risks Associated with the Acquisitions," "Risk Factors -- Risks of Failure to Obtain Landlord Consents" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Revenue Synergies:

    The Company expects to achieve revenue synergies due to the placement of vending machines throughout its second-run theaters and the implementation of innovative advertising mediums. Projected first year revenues are estimated below:

                                                                   (IN THOUSANDS)
(i)   New bulk candy vending machines at 27 theaters.............       $ 70
(ii)  New audio advertising at all of the Company's theaters.....        332
                                                                        ----
      Total......................................................       $402
                                                                        ====

Cost Synergies:

    By implementing the Company's operational philosophy, the Company believes it can substantially reduce the cost of operating its newly acquired theaters. The majority of the Company's cost savings will be achieved as a result of reducing the number of theater-level employees at StarTime and Landmark, the reorganization of employees' work schedules and the diversification of employee functions at Landmark. The cost savings are based on management's belief that it can reduce theater-level payroll expenses at StarTime theaters to approximately $0.49 per attendee and at Landmark theaters to approximately $1.01 per attendee. Management anticipates that these reductions will be fully implemented within one year of closing the StarTime Acquisition and the Landmark Acquisition. As a reference, Silver Cinemas achieved a $0.49 payroll per attendee for the year ended December 31, 1997. Assuming the Company achieves its payroll per attendee goals, the Company could potentially save approximately $2.7 million in the first year. Assuming 1997 attendance levels and the Company's projected payroll per attendee goal, the following payroll savings are anticipated:

                                                       ADJUSTED
                        THEATER-                       THEATER-        ADJUSTED
                          LEVEL         THEATER-         LEVEL         THEATER-         COST
                        PAYROLL/         LEVEL         PAYROLL/         LEVEL        SAVINGS PER        COST
                       ATTENDEE(A)     PAYROLL(B)     ATTENDEE(A)     PAYROLL(B)     ATTENDEE(A)      SAVINGS
                       -----------   --------------   -----------   --------------   -----------   --------------
                                     (IN THOUSANDS)                 (IN THOUSANDS)                 (IN THOUSANDS)
StarTime.............     $0.61          $5,645          $0.49          $4,576          $0.12          $1,069
Landmark.............      1.22           9,317           1.01           7,730           0.21           1,586
                                                                                                       ------
          Total......                                                                                  $2,655
                                                                                                       ======

---------------
(a) Based on attendance for the year ended December 31, 1997 of 9,281,347 at StarTime and 7,632,964 at Landmark.

(b) Excludes theater level payroll from those StarTime and Landmark theaters not acquired.

Advertising expense savings will be achieved as a result of consolidating advertisements and utilizing free directory advertisements in a local newspapers. Estimated savings are projected to be approximately $36,000 in the first year.

Other expense savings are projected as the Company foresees a reduced need for outside consultants. Based on what the previous entities paid for such services, the Company anticipates saving approximately $91,000 in the first full year of operations.

                                    BUSINESS

GENERAL


     The Company is the largest exhibitor of specialty motion pictures and one of the largest operators of second-run theaters in the United States. The Company operates 108 theaters with 538 screens located in eighteen states. The 108 theaters are comprised of 52 specialty motion picture theaters, 50 second-run theaters and six first-run theaters. The Company's strategy is to acquire theaters in under-served markets, to upgrade and expand theaters to provide a high-quality movie-going experience and to improve the profitability of theaters by combining certain administrative functions, obtaining volume discounts and implementing tighter operating controls. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, the Company generated revenue of approximately, $106.3 million and $48.8 million, respectively, and pro forma EBITDA (as defined) of $12.1 million and $3.4 million, respectively.


     The Company's specialty-film theaters exhibit alternatives to commercial first-run movies. The specialty-film niche is composed of art films, foreign pictures and independent releases such as Good Will Hunting, The Full Monty, The Apostle, Shine, Sling Blade and The English Patient which are generally released in limited numbers to selected markets. Studios such as Disney, Universal, Sony, Paramount, Twentieth Century Fox and New Line have begun to distribute specialty-films through dedicated distribution subsidiaries (Miramax, October Films, Sony Pictures Classics, Paramount's specialty-film division, Fox Searchlight Pictures and Fine Line, respectively). Management believes that the recent success of independent films in garnering Academy Award nominations and Academy Awards will further drive independent film production, particularly from these "independent" subsidiaries which seek the recognition of these prestigious, high profile awards. According to Exhibitor Relation Company, Inc., the number of new films released by independent producers and distributors was increased from 158 in 1992 to 295 in 1997. In addition to the prestige of the Academy Awards, the generally lower budgets and higher potential returns on capital invested in specialty films makes the production of these films financially appealing to the studios. Specialty films are also attractive to exhibitors since the specialty-film niche tends to benefit from higher average admission prices and lower film rental expense than first-run operators, resulting in higher operating margins. Finally, the specialty-film niche, which generally appeals to more mature and upscale audiences, is expected to continue to benefit from favorable demographic trends as a result of the aging of the "baby boom" generation

     The Company's second-run theaters offer major studio productions, generally six to ten weeks after their initial release dates, at significantly lower admission prices than commercial first-run theaters, ranging from $1.00 to $2.00. The Company believes that these lower prices make the level of revenues from second-run theaters less susceptible to economic recession. The Company enjoys more favorable film booking arrangements and film buying terms at its second-run theaters than its commercial first-run counterparts. With far fewer second-run screens than first-run screens nationwide, there is typically little competition for prints of commercial films, enabling the Company to screen its choice of successful commercial films. First-run theaters, on the other hand, must aggressively compete for films from distributors and generally screen only a subset of new releases. In addition to its film booking advantage, the Company's second-run theaters also benefit from lower film rental expense and a larger proportion of high-margin concession sales as a percentage of overall revenue. Finally, the Company's lower admission prices for its second-run theaters appeal especially to teen audiences and older patrons, segments of the population which are expected to experience steady growth over the next decade.

     Founded in May 1996, the Company completed seven acquisitions, representing 26 theaters with an aggregate total of 154 screens as of December 31, 1997. In addition, the Company completed two construction projects, increasing its total number of theaters and screens to 27 and 165, respectively. Management has successfully integrated these theaters into its operations by implementing new operating standards, management controls and information systems. In addition, the Company has added new seating, improved sound and projection equipment, and broadened concession offerings in many locations. The impact of these improvements, which have helped increase profitability, are reflected in the operating performance of the Company's first two acquisitions in November 1996, Movie One and MI Theaters, consisting of 102 screens at 18 theaters. Based on actual results for the nine months ended September 30, 1997, theater level cash flow at these theaters increased 31.7% compared to the nine months ended September 30, 1996, prior to the Company's ownership of the theaters.

BUSINESS STRATEGY

     The Company's strategy is to increase revenue and cash flow by (i) acquiring specialty motion picture and second-run theaters and first-run theaters in non-competitive markets, (ii) improving operations at acquired theaters, (iii) building new state-of-the-art multiplexes in selected markets, and (iv) adding additional screens, seating capacity, state-of-the-art sound and projection systems, and other exhibition or concession equipment at its existing theaters.

     Pursue Strategic Acquisitions. The Company has successfully pursued a disciplined acquisition strategy and intends to continue to acquire and integrate theaters in both the specialty-film and second-run niches. Management believes that there are many attractive acquisition candidates in the highly-fragmented exhibition industry. Management believes that the recent consolidation trend in the exhibition industry is driving many major exhibitors to dispose of non-core properties, many of which are second-run or specialty-film theaters that do not fit those companies' commercial first-run strategies. In addition, the growth of megaplexes (theaters with 16 or more screens) has created another avenue of potential growth for the Company through the conversion of existing commercial first-run theaters to theaters with a specialty-film or second-run format at an attractive cost.

     Leverage Existing Infrastructure and Control Operating Cost. The Company has successfully integrated and improved the operations of its acquisitions. Management believes significant opportunities exist to leverage its existing infrastructure over future acquisitions and realize significant operating improvements through the implementation of superior operating procedures, management oversight and its state-of-the-art management information system. Specific areas of improvement include (i) labor scheduling, (ii) film selection and lineup, (iii) cash control, (iv) pricing policies, and (v) purchasing discounts on concession contracts. Additionally, many of the smaller chains lack the sophisticated information systems employed by the Company, which the Company believes are necessary to effectively manage a geographically diverse group of theaters. Examples of management's ability to acquire and improve operations of theaters include the acquisitions of Movie One and MI Theaters, both completed in November 1996. Based on actual results for the nine months ended September 30, 1997, these two groups of theaters have shown theater level cash flow increases of 31.7% compared to the same period in the previous year, prior to the Company's ownership of the theaters.

     Capitalize on Leading Position in Specialty-Film Segment. The Company, through Landmark, is the largest exhibitor of specialty motion pictures and the only specialty-film exhibitor with a national presence. The Company has a leading presence in, among others, the following major markets: Los Angeles, San Francisco, Boston, Dallas, Houston, Seattle, Cleveland, Minneapolis, Denver, Milwaukee and New Orleans. The Company plans to use its experience in the specialty-film niche to establish a presence in the following strategic new markets: Chicago, Detroit, St. Louis and Washington D.C. Landmark achieved its leading presence by developing strong relationships with specialty-film distributors, many of whom rely on the Company's expertise in distributing and marketing specialty films. These relationships enable the Company to secure film prints in limited release and secure a period of exclusivity in exhibiting selected new films in many of its markets. For example, for films such as The English Patient, Good Will Hunting and Shine, the Company had exclusive rights to the films for up to three weeks in selected markets.


     Expand Established Second-Run Operations. The Company believes it is the leading operator of second-run theaters in most of its markets, operating 50 second-run theaters with 348 screens in 15 states. By offering patrons a high-quality alternative to commercial first-run exhibitors at a low price, the Company avoids direct competition with commercial first-run theaters. In addition, the second-run niche offers other attractive characteristics which include (i) lower film costs as a percentage of admission revenue, (ii) greater percentage of total revenue from high margin concessions, (iii) greater recession resistance due to lower admission prices, and (iv) lower seasonal variability than commercial first-run exhibitors due to a staggered film release schedule.

     Provide a Superior Movie-Going Experience. The Company seeks to provide audiences with a high quality viewing experience, comparable to that available at new commercial first-run theaters. To enhance the movie-going experience, the Company invests in high quality projection and stereo sound equipment, comfortable chairs with wide seats and cup-holder armrests, and appealing lobby and concession areas. Since many competitors in the specialty-film and second-run exhibition niches do not focus on these aspects of operations, management believes that this strategy provides it with a distinct competitive advantage.

     Pursue Attractive Construction Opportunities. The Company continually evaluates existing and new markets for new theater locations for specialty, second run, and, in selected situations, commercial first-run theaters. The Company generally seeks to develop theaters in markets that are under-served as a result of changing demographic trends or the aging or obsolescence of existing theaters. Some of the factors management considers in determining whether to develop a theater in a particular location are the market's population, average household income, education levels, proximity to retail corridors, convenient roadway access, proximity to competing theaters, and the effect on the Company's existing theaters in the market, if any.

     Leverage Experienced Management Team and Strong Sponsorship. The Company's senior management team averages over 21 years of experience in the exhibition industry, and members of senior management have been heavily involved in the rapid growth of exhibition companies such as Cinemark USA, Inc. and The Landmark Theatre Group, Inc. In addition, the Company enjoys the strong equity sponsorship of Brentwood and certain members of management. See "Principal Stockholders." On March 3, 1998, Brentwood made an additional equity contribution of $10.0 million, bringing its aggregate equity investment to $25.0 million.

RECENT AND PENDING ACQUISITIONS

     From its inception through December 31, 1997, the Company completed seven acquisitions, representing 26 theaters with an aggregate of 154 screens.

     In April 1998, the Company acquired the assets of Landmark for cash consideration of approximately $62.2 million pursuant to an asset purchase agreement (the "Landmark Asset Purchase Agreement") with Metromedia International Group, Inc. ("Metromedia"). Landmark, with 140 screens at 49 locations, was the largest exhibitor of specialty motion pictures in the United States, with theaters located in California, Colorado, Louisiana, Massachusetts, Michigan, Minnesota, Ohio, Texas, Washington and Wisconsin.

     In April 1998, the Company completed the acquisition of 202 screens at 27 locations operating predominately under the name Super Saver Cinemas pursuant to an asset purchase agreement (the "StarTime Asset Purchase Agreement") with StarTime Cinema, Inc. ("StarTime") for approximately $21.6 million. (In the first quarter of 1998, the Company acquired two of the 27 locations for approximately $4.6 million.) The theaters acquired from StarTime are second-run theaters located in Arizona, California, Colorado, Florida, Nebraska, New York, Ohio, Oklahoma, Texas and Wisconsin.

     In April 1998, the Company completed the acquisition of 17 screens at three theaters for approximately $1.7 million from AMC Entertainment, Inc. ("AMC"). (In the first quarter of 1998, the Company acquired two of the three AMC theaters for approximately $0.5 million.) These theaters include one specialty-film theater in Michigan and two second-run theaters in Texas.


     In May 1998, the Company purchased one theater with 12 screens out of bankruptcy for approximately $3.5 million. The second-run theater, located in El Paso, Texas was previously owned by Movies One.



     The following table sets forth the Company's completed acquisitions since its inception in June 1996.



                             COMPLETED ACQUISITIONS


     DATE            SELLER        THEATERS   SCREENS   STATE
     ----            ------        --------   -------   -----
November 1996   Movie One              4         22     NM, TX
November 1996   MI Theaters           14         80     LA, FL, OK, TX
January 1997    Cinamerica             1          6     CA
January 1997    Wometco                2         19     FL

     DATE            SELLER        THEATERS   SCREENS                   STATE
     ----            ------        --------   -------                   -----
April 1997      Hoyts                  2         12     NY, VT
May 1997        United Artists         1          4     TX
April 1998      AMC                    3         17     MI, TX
April 1998      StarTime              27        202     AZ, CA, CO, FL, NE, NY, OH, OK, TX, WI
April 1998      Landmark              49        140     CA, CO, LA, MA, MI, MN, OH, TX, WA, WI
May 1998        Movies One(2)          1         12     TX
June 1998       Checci/Gori(1)         1          1     CA
                                     ---        ---
                                     105        515
         Total
                                     ===        ===


---------------
(1) Theaters operated pursuant to management agreement.


(2) Purchased out of bankruptcy.


RECENT AND PENDING THEATER CONSTRUCTION

     The Company continually evaluates existing and new markets for the construction and expansion of specialty, second-run and, in selected situations, commercial first-run theaters. The Company generally seeks to develop theaters in markets that are under-served as a result of changing demographic trends or the aging or obsolescence of existing theaters. Some of the factors management considers in determining whether to develop a theater in a particular location are the market's population, average household income, education levels, proximity to retail corridors, convenient roadway access, proximity to competing theaters, and the effect on the Company's existing theaters in the market, if any.


     The Company completed the construction of its first second-run multiplex theater with ten screens in Des Moines, Iowa in June 1997. The Company also completed the expansion of its existing facility in LaPlace, Louisiana in September 1997, which increased the number of screens from six to seven and the number of seats from 734 to 970. In May 1998 the Company completed the renovation of one of its theaters in Oklahoma. The renovation consisted of retrofitting two of the five auditoriums with stadium seating. Also in May 1998, the Company opened two newly constructed six-screen specialty-film theaters, which were both included with the assets purchased from Landmark. In addition, the Company recently commenced construction on two theaters in Illinois and Michigan, representing 12 screens.



     The following table summarizes the Company's completed and projected expansions of existing theaters and constructions of new theaters since its inception in June 1996.


           COMPLETED AND PROJECTED THEATER CONSTRUCTION AND EXPANSION


                                                                                ADDITIONAL
       DATE             LOCATION       FORMAT           TYPE OF PROJECT          SCREENS
       ----             --------       ------           ---------------         ----------
June 1997            Des Moines, IA  Second-run  New theater                        10
September 1997       LaPlace, LA     Second-run  Addition to existing theater        1
May 1998             St. Louis,MO    Specialty   New theater                         6
May 1998             Waltham, MA     Specialty   New theater                         6
May 1998             Yukon, OK       Second-run  Conversion to stadium seating      --
Fourth quarter 1998  Flint, MI(1)    First-run   New theater                         6
Fourth quarter 1998  Berkeley, CA    Specialty-  Addition to existing theater        2
                                     film
First quarter 1999   Roseville,      Second-run  New theater                         8
                     MI(2)
First quarter 1999   Joliet, IL(1)   Second-run  New theater                         6


---------------
(1) Lease executed, construction started.

(2) Lease executed.


     In addition, the Company expects to commence construction of three additional specialty-film theaters, representing approximately 17 screens, by the second quarter of 1999.

OVERVIEW OF THE EXHIBITION INDUSTRY

     The domestic motion picture exhibition industry is comprised of approximately 490 exhibitors, approximately 255 of which operate four or more screens at one or more locations, according to the National Association of Theater Owners ("NATO"). As of May 1997, the ten largest exhibitors (in terms of number of screens) controlled approximately 51% of the total screens in the United States, with no single exhibitor controlling more than 9% of the total screens.

     According to data released by the Motion Picture Association of America (the "MPAA"), the total U.S. box office sales of approximately $6.4 billion in 1997 was a record for the exhibition industry. Attendance and domestic box office revenue have grown since 1992 at compounded annual growth rates of approximately 3.4% and 5.5%, respectively. The following table summarizes the recent historical trends in U.S. theater attendance, average ticket price, and box office sales since 1992.

                           U.S. EXHIBITION STATISTICS

      ATTENDANCE   AVG. TICKET PRICE   BOX OFFICE SALES
YEAR  (MILLIONS)       (DOLLARS)          (MILLIONS)
----  ----------   -----------------   ----------------
1992    1,173            $4.15              $4,871
1993    1,244             4.14               5,154
1994    1,292             4.18               5,396
1995    1,263             4.35               5,493
1996    1,339             4.41               5,911
1997    1,386             4.59               6,360

     As a result of increased revenues from the successful release of films in both movie theaters and other distribution channels, film production companies have increased the number of films being produced in recent years. Revenues from all distribution channels grew by more than 250% over the past ten years to $20 billion in 1996. The increased revenue potential from film distribution in recent years can be attributed to increased demand resulting from the domestic and international growth of the motion picture exhibition industry and the home video industry, and the significantly increased channel capacity created by enhanced cable and satellite-based transmission systems.

     Management believes that the recent critical and commercial success of smaller budget, independent films will further drive independent film production, particularly from the "independent" subsidiaries of major studios which desire the recognition of these prestigious, high profile awards. Independent producers and distributors such as (i) Gramercy Pictures ("Gramercy"), (ii) Turner Pictures, which includes New Line Distribution, Inc. ("New Line"), Fine Line Features ("Fine Line"), and Castle Rock Entertainment, and (iii) Dreamworks SKG, the highly publicized partnership among Jeffrey Katzenberg, Steven Spielberg and David Geffen, should help maintain film production at a high level. These independent film producers, along with the "independent" subsidiaries of the major distributors such as Miramax Films, Inc. ("Miramax") which is owned by Buena Vista Pictures Distribution, Inc. ("Buena Vista"), October Films ("October") which is owned by Universal Pictures ("Universal"), the new specialty film division of Paramount Pictures, Sony Pictures Classics ("Sony Classics") which is owned by Sony Pictures Releasing ("Sony"), and Fox Searchlight Pictures ("Fox Searchlight") which is owned by Twentieth Century Fox ("Fox"), have found increasing success with Academy of Motion Picture Arts and Sciences Awards ("the Academy Awards"). In addition, the generally lower budgets and higher potential returns on capital invested in specialty films make them financially appealing to the studios.

     The table summarizes recent nominations and awards for independent films at the Academy Awards.

          RECENT ACADEMY AWARDS AND NOMINATIONS FOR INDEPENDENT FILMS

YEAR          FILM             DISTRIBUTOR      NOMINATIONS              AWARDS
----          ----             -----------      -----------              ------
1996   The English Patient  Miramax                 11        Best Picture Best Director
                                                              Best Supporting Actress Best
                                                              Art Direction Best
                                                              Cinematography Best Costume
                                                              Design Best Film Editing
                                                              Best Original Dramatic Score
                                                              Best Sound
1996   Fargo                Gramercy                 7        Best Actress Best Original
                                                              Screenplay
1996   Shine                Fine Line                5        Best Actor
1996   Sling Blade          Miramax                  2        Best Adapted Screenplay
1996   Emma                 Miramax                  2        Best Original Music or
                                                              Comedy Score
1996   Secrets & Lies       October                  5        --
1996   Trainspotting        Miramax                  1        --
1996   Marvin's Room        Miramax                  1        --
1996   Angels & Insects     Samuel Goldwyn Co.       1        --
1995   Dead Man Walking     Gramercy                 4        Best Actress
1995   The Usual Suspects   Gramercy                 2        Best Supporting Actor Best
                                                              Original Screenplay
1995   The Postman (Il      Miramax                  5        Best Original Dramatic Score
       Postino)
1995   Mighty Aphrodite     Miramax                  2        Best Supporting Actress
1995   Restoration          Miramax                  2        Best Art Direction Best
                                                              Costume Design
1995   Shanghai Triad       Sony Classics            2        --
1995   Georgia              Miramax                  1        --

     Continuing this trend of independent film successes, independent films such as The Full Monty, Good Will Hunting, Wings of the Dove, The Sweet Hereafter and The Apostle received 31 Academy Award nominations for 1997. Management believes that continued high levels of independent film production should complement the Company's efforts to expand its presence in the specialty-film niche of the exhibition industry.

     In addition, management believes that certain demographic trends favor the theater exhibition industry, and particularly the specialty-film and second-run niches. Information obtained from the U.S. Bureau of Census indicates that the number of 12 to 20 year-olds in the United States, the largest movie-going segment of the population, is projected to grow an aggregate of 7.5% through the year 2000. This segment of the movie-going population tends to favor second-run films in particular due to their attractive price point. In addition, according to the MPAA, the number of movie patrons over 40 years old as a percentage of the total movie audience has more than doubled from approximately 14% in 1986 to 32% in 1996. This trend in theater attendance seems to be following the highly publicized aging of the "baby boom" generation. Management believes that major studios have recognized this trend and are producing an increasing number of wide-release commercial films targeted to a more mature audience, including such notable recent films as Mr. Holland's Opus (Buena Vista), Courage Under Fire
(Fox), Sense and Sensibility (Sony), Evita (Buena Vista), The Mirror Has Two Faces (Sony), and Braveheart (Paramount). The wider appeal of more mature films should also complement the Company's strategy of expanding its presence in the specialty-film niche of the industry since this niche has traditionally appealed to a slightly more mature audience demographic.

OPERATIONS

  SPECIALTY-FILM EXHIBITION


     Through the acquisition of Landmark, the Company is the largest exhibitor in the United States of specialty films both in terms of number of screens and number of theaters dedicated to these films. The Company operates 52 theaters and 152 screens dedicated to specialty-films in California, Colorado, Louisiana, Massachusetts, Michigan, Minnesota, Ohio, Texas, Washington, and Wisconsin. The Company holds the largest or second largest market share of the specialty-film exhibition business in the following major markets: Los Angeles, San Francisco, Seattle, Dallas, Houston, Denver, Minneapolis, Boston, Cleveland, Detroit, Palo Alto, Berkeley, San Diego, Milwaukee, Sacramento and New Orleans.


     The specialty-film exhibition business is the largest niche of the exhibition industry outside of traditional commercial first-run exhibition in terms of box office revenue generated. In 1996, according to Entertainment Data, Inc., films released by independent distributors and "independent" subsidiaries of major distributors such as Miramax, October Films, and Fine Line generated an estimated $500 million of box office revenue. Based on the Company's 1996 box office revenue from specialty-films, the Company maintains a market share of approximately 9% of the total box office revenue generated by specialty-films. The Company is responsible for a substantially higher percentage of certain films' total domestic box office revenue due to the strategic location of Landmark's theaters.

     The following table presents a summary of selected recent films for which Landmark has been responsible for a significant portion of the total domestic gross box office, as of September 1997.

        SELECTED INDEPENDENT FILM REVENUE GENERATED AT LANDMARK THEATERS

                                                                                                        LANDMARK
                                                                                                       PERCENTAGE
                                                                           GROSS BOX OFFICE                OF
                                                                       ------------------------         NATIONAL
        YEAR                  FILM                 DISTRIBUTOR         NATIONAL        LANDMARK          GROSS
        ----                  ----                 -----------         --------        --------        ----------
                                                                            (IN THOUSANDS)
1997                   Shall We Dance             Miramax               $6,479          $1,290            19.9%
1997                   Kolya                      Miramax                5,731           1,060            18.5
1997                   Waiting for Guffman        Sony Classics          2,893           1,162            40.2
1996                   Lone Star                  Sony Classics         12,409           2,331            18.8
1996                   Secrets & Lies             October               12,116           1,917            15.8
1995                   The Postman                Miramax               21,846           2,795            12.8
1994                   The Last Seduction         October                5,843             981            16.8

  SECOND-RUN EXHIBITION


     The Company is one of the largest exhibitors of second-run films in the United States in terms of number of screens and theaters dedicated to the second-run format in Arizona, California, Colorado, Florida, Nebraska, New York, Ohio, Oklahoma, Texas, Vermont, Washington and Wisconsin.


     Management estimates that the second-run niche of the theater exhibition industry represents approximately 5% of theater and film revenues but as much as 10% of the nation's screens. Management further believes that most of the estimated 125 companies which operate second-run theaters also operate first-run theaters.

     The Company's second-run theaters typically charge admission prices of $1.00 to $2.00 but provide the same amenities to customers as first-run theaters. The Company's second-run theaters typically offer wall-to-wall screens, comfortable seating with cupholder armrests, stereo sound, attractive concession stands, clean and inviting lobby areas, and video games or game rooms. Management believes that offering this type of "first-run quality" theatrical experience for a second-run price is the key to generating large audiences at second-run theaters and subsequently increasing the profitability of the theaters. The Company's second-run theaters benefit from lower film costs and a greater proportion of total revenue from concession sales than at comparable first-run theaters.

     Management believes that its second-run theaters appeal to many customer groups, but in particular allow it to serve (i) families with children, (ii) patrons who miss a film during its first-run exhibition, and (iii) customers who may not be able to afford to attend first-run theaters on a frequent basis. Management further believes that its second-run format allows the Company to expand the number of potential customers beyond traditional first-run moviegoers.

     In addition to being able to draw customers from a wider group of potential moviegoers, second-run theaters tend to enjoy better film booking arrangements and film buying terms than their commercial first-run counterparts. Film rental costs are generally significantly lower in the second-run format than in the first-run format. Due to the smaller number of second-run screens in comparison with the number of first-run screens in the country, there is typically very little competition among second-run theaters for prints of commercially successful films. In addition, each second-run theater typically comprises its own film zone. As a result, the Company's second-run theaters generally benefit from the ability to screen all successful commercial films, as opposed to the average commercial first-run theater which receives only a subset of these movies.

  OTHER EXHIBITION

     Occasionally, as has been the case with the MI Theaters and Movie One acquisitions, the Company may acquire and continue to operate certain commercial first-run theaters in conjunction with acquisitions of specialty-film and second-run film theaters. In addition, the commercial first-run theaters that have been acquired to date and those anticipated to be acquired in the future have largely been and will continue to be in film zones with no other competitors or in smaller cities with few first-run competitors.


     The Company operates six commercial first-run theaters comprised of 38 screens. As the Company continues to grow, management does not expect its commercial first-run business to expand beyond the current proportion of approximately 10% to 15% of the Company's total screens.


CONCESSIONS


     Concession sales are the second largest source of revenue for the Company after box office admissions, representing approximately 29.1% and 28.8% of total combined pro forma revenues for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. The Company has devoted considerable management effort to increasing concession sales and improving the income margins from concession sales. These efforts include implementation of the following strategies:


     - Optimization of product mix. The Company's primary concession products include popcorn, soft drinks and candy sold at each of the Company's theaters. In addition, different varieties and brands of candy and other concession items are offered at theaters based on preferences in a particular geographic region. The Company has also implemented "combo meals" and "movie meals" for children and senior citizens, both of which offer a pre-selected assortment of concession products for a slightly discounted price. Management believes that these concession packages tend to increase overall concession revenue.

     - Introduction of new products. The Company continues to evaluate and introduce new concession products designed to attract additional concession purchases. Management considers adding new products in many locations, including bottled water, bulk candy, frozen yogurt and ice cream.

     - Staff training. Employees are continually trained in "cross-selling" and "upselling" techniques. This training occurs through on-the-job training.

     - Theater design. New theaters are designed to include multiple point-of-sale terminals at the concession stand, making it easier to serve large numbers of customers rapidly. Strategic placement of large concession stands with fast-flow drink dispenser heads within theaters heightens their visibility, aids in reducing the length of concession lines and improves traffic flow around the concession stands.

     - Cost control. The Company negotiates prices for its concession supplies with concession distributors on a bulk rate. The concession distributors provide inventory and distribution services to the theaters, which place volume orders directly with the concession distributors. The concession distributors are paid a fee for such service equal to a percentage of the Company's concession supply purchases. The Company believes that utilization of concession distributors is more cost effective than establishing a concession warehousing network owned by the Company.

FILM LICENSING

     The Company licenses films from distributors on a film-by-film, theater-by-theater basis. Film buyers negotiate directly with major distributors and independent distributors on behalf of the Company. Successful licensing depends in part upon the exhibitor's knowledge of trends and historical film preferences of the residents in the market served by each theater, as well as on the availability of commercially successful motion pictures. The Company's film buyers have significant experience in the theater industry and have developed long-standing relationships with distributors.

     The Company's specialty-film theaters license films primarily from independent film distributors, foreign film distributors, and "independent" subsidiaries of major film distributors (collectively "independent distributors"). Similar to the major film distributors, independent distributors typically establish geographic film licensing zones and allocate each available film to a single theater within that zone. The size of a film zone is generally determined by the population density, demographics and box office potential of a particular market or region, and can range from a radius of approximately five miles in metropolitan and suburban markets to up to 15 miles in smaller towns. In general, the major distributors try to place a print of each wide-release film in as many film zones as possible (often exceeding 3,000 prints), whereas independent distributors typically exhibit their films in 300 or fewer zones.

     The limited number of prints available of specialty films makes the runs of these films generally more exclusive in any given market. Management believes, however, that due to its significant presence in the specialty-film niche, the Company has been able to and will continue to be able to secure an adequate number of prints of films that it feels will be successful. Management also believes that its large percentage of total national box office of specialty films gives the Company the ability to negotiate more favorable film rental agreements than most other specialty-film exhibitors. For example, for films such as The English Patient, Good Will Hunting and Shine, the Company had exclusive rights to the films for up to three weeks in selected markets.

     The Company's second-run theaters generally enjoy better film booking arrangements and film buying terms than comparable commercial first-run theaters. Film rental costs are generally significantly lower in the second-run format than in the first-run format, and the Company has had no difficulty to date in securing the films that it believed would be most successful in its respective markets. Due to the smaller number of second-run screens in comparison with the number of first-run screens nationwide, there is typically very little competition among second-run theaters for prints of commercially successful films. In addition, each second-run theater typically comprises its own film zone. As a result, the Company's second-run theaters generally benefit from the ability to screen all successful commercial films, as opposed to the average commercial first-run theater which receives only a subset of these movies. Based on the different film release schedule in the second-run format, management also has the benefit of knowing how successful each film was in its first run prior to committing to that film for a second run.

MANAGEMENT INFORMATION SYSTEMS

     The Company has made a significant commitment to its management information systems in order to enhance its ability to control costs and efficiently manage the Company's theaters. The Company's corporate office receives daily reports generated by the management information system with detailed admission and concession revenue information as well as attendance figures from the previous day. This information allows management to make quick adjustments to movie schedules, including prolonging runs or adding screens for films with higher gross revenues and substituting films when gross revenues cease to meet goals. Real-time seating and box office information is available in certain locations to box office personnel, making it possible for theater management to avoid overselling a particular film, to provide faster and more accurate responses to customer inquiries regarding showings and available seating, as well as the ability to make advanced ticket sales by telephone. The information system also tracks concession sales and total deposits, leading to better inventory management and control.

MARKETING

     In order to attract customers, the Company relies principally on newspaper display advertisements (substantially paid for by film distributors) and newspaper directory film schedules (generally paid for by the Company) to inform customers of film titles and show times. Newspaper directory film display advertisements are typically displayed in a single group for all of the Company's theaters located in the newspaper's circulation area. Radio and television advertising spots (generally paid for by film distributors) are used to promote certain movies and special events. The Company also exhibits previews of coming attractions and films presently playing on other screens it operates in the same theater or market. Upon the opening of a new theater, the Company undertakes additional one-time marketing efforts, such as special promotions, advertising and contests.

EMPLOYEES

     The Company has approximately 2,300 employees, of which approximately 85% are part-time employees who are paid on an hourly basis. Film projectionists at certain of the Company's theaters in California, Colorado, Ohio, Massachusetts, Minnesota, Texas, and Washington are represented by the International Alliance of Theatrical Stage Employees pursuant to collective bargaining agreements. In addition, janitors at the Company's theater in Berkeley, California are represented by the Theatrical Janitors Union. These collective bargaining agreements, which cover an aggregate of 84 of the Company's employees, expire at various periods through 2001. The Company believes its relations with its employees are good. The Company's expansion into new markets may increase the number of employees represented by unions.

PROPERTIES


     Of the 108 theaters operated by the Company, 93 are leased, 11 are owned, three buildings are owned by the Company on properties covered by ground leases, and one is operated pursuant to a management agreement. The Company's leases typically have remaining terms from one to 25 years, with options to extend the leases for up to ten additional years. The leases typically require escalating minimum annual rent payments during the term of the lease which are negotiated at the signing of the lease. During the next five years approximately 50 theater leases (representing 200 screens) will expire, representing approximately 49% of all the Company's theaters (38% of all screens). Of those coming due within the next five years, leases at 42 theaters (representing 182 screens) will be subject to renewal options. The Company leases office space in Dallas, Texas for its corporate headquarters.


COMPETITION

     The domestic motion picture exhibition industry is highly competitive, particularly in licensing films, attracting patrons and finding new theater sites. According to NATO, there are approximately 490 exhibitors, of which approximately 255 operate four or more screens at one or more locations. As of May 1997, the ten largest exhibitors (in terms of number of screens) controlled approximately 51% of the total screens in the

United States, with no single exhibitor controlling more than 9% of the total screens. Industry participants vary substantially in size, from small independent operators of single screen theaters to large national chains of multi-screen theaters affiliated with large entertainment conglomerates.

     The Company is the largest exhibitor of specialty motion pictures in the United States based on the number of screens dedicated to these films and in terms of box office revenue generated from these films. In addition, the Company is one of the largest second-run exhibitors in the United States based on the number of screens. The Company competes against local, regional, and national exhibitors, most of which have been in existence significantly longer than the Company and many of which have substantially greater financial resources than the Company. Management believes that the Company is the only exhibitor aggressively pursuing a growth strategy in both specialty-film and second-run exhibition.

     The Company competes for film based on the location of its theaters and number of competitors within its film zones. In film zones where the Company has little or no direct competition, management selects those pictures that it believes will be most successful in its markets from those offered to it by distributors. The Company faces little or no competition for films in any of its second-run film zones. In addition, the Company is granted a period of exclusivity in its area for selected specialty films at many of its specialty-film theaters. In film zones in which the Company faces competition for films, it generally licenses films based on an allocation process. Management believes that the principal competitive factors in licensing films include: licensing terms; the seating capacity, location, quality, and reputation of an exhibitor's theaters; the quality of projection and sound equipment at the theaters; and the exhibitor's ability and willingness to promote the films.


     The Company competes for customers based on the availability of popular films, the location of theaters, the comfort and quality of theaters, and ticket prices. Management believes that its admission prices are competitive with admission prices of respective competing theaters. On a pro forma basis for the year ended December 31, 1997 and the six months ended June 30, 1998, the Company achieved an approximate average ticket price of $3.15 and $3.26, respectively. The U.S. average ticket price for the year ended December 31, 1997 was $4.59. The Company's average ticket price is lower than the national average due to the Company's large concentration of second-run theaters.


     Management believes that the emergence of new motion picture distribution channels has not adversely affected attendance at theaters and that these new channels do not provide an experience comparable to the out-of-home experience of viewing a motion picture in a theater. Management believes that the public will continue to recognize the advantages of viewing a film on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a large audience. Theatrical exhibition is the primary distribution channel for new motion picture releases. Successful theatrical release of a film in international markets and in "downstream" distribution channels, such as home video, pay-per-view, pay cable, network television, and syndicated television, generally depends on successful theatrical release in the United States.

REGULATION

     The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from those cases, to which the Company is not a party, have a material impact on the industry and the Company. These consent decrees bind certain motion picture distributors and require the films of such distributors to be offered and licensed to exhibitors, including the Company, on a film-by-film and theater-by-theater basis. Consequently, the Company cannot assure itself of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for its licenses on a film-by-film and theater-by-theater basis.

     The Company is subject to various general regulations applicable to its operations including the Americans with Disabilities Act (the "ADA"). Management is not currently aware of any pending or threatened action in regard to the Company's compliance with the ADA.

LEGAL PROCEEDINGS

     From time to time the Company is involved in legal proceedings arising from the ordinary course of its business operations. The Company does not believe that the resolution of these proceedings will have a material adverse effect on the Company's financial condition and results of operations.

YEAR 2000

     The Company believes that the computer equipment and software used in its operations will function properly with respect to dates in the Year 2000 and thereafter. The Company is in the process of communicating with its significant suppliers to determine the extent to which interfaces with such entities are vulnerable to Year 2000 issues and the extent to which any products or services purchased by or from such entities are vulnerable to Year 2000 issues. The Company presently believes that the Year 2000 issues will not require the Company to incur any material costs or pose significant operational problems for the Company directly or as a result of any Year 2000 issues of suppliers.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following sets forth certain information, regarding the executive officers and directors of the Company:


           NAME             AGE                          POSITION
           ----             ---                          --------
Steven L. Holmes..........  40       Chief Executive Officer, Chief Financial Officer
                                     and Director
John M. Sullivan..........  62       Chairman of the Board of Directors
Thomas J. Owens...........  41       President and Director
Bert Manzari..............  52       President of Landmark and Director
Ron Reid..................  56       Executive Vice President, Operations
Paul Richardson...........  49       Executive Vice President
Stephen Kauzlaric.........  32       Vice President, Treasurer
David H. Wong.............  34       Director
Christopher A. Laurence...  30       Director
James Rosenthal...........  34       Director
Thomas E. Davin...........  40       Director


     Steven L. Holmes, Chief Executive Officer, Chief Financial Officer and Director. Mr. Holmes is a co-founder of the Company, and has served as Chief Executive Officer, Chief Financial Officer and Director since the Company's inception. Prior to joining the Company, from 1993 to 1996, Mr. Holmes served as Chief Financial Officer of Cobblestone Golf Group ("Cobblestone"). Prior to his employment with Cobblestone, Mr. Holmes served as a Director and Chief Financial Officer of Cinemark USA, Inc. ("Cinemark"). Prior to joining Cinemark, Mr. Holmes was a manager at Deloitte & Touche LLP.

     John M. Sullivan, Chairman of the Board of Directors. Mr. Sullivan has served as a Chairman of the Board of Directors of the Company since its inception in June 1996. He is presently a director of The Scotts Company, Clinical Communications Group Inc., Cobblestone Golf Group, Inc. and Rental Service Corporation. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc.

     Thomas J. Owens, President and Director. Mr. Owens is a co-founder of the Company and has served as President and a Director since the Company's inception. Prior to joining the Company, from 1987 to 1996 Mr. Owens served as the Vice President of Real Estate Development of Cinemark. Prior to joining Cinemark in 1987, Mr. Owens spent six years in commercial real estate in the Austin, Texas area. In 1985, he formed a real estate company specializing in anchor tenant representation, where he worked to acquire locations for Cinemark.

     Bert Manzari, President of Landmark and Director. Mr. Manzari is President of Landmark Theatre Corp., a subsidiary of the Company, and is a director of the Company. Prior to joining the Company, Mr. Manzari was Senior Vice President, Head Film Buyer of Landmark since 1982. Prior to that time, Mr. Manzari was President and Head Film Buyer for Seven Gables Theaters, a northwestern theater circuit located in Seattle, Washington. Prior to that time, Mr. Manzari opened the Guild Theatre in Albuquerque in 1974, where Mr. Manzari and Paul Richardson expanded this holding into Movie, Inc., a circuit of 13 repertory screens in the south and southwestern parts of the United States.

     Ron Reid, Executive Vice President, Operations. Mr. Reid has served as Executive Vice President of Operations since December 1996. Prior to joining the Company, Mr. Reid served as Vice President of Construction and Purchasing, Worldwide for Cinemark from 1988 to 1996. Prior to that time, Mr. Reid served as Cinemark's Western Region Operations Manager from 1987 to 1988. Prior to joining Cinemark, Mr. Reid held the position of Director of Operations, overseeing concessions, construction and personnel for Theatre Operators, Inc. for eight years.

     Paul Richardson, Executive Vice President. Mr. Richardson will serve as Executive Vice President of the Company upon the closing of Landmark Acquisition. Mr. Richardson has served as Senior Vice President of Operations of Landmark since 1982. Prior to joining Landmark, Mr. Richardson owned and operated Movie, Inc., a circuit of 13 repertory screens in the south and southwestern parts of the United States. Mr. Richardson is responsible for the operation, renovation, acquisition and design of Landmark's theaters.

     Stephen Kauzlaric, Vice President, Treasurer. Mr. Kauzlaric has served as the Company's Vice President, Treasurer, since September 1997. Prior to joining the Company, Mr. Kauzlaric held several positions with Cobblestone, including Director of Strategic Planning and Director of Acquisitions. Prior to joining Cobblestone, Mr. Kauzlaric was an Assistant Vice President at First Interstate Bank in the real estate developer lending department.

     David H. Wong, Director. Mr. Wong has served as a director of the Company since its inception in June 1996. Mr. Wong joined Brentwood in July 1989 and is presently a general partner of Brentwood Golf Partners, L.P., Brentwood, Brentwood Buyout Management Partners, L.P. and Brentwood Buyout Partners, L.P. and is a managing member of Brentwood Private Equity, L.L.C. and Brentwood Private Equity Management, L.L.C. Mr. Wong is also a director of Clinical Communications Group Inc., Aspen Marketing Group, Inc., Cobblestone Golf Group, Inc. and Horizon Cellular Telephone Company, Inc.

     Christopher A. Laurence, Director. Mr. Laurence has served as a director of the Company since its inception in June 1996. Mr. Laurence joined Brentwood in 1991 and is presently a managing member of Brentwood Private Equity, L.L.C. and Brentwood Private Equity Management, L.L.C. Mr. Laurence is also a director of Rental Service Corporation and Aspen Marketing Group, Inc.

     James Rosenthal, Director. Mr. Rosenthal has served as a Director of the Company since its inception in June 1996. Mr. Rosenthal also serves as Executive Vice President of Business Development for New Line Cinema Corporation, a position he has held since 1992. In his capacity at New Line, Mr. Rosenthal focuses on new business opportunities, mergers and acquisitions, finance, and joint ventures. Prior to this time, Mr. Rosenthal was a Senior Associate with the management consulting firm Booz, Allen & Hamilton.

     Thomas E. Davin, Director. Thomas E. Davin has served as a director of the Company since March 1998. In June 1997 he was appointed Chief Operating Officer for Taco Bell Corp. Mr. Davin joined Taco Bell Corp. in November 1993 as Vice President and General Manager for the South Central Region. In September 1996, he was named Vice President of Operations. Prior to joining Taco Bell Corp. and since October 1991, Mr. Davin served as Director, Mergers and Acquisitions for PepsiCo. Inc. Mr. Davin is also a director of Cobblestone Golf Group, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth, with respect to the services rendered during the 1997 fiscal year, the total compensation paid by the Company to its five most highly-compensated officers.

                             EXECUTIVE COMPENSATION

                                                                       TOTAL
         NAME AND PRINCIPAL POSITION             SALARY      BONUS     OTHER
         ---------------------------            --------    -------    ------
Steven L. Holmes..............................  $146,222    $42,635    $9,797
Chief Executive Officer, Chief Financial
Officer
Thomas J. Owens...............................  $144,865    $39,792    $8,434
President
Ron Reid......................................  $142,770    $26,125    $7,368
Executive Vice President, Operations
John Ralston..................................  $ 72,849    $ 6,000    $1,368
Controller
Stephen Kauzlaric.............................  $ 27,788    $     0    $1,962
Vice President, Treasurer

EMPLOYMENT ARRANGEMENTS

     In connection with the Landmark Acquisition, the Company assumed the employment agreements of two senior executive officers of Landmark. Pursuant to such agreements and the amendments thereto, these executives are entitled to receive certain compensation and benefits through the term of their respective agreement as well as upon the termination of their respective agreement prior to the expiration of such term.

     Bert Manzari, President of Landmark, receives a salary of $330,000 per year and is eligible to receive a bonus based upon Landmark reaching certain performance targets. In addition, he will be eligible to receive certain payments under a long-term incentive plan based on the future value of the Company. His employment agreement provides that his salary is subject to fixed annual increases. The term of his agreement expires on March 31, 2001.

     Paul Richardson, Executive Vice President, currently receives a salary of $285,000 per year and is eligible to receive a bonus based upon Landmark reaching certain performance targets. His employment agreement provides that his salary is subject to increase based on the Consumer Price Index after March 31, 1999. In addition, he was given the opportunity to purchase 1000 shares of the Company's common stock. The term of his agreement expires on March 31, 2001.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors of the Company do not receive any compensation for their services as directors. They do receive reimbursement for travel and other expenses incurred in their capacity as directors.

                             PRINCIPAL STOCKHOLDERS

     The Company has two classes of voting securities, Common Stock and preferred stock designated as voting Series A Preferred Stock ("Series A Preferred Stock"). The Common Stock and Series A Preferred Stock vote together as a single class. The following table sets forth, as of the date of the closing of the Private Offering, the ownership of Common Stock and Series A Preferred Stock of the Company by each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock or Series A Preferred Stock, respectively, by each director, by each executive officer listed in the table below, and by all directors and officers as a group.

                                                                          SERIES A
                                      COMMON STOCK                    PREFERRED STOCK                 PERCENT OF
                                  AMOUNT AND NATURE OF   PERCENT    AMOUNT AND NATURE OF   PERCENT    ALL VOTING
        NAME AND ADDRESS          BENEFICIAL OWNERSHIP   OF CLASS   BENEFICIAL OWNERSHIP   OF CLASS   SECURITIES
        ----------------          --------------------   --------   --------------------   --------   ----------
Brentwood Associates
  Buyout Fund II, L.P.(1).......         82,010            70.0%          249,180            87.7%       82.3%
DLJ Fund Investment Partners II,
  L.P.(2).......................         12,151            10.4            29,878            10.5        10.4
Steven L. Holmes(3).............          6,400             5.5               936             0.3         1.8
Thomas J. Owens(3)..............          6,400             5.5               936             0.3         1.8
Ron Reid(3).....................          3,164             2.7               468             0.2         0.9
John M. Sullivan(1).............          1,328             1.1               987             0.3         0.6
Stephen Kauzlaric(3)............          1,000             0.9                 0               0         0.2
Paul Richardson(4)..............          1,000             0.9                 0               0         0.2
James Rosenthal(1)..............            628             0.5               994             0.3         0.4
Tom Davin(1)....................            546             0.5               745             0.3         0.3
David H. Wong(1)(5).............         82,010            70.0%          249,180            87.7%       82.3%
Christopher A. Laurence(1)(5)...         82,010            70.0%          249,180            87.7%       82.3%
All Directors and Officers as a
  group (eight
  individuals)(5)...............         20,466            17.5%            5,066             1.8%        6.3%

---------------
(1) The address for Brentwood Associates Buyout Fund II, L.P. and Messrs. Davin, Sullivan, Rosenthal, Wong and Laurence is c/o Brentwood Associates, 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(2) The address for DLJ Fund Investment Partners II, L.P. is 277 Park Avenue, New York, New York 10172.

(3) The address for Messrs. Holmes, Kauzlaric, Owens and Reid is c/o Silver Cinemas International, Inc., 4004 Beltline Road, Suite 205, Dallas, Texas 75244.

(4) The address for Mr. Richardson is c/o Landmark Theatre Corp., 2222 S. Barrington Avenue, Los Angeles, California 90064.

(5) Includes 82,010 shares of Common Stock and 249,180 shares of Series A Preferred Stock held by Brentwood Associates Buyout Fund II, L.P. Each of Messrs. Wong and Laurence are managing members of the general partner of Brentwood Associates Buyout Fund II, L.P. and may be deemed to share investment and voting control over the shares of Common Stock and Series A Preferred Stock owned by Brentwood Associates Buyout Fund II, L.P. Each of Messrs. Wong and Laurence disclaims beneficial ownership of such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH BRENTWOOD


     Pursuant to a Corporate Development and Administrative Services Agreement, dated as of July 2, 1996, between Brentwood Private Equity LLC ("BPE"), an affiliate of Brentwood, and the Company, as amended (the "Services Agreement"), BPE has agreed to assist in the corporate development activities of the Company by providing services to the Company, including (i) assistance in analyzing, structuring and negotiating the terms of investments and acquisitions, (ii) researching, identifying, contacting, meeting and negotiating with prospective sources of debt and equity financing, (iii) preparing, coordinating and conducting presentations to prospective sources of debt and equity financing,
(iv) assistance in structuring and establishing the terms of debt and equity financing and (v) assistance and advice in connection with the preparation of the Company's financial and operating plans. Pursuant to the Services Agreement, BPE is entitled to receive: (i) financial advisory fees equal to 1.5% of the acquisition cost of the Company's completed acquisitions; (ii) upon the occurrence of certain events, monitoring fees equal to 1% of the aggregate amount of investment in Company by Brentwood; and (iii) reimbursement of its reasonable fees and expenses incurred from time to time (a) in performing the services rendered thereunder and (b) in connection with any investment in, financing of, or sale, distribution or transfer of any interest in the Company by BPE or any person or entity associated with BPE. For the year ended December 31, 1997, and the six months ended June 30, 1998, BPE was paid $81,505 (including reimbursement of fees and expenses) and $1,388,409, respectively, pursuant to the Services Agreement.


STOCKHOLDERS AGREEMENT

     The Company and its stockholders (the "Stockholders") have entered into a stockholders agreement (the "Stockholders Agreement") which provides certain restrictions and rights related to the transfer, sale or purchase of Common Stock and Series A Preferred Stock (collectively, the "Company Stock"). Such restrictions and rights include the following: (i) except as set forth below, a Stockholder may not sell or transfer any shares of the Company Stock without first giving the Company the right of first refusal to purchase such shares;
(ii) in the event that Brentwood agrees to sell or transfer any of its shares of Common Stock, the other Stockholders shall have the right to sell or transfer a proportionate number of shares of Company Stock as part of such sale or transfer; and (iii) in the event that Brentwood agrees to sell or transfer all of its shares of Company Stock, the other Stockholders shall be obligated to sell or transfer all of their shares of Company Stock as part of such sale or transfer. In connection with the Stockholders Agreement, the Company and the Stockholders have entered into a registration rights agreement which provides that the Stockholders would have certain piggyback rights upon the registration for a public offering of the Company Stock by the Company.

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

     The Company repaid all of the indebtedness under the Old Credit Facility with proceeds from the Private Offering. Silver Cinemas, Inc. (the "Borrower"), a subsidiary of the Company, intends to amend and restate such facility (as amended and restated, the "Revolving Credit Facility"). Until the Borrower amends and restates the facility, the Company will not be able to borrow under any credit facility. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ Securities") will act as arranger under the Revolving Credit Facility for a syndicate of financial institutions (collectively, the "Lenders"). The following is a summary description of the principal terms and conditions expected to be contained in the Revolving Credit Facility. The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms and conditions of the Revolving Credit Facility. The Company's obligations under the Revolving Credit Facility will constitute Senior Debt and Guarantor Senior Debt with respect to the Notes.

     DLJ Capital Funding, Inc. has committed, subject to compliance with customary conditions and satisfactory documents, to provide the Borrower with a five year reducing revolving credit facility with aggregate availability of $40.0 million. The Borrower, subject to execution of a credit agreement (the "Credit Agreement"), may utilize borrowings to fund working capital requirements, including issuance of stand-by and trade letters of credit, and for other general corporate purposes, including the acquisition and construction of theaters. Borrowings under the Revolving Credit Facility will be guaranteed by Silver Cinemas International, Inc., the Company of the Notes, and each of the Company's direct and indirect domestic subsidiaries. The Revolving Credit Facility and the guarantees thereof will be secured by a perfected first priority security interest in substantially all material assets of the Company and its direct and indirect domestic subsidiaries including: (i) fee interests and certain leasehold interests in real property; (ii) accounts receivable, equipment, inventory and intangibles; and (iii) the capital stock of the Company and its direct and indirect domestic subsidiaries.

     Amounts borrowed under the Revolving Credit Facility will bear interest at a rate per annum equal (at the Borrower's option) to: (i) the Administrative Agent's reserve-adjusted LIBO rate ("LIBOR") plus an applicable margin or (ii) an alternate base rate based on the Administrative Agent's prime rate, plus an applicable margin. Initially, the applicable margin is expected to be 2.75% per annum for LIBOR loans and 1.75% per annum for alternate base rate loans and will be tied to a grid based on the Company's ratio of Funded Debt to Adjusted EBITDA (as each will be defined in the Revolving Credit Facility). The Borrower will be required to pay, on a quarterly basis, a commitment fee on the undrawn portion of the Revolving Credit Facility at an initial rate equal to 0.50% and thereafter at a rate equal to 0.50% or 0.375% per annum depending on the Company's ratio of Funded Debt to Adjusted EBITDA.

     The Lenders' obligations under the Revolving Credit Facility to advance funds at any time during the five-year term will be subject to certain conditions customary in secured credit facilities, including the absence of a default under the Credit Agreement. Borrowings under the Revolving Credit Facility will reduce quarterly, with an annual reduction of approximately $5.0 million, commencing fifteen months from the execution of the Credit Agreement. In addition, the Revolving Credit Facility will provide for mandatory prepayments of (i) certain net proceeds from the sale of assets, subject to certain exceptions, (ii) all net proceeds from the issuance of debt securities, and (iii) all of the net proceeds from certain equity issuances.

     The Credit Agreement will contain a number of covenants that, among other things, restrict the ability of the Borrower, the Company and its subsidiaries to dispose of assets, incur additional indebtedness or guarantees, prepay other indebtedness or amend certain debt instruments (including the Notes), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, change the business conducted by the Company or its subsidiaries or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. Consent of the Lenders to acquisitions will be required under certain circumstances. In addition, under the Credit Agreement, the Company will be required to maintain specified financial ratios and tests, including a ratio of Funded Debt to Adjusted EBITDA below a specified maximum, and above minimum fixed charge coverage levels and minimum interest coverage levels. The inability of the Borrower to meet such ratios and tests will result in the Borrower being unable to borrow under the Revolving Credit Facility, in addition to constituting a default under the Credit Agreement. In such circumstances, the Company could be unable to effect its acquisition strategy or fund capital expenditures. See "Risk Factors -- Restrictive Covenants of Revolving Credit Facility; Inability to Borrow Additional Amounts."

     The Credit Agreement will contain customary events of default, including without limitation events of default relating to (i) failure to pay principal, interest or fees, (ii) breach of covenants, representations or warranties, (iii) cross default to other indebtedness (including the Notes) or material contracts,
(iv) bankruptcy, (v) change of control, (vi) the occurrence of a material adverse effect and (vii) material judgments. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the Credit Agreement and foreclosure on the collateral securing such obligations, which would have a material adverse effect on the holders of the Notes.

                         DESCRIPTION OF EXCHANGE NOTES

     The Notes were issued under an indenture (the "Indenture") dated April 15, 1998 by and among the Company, the Guarantors and Norwest Bank, Minnesota, National Association, as Trustee (the "Trustee") in a private transaction not subject to the Securities Act. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture and the Registration Rights Agreement may be obtained from the Company or the Initial Purchasers as set forth below under "-- Additional Information." The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.


     The Notes are general unsecured obligations of the Company, limited to $115,000,000 aggregate principal amount of which $100.0 million aggregate principal amount was issued in the Private Offering. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." The Notes are subordinated in right of payment to, all existing and future Senior Debt of the Company. The Notes are fully and unconditionally guaranteed on a senior subordinated basis by all of the Company's current Subsidiaries on a joint and several basis. See "-- Guarantees." The Guarantees are general unsecured obligations of the Guarantors and are subordinated in right of payment to all existing and future Guarantor Senior Debt. As of June 30, 1998, the Company and its Subsidiaries had $5.2 million of Senior Debt and Guarantor Senior Debt outstanding. All Indebtedness incurred under the Revolving Credit Facility will be Senior Debt of the Company and Guarantor Senior Debt of the Subsidiaries and will be secured by substantially all of the assets of the Company and its Subsidiaries.


     Except as described in "Change of Control," the Indenture does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a takeover, recapitalization or similar restructuring of the Company. If a Change of Control were to occur, it could be the case that the Company would not have adequate funds to repurchase the Notes as required by the Indenture and/or that the Revolving Credit Facility will not permit such repurchase. See "-- Change of Control."

     The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest and Liquidated Damages, if any, may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $115.0 million, of which an aggregate principal amount of $100.0 million issued in the Private Offering, and will mature on April 15, 2005. Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semiannually in cash on each April 15 and October 15 commencing on October 15, 1998, to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after April 15, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2001..............................................   107.875%
2002..............................................   105.250%
2003..............................................   102.625%
2004 and thereafter...............................   100.000%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to April 15, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem the Notes at a redemption price equal to 110 1/2% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes originally issued under the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Equity Offering.

     Mandatory Redemption. The Company is not required to make redemption or sinking fund payments with respect to the Notes.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of a Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations (including interest accruing after the commencement date of any such proceeding whether or not allowable as a claim in any such proceeding) due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance"). If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") or (y) acquire any of the Notes for cash or property or otherwise (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance"). Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.


     After giving effect to the Transactions, the aggregate amount of Senior Debt and Guarantor Senior Debt was approximately $5.2 million at June 30, 1998.


GUARANTEES

     Each Guarantor fully and unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt payment of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees are subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants -- Limitation on Asset Sales," the Guarantor's Guarantee will be released.

     Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, the Company will be required to offer to purchase all of the Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Revolving Credit Facility and all other Senior Debt or Guarantor Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Revolving Credit Facility and all other such Senior Debt or Guarantor Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Revolving Credit Facility and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company, including any requirements to repay in full the Revolving Credit Facility, any such Senior Debt or Guarantor Senior Debt or obtain the consents of such lenders to such Change of Control Offer as set forth in the second paragraph of this Section, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or any Preferred Stock of a Restricted Subsidiary or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter after the Issue Date and ending on the last day of the fiscal quarter ending at least 30 days prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any such proceeds that have been used to make Investments in Unrestricted Subsidiaries pursuant to clause
(vii) of the definition of Permitted Investments); plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from a Equity Offering to the extent used to redeem the Notes); plus (z) to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (B) the initial amount of such Investment.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or any Preferred Stock of a Restricted Subsidiary either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $500,000 in any calendar year or $2.5 million in the aggregate; (5) so long as no Default or Event of Default has occurred and is continuing, amounts paid by the Company or its Subsidiaries to Brentwood in accordance with the Administrative Services Agreement. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii) and (4) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either (A) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to make any investment in assets which constitute or are part of businesses which are materially related to the business of the Company and its Subsidiaries as of the Issue Date or in 100% of the issued and outstanding Capital Stock of a Person the assets of which are principally comprised of such assets ("Replacement Assets"), or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and (iii)(B). On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash

Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

     Notwithstanding the immediately preceding paragraph, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 80% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for fair market value; provided, that if the total consideration with respect to such Asset Sale is greater than $10.0 million (as determined in good faith by the Company's Board of Directors), the Company shall obtain a fairness opinion from an Independent Financial Advisor; provided further, that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the immediately preceding paragraph.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) the Revolving Credit Facility; (4) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) restrictions arising by customary non-assignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices; (8) restrictions contained in purchase money or capital lease obligations for property acquired in the ordinary course of business; (9) any customary restriction or encumbrance contained in contracts for sale of assets or sales of Capital Stock of Restricted Subsidiaries permitted by the Indenture; or (10) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (5) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect than the provisions relating to such encumbrance or restriction contained in agreements whose Indebtedness is being refinanced.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Liens securing Guarantor Senior Debt; (C) Liens securing the Notes and the Guarantees; (D) Liens in favor of the Company or a Restricted Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (ii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (iv) of the first paragraph of this covenant.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution filed with the Trustee stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) so long as no Default or Event of Default has occurred and is continuing, amounts paid by the Company or its Subsidiaries to Brentwood in accordance with the Administrative Services Agreement; and (v) Restricted Payments permitted by the Indenture.

     Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

     Reports to Holders. The Indenture will provide that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA
Section 314(a).

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

          (v) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (vii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Revolving Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Revolving Credit Facility or five Business Days after receipt by the Company and the Representative under the Revolving Credit Facility of such Acceleration Notice. If an Event of Default specified in clause
(vi) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (iv) of the first paragraph of this section, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (iv) have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (ii) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences
(i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,
(iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture, the Revolving Credit Facility or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; or (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, in either such case, or modify any of the provisions or definitions with respect thereto. Any modification or change of the provisions of the Indenture or the related definitions affecting subordination in any manner which adversely affects the holders of Designated Senior Debt or

Designated Guarantor Senior Debt will also require the consent of the holders of such Designated Senior Debt or Designated Guarantor Senior Debt.

GOVERNING LAW

     The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Administrative Services Agreement" means that certain Corporate Development and Administrative Services Agreement between the Company and Brentwood dated as of July 2, 1996, as such agreement has been amended by that certain First Amendment thereto dated on or about the Issue Date, as such agreement is in effect on the Issue Date.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or (b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000,
(ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company or any Restricted Subsidiary as permitted under "Merger, Consolidation and Sale of Assets," and (iii) any permitted Restricted Payment.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Brentwood" means Brentwood Private Equity LLP.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) (A) prior to the initial public offering of the Common Stock of the Company, both
(x) the Permitted Holders shall own less than 50% of the aggregate ordinary voting power ("Voting Power") represented by the issued and outstanding Capital Stock of the Company and (y) any Person or Group (other than the Permitted Holders(s)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing Voting Power greater than that owned by the Permitted Holders or (B) subsequent to the initial public offering of the Common Stock of the Company, both (x) the Permitted Holders shall own less than 35% of the aggregate Voting Power represented by the issued and outstanding Capital Stock of the Company and (y) any other Person or Group (other than Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing greater than 35% of the aggregate Voting Power of the Company; or (iii) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense and (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (i) on a pro forma basis for the period of such calculation to the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) on a pro forma basis (calculated in accordance with Article 11 of Regulation S-X under the Securities Act) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person or of any Restricted Subsidiary of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations,
(c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; but, (iii) excluding the amortization of debt discount and amortization or write-off of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Revolving Credit Facility and (ii) any other Indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount or commitment of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt or Guarantor Senior Debt as "Designated Senior Debt" or "Designated Guarantor Senior Debt" by the Company or such Guarantor.

     "Disqualified Capital Stock" means (i) that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes and (ii) Preferred Stock of Subsidiaries of the Company.

     "Equity Offering" means (i) an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act, (ii) a purchase of Qualified Capital Stock or an additional common equity contribution by any of the Permitted Holders, or (iii) a purchase of Qualified Capital Stock by any person engaged in the movie theatre business which has a total equity market value (as determined in good faith by the Company's Board of Directors) or total private market value in excess of $100.0 million.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantor" means (i) each Subsidiary of the Company on the Issue Date and
(ii) each Restricted Subsidiary that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and all other Obligations with respect to any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts and Obligations owing in respect of, (x) all Obligations of every nature of such Guarantor under the Revolving Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Restricted Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company of such Disqualified Capital Stock.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,
(i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder(s)" means Brentwood, Steven L. Holmes and Thomas J.
Owens.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Notes issued in the Private Offering, and the Guarantees thereof;

          (ii) Indebtedness of Company and its Restricted Subsidiaries incurred pursuant to the Revolving Credit Facility, not to exceed $75.0 million reduced by any required permanent repayments as a result of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien (other than a lien in favor of lenders under the Revolving Credit Facility) held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien (other than a lien in favor of lenders under the Revolving Credit Facility) in respect of such Indebtedness, such date shall be deemed the date of the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company of such Indebtedness;

          (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien (other than a lien in favor of lenders under the Revolving Credit Facility); provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien (other than a lien in favor of lenders under the Revolving Credit Facility) in respect of such Indebtedness, such date shall be deemed the date of the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (x) Refinancing Indebtedness;

          (xi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding;

          (xii) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loan and advances made in settlement of such accounts receivable, all in the ordinary course of business and;

          (xiii) purchase money Indebtedness to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding.

     "Permitted Investments" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company, (ii) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company in an amount not to exceed $5.0 million at any one time outstanding;
(iii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iv) investments in cash and Cash Equivalents; (v) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $500,000 at any one time outstanding;
(vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vii) Investments in Unrestricted Subsidiaries not to exceed $5.0 million at any one time outstanding plus the proceeds from the sale Qualified Capital Stock after the Issue Date that are not otherwise used to make a Restricted Payment; (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and (ix) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant.

     "Permitted Junior Securities" means equity interests in the Company or debt securities of the Company, in each case as provided for in a plan of reorganization, that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) and to all Guarantor Senior Debt (and any debt securities issued in exchange for Guarantor Senior Debt) to the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture that have a final maturity and a weighted average life to maturity which is the same as or greater than that of the Notes and that are not secured by any collateral.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xii) Liens securing Indebtedness under Currency Agreements;

          (xiii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xiv) Liens in favor of sellers of theaters in respect of escrows or other deposits made in the ordinary course of business, but in any event not exceeding 15% of the total consideration; and

          (xv) the rights of film distributors under film licensing contracts entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix), (xi), (xii) or
(xiii) of the definition of Permitted Indebtedness), in each case that does not
(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Replacement Assets" has the meaning set forth under "-- Limitation on Asset Sales" above.

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the Credit Agreement among the Company, Silver Cinemas, Inc., as borrower, the lenders party thereto in their capacities thereunder and DLJ Capital Funding, Inc., together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other Obligations with respect to, any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts and Obligations owing in respect of, (x) all Obligations of every nature of the Company under the Revolving Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Swap Obligations and (z) all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or of any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of DTC and registered in the name of a nominee of DTC.

     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Notice to Investors."

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes, which certificates will bear the legends referred to under the heading "Notice to Investors."

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the Holders of Private Notes (including any broker-dealers), and certain parties related to such Holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of Silver Cinemas as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and the period May 10, 1996 (inception) to December 31, 1996; and the financial statements of Landmark as of December 31, 1997 and for the year then ended appearing in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Landmark as of December 31, 1996 and for the six months ended December 31, 1996, the three months ended June 30, 1996 and the year ended March 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of StarTime as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 have been included herein and in the registration statement in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements regarding registrants that file electronically with the Commission and the address of this site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered Holders of the Notes, without cost to the Trustee or such registered Holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission

(but only if the Commission at such time is accepting such voluntary filings) and distribute to Holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

     The principal address of the Company is 4004 Beltline Road, Suite 205, Dallas, Texas 75244, and the Company's telephone number is (972) 503-9851.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
SILVER CINEMAS INTERNATIONAL, INC.
  Independent Auditors' Report -- Deloitte & Touche LLP.....  F-3
  Consolidated Balance Sheets at December 31, 1997 and
     1996...................................................  F-4
  Consolidated Statements of Operations for Year ended
     December 31, 1997, and the period from May 10, 1996
     (inception) to December 31, 1996.......................  F-5
  Consolidated Statements of Stockholders' Equity for Year
     ended December 31, 1997, and the period from May 10,
     1996 (inception) to December 31, 1996..................  F-6
  Consolidated Statements of Cash Flows for Year ended
     December 31, 1997 and the period from May 10, 1996
     (inception) to December 31, 1996.......................  F-7
  Notes to Consolidated Financial Statements................  F-8
  Unaudited Condensed Consolidated Balance Sheet as of June
     30, 1998...............................................  F-13
  Unaudited Condensed Consolidated Statements of Operations
     for the Six Months Ended June 30, 1998 and 1997........  F-14
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the Six Months Ended June 30, 1998 and 1997........  F-15
  Notes to Unaudited Interim Condensed Consolidated
     Financial Statements...................................  F-16
THE LANDMARK THEATRE GROUP
  Independent Auditors' Report -- Deloitte & Touche LLP.....  F-18
  Consolidated Balance Sheet at December 31, 1997...........  F-19
  Consolidated Statement of Operations for Year ended
     December 31, 1997......................................  F-20
  Consolidated Statement of Changes in Shareholder's Equity
     for Year ended December 31, 1997.......................  F-21
  Consolidated Statement of Cash Flows for Year ended
     December 31, 1997......................................  F-22
  Notes to Consolidated Financial Statements................  F-23
THE LANDMARK THEATRE GROUP
  Independent Auditors' Report -- KPMG Peat Marwick LLP.....  F-28
  Consolidated Balance Sheets at December 31, 1996 and March
     31, 1996...............................................  F-29
  Consolidated Statements of Operations for the six months
     ended December 31, 1996, three months ended June 30,
     1996 and Year ended March 31, 1996.....................  F-30
  Consolidated Statements of Changes in Shareholders' Equity
     for the six months ended December 31, 1996, three
     months ended June 30, 1996 and Year ended March 31,
     1996...................................................  F-31
  Consolidated Statements of Cash Flows for the six months
     ended December 31, 1996, three months ended June 30,
     1996 and Year ended March 31, 1996.....................  F-32
  Notes to Consolidated Financial Statements................  F-33
  Unaudited Condensed Consolidated Balance Sheet as of March
     31, 1998...............................................  F-40
  Unaudited Condensed Consolidated Statements of Operations
     for the Three Months Ended March 31, 1998 and 1997.....  F-41
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the Three Months Ended March 31, 1998 and 1997.....  F-42
  Notes to Unaudited Interim Condensed Consolidated
     Financial Statements...................................  F-43

                                                              PAGE
                                                              ----
STARTIME CINEMA, INC.
  Independent Auditors' Report -- Coopers & Lybrand
     L.L.P..................................................  F-44
  Consolidated Balance Sheets at December 31, 1997 and
     1996...................................................  F-45
  Consolidated Statements of Operations for Years ended
     December 31, 1997, 1996 and 1995.......................  F-46
  Consolidated Statements of Stockholders' Equity for Years
     ended December 31, 1997, 1996 and 1995.................  F-47
  Consolidated Statements of Cash Flows for Years ended
     December 31, 1997, 1996 and 1995.......................  F-48
  Notes to Consolidated Financial Statements................  F-49
  Unaudited Condensed Consolidated Balance Sheet as of March
     31, 1998...............................................  F-58
  Unaudited Condensed Consolidated Statements of Operations
     for the Three Months Ended March 31, 1998 and 1997.....  F-59
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the Three Months Ended March 31, 1998 and 1997.....  F-60
  Notes to Unaudited Interim Condensed Consolidated
     Financial Statements...................................  F-61

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Silver Cinemas International, Inc.

     We have audited the accompanying consolidated balance sheets of Silver Cinemas International, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period from May 10, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Silver Cinemas International, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and for the period from May 10, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 26, 1998

                       SILVER CINEMAS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   276,497    $ 4,709,457
  Inventories...............................................      147,792        100,512
  Prepaid expenses and other................................      264,601         40,588
                                                              -----------    -----------
          Total current assets..............................      688,890      4,850,557
THEATER PROPERTIES AND EQUIPMENT:
  Land......................................................       50,000         50,000
  Buildings.................................................    1,000,000      1,000,000
  Leasehold interests and improvements......................    2,103,055          1,350
  Theater furniture and equipment...........................    6,138,930      2,280,630
  Theaters under construction...............................       77,575         67,745
                                                              -----------    -----------
          Total.............................................    9,369,560      3,399,725
  Less accumulated depreciation and amortization............     (681,136)       (39,179)
                                                              -----------    -----------
          Theater properties and equipment -- net...........    8,688,424      3,360,546
GOODWILL -- NET (Note 2)....................................   10,023,423      8,029,875
OTHER ASSETS -- NET (Note 3)................................    2,526,562      1,585,738
                                                              -----------    -----------
          TOTAL.............................................  $21,927,299    $17,826,716
                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 4)................  $     6,448    $ 2,000,000
  Accounts payable..........................................       42,599        203,222
  Accrued film rentals......................................      240,170        193,322
  Accrued payrolls..........................................      282,348        203,845
  Accrued property taxes and other liabilities..............    1,132,126        452,792
                                                              -----------    -----------
          Total current liabilities.........................    1,703,691      3,053,181
LONG-TERM DEBT, less current portion (Note 4)...............    6,590,561
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
STOCKHOLDERS' EQUITY (Note 5):
  Series preferred stock, 100,000 shares authorized, no
     shares issued
  Series A preferred stock, $.01 par value, 400,000 shares
     authorized, 152,038 and 151,739 shares issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................   15,203,800     15,173,900
  Common stock, $.01 par value; 200,000 shares authorized,
     100,784 and 98,320 shares issued and outstanding at
     December 31, 1997 and 1996, respectively...............        1,008            983
  Additional paid-in capital................................       99,712         97,295
  Stockholder notes receivable..............................     (116,079)      (116,436)
  Accumulated deficit.......................................   (1,555,394)      (382,207)
                                                              -----------    -----------
          Total stockholders' equity........................   13,633,047     14,773,535
                                                              -----------    -----------
          TOTAL.............................................  $21,927,299    $17,826,716
                                                              ===========    ===========

                See notes to consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                  PERIOD FROM
                                                                                 MAY 10, 1996
                                                               YEAR ENDED     (DATE OF INCEPTION)
                                                              DECEMBER 31,      TO DECEMBER 31,
                                                                  1997               1996
                                                              ------------    -------------------
REVENUES:
  Admissions................................................  $10,367,555         $  787,291
  Concessions...............................................    8,097,921            609,634
  Other.....................................................      296,102             23,005
                                                              -----------         ----------
          Total.............................................   18,761,578          1,419,930
COSTS AND EXPENSES:
  Cost of operations:
     Film rentals...........................................    4,483,842            378,199
     Concession supplies....................................    1,462,163            110,875
     Salaries and wages.....................................    3,064,974            275,754
     Facility leases........................................    3,311,740            207,339
     Advertising............................................      755,337             46,155
     Utilities and other....................................    3,024,285            200,786
  General and administrative expenses.......................    1,900,892            576,574
  Depreciation and amortization.............................    1,479,090            102,896
                                                              -----------         ----------
          Total.............................................   19,482,323          1,898,578
                                                              -----------         ----------
OPERATING LOSS..............................................     (720,745)          (478,648)
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (352,509)
  Amortization of debt issue costs..........................      (54,907)
  Interest income and other expense, net (Note 4)...........      (28,069)            96,441
                                                              -----------         ----------
LOSS BEFORE INCOME TAX EXPENSE..............................   (1,156,230)          (382,207)
INCOME TAX EXPENSE..........................................       16,957
                                                              -----------         ----------
NET LOSS....................................................   (1,173,187)          (382,207)
PREFERRED STOCK DIVIDENDS...................................     (911,328)          (301,803)
                                                              -----------         ----------
NET LOSS APPLICABLE TO COMMON STOCK.........................  $(2,084,515)        $ (684,010)
                                                              ===========         ==========

                See notes to consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                YEAR ENDED DECEMBER 31, 1997 AND THE PERIOD FROM
             MAY 10, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996

                                 SERIES A
                              PREFERRED STOCK        COMMON STOCK
                           ---------------------   ----------------   ADDITIONAL   SHAREHOLDER
                           SHARES                  SHARES              PAID-IN        NOTES      ACCUMULATED
                           ISSUED      AMOUNT      ISSUED    AMOUNT    CAPITAL     RECEIVABLE      DEFICIT        TOTAL
                           -------   -----------   -------   ------   ----------   -----------   -----------   -----------
Capital stock issuance...  151,739   $15,173,900    98,320   $  983    $97,295      $(151,210)   $        --   $15,120,968
Net loss.................                                                                           (382,207)     (382,207)
Payment of stockholder
  notes receivable.......                                                              34,774                       34,774
                           -------   -----------   -------   ------    -------      ---------    -----------   -----------
BALANCE,
  DECEMBER 31, 1996......  151,739    15,173,900    98,320      983     97,295       (116,436)      (382,207)   14,773,535
Capital stock issuance...      299        29,900     2,464       25      2,417                                      32,342
Net loss.................                                                                         (1,173,187)   (1,173,187)
Payment of stockholder
  notes receivable.......                                                                 357                          357
                           -------   -----------   -------   ------    -------      ---------    -----------   -----------
BALANCE,
  DECEMBER 31, 1997......  152,038   $15,203,800   100,784   $1,008    $99,712      $(116,079)   $(1,555,394)  $13,633,047
                           =======   ===========   =======   ======    =======      =========    ===========   ===========

                See notes to consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  PERIOD FROM
                                                                                 MAY 10, 1996
                                                               YEAR ENDED     (DATE OF INCEPTION)
                                                              DECEMBER 31,      TO DECEMBER 31,
                                                                  1997               1996
                                                              ------------    -------------------
OPERATING ACTIVITIES:
  Net loss..................................................  $(1,173,187)       $   (382,207)
  Noncash items in net loss:
     Depreciation...........................................      642,259              39,179
     Amortization...........................................      891,738              63,717
  Cash from (used for) working capital:
     Inventories............................................      (23,705)
     Prepaid expenses and other.............................     (224,013)            (40,588)
     Accounts payable.......................................     (160,623)            203,845
     Accrued liabilities....................................      804,685             849,336
                                                              -----------        ------------
          Net cash from operating activities................      757,154             733,282
                                                              -----------        ------------
INVESTING ACTIVITIES:
  Acquisitions of theater properties and equipment..........   (4,212,426)        (12,386,187)
  Additions to theater properties and equipment.............   (4,555,736)           (181,707)
  Increase in other assets..................................     (278,710)           (611,673)
                                                              -----------        ------------
          Net cash used for investing activities............   (9,046,872)        (13,179,567)
                                                              -----------        ------------
FINANCING ACTIVITIES:
  Proceeds from the issuance of debt........................    6,600,000           2,000,000
  Payments of debt..........................................   (2,002,991)
  Increase in debt issue costs..............................     (772,950)
  Proceeds from the issuance of stock.......................       32,342          15,120,968
  Payments on stockholder notes receivable..................          357              34,774
                                                              -----------        ------------
          Net cash from financing activities................    3,856,758          17,155,742
                                                              -----------        ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............   (4,432,960)          4,709,457
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................    4,709,457
                                                              -----------        ------------
  End of period.............................................  $   276,497        $  4,709,457
                                                              ===========        ============
SUPPLEMENTAL INFORMATION:
  Stock issued for notes receivable.........................  $                  $    151,210
                                                              ===========        ============
  Cash paid for interest....................................  $   261,607        $
                                                              ===========        ============

                See notes to consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Silver Cinemas International, Inc. and its wholly-owned subsidiary, Silver Cinemas, Inc. (collectively referred to as the "Company"). All intercompany accounts and transactions have been eliminated.

     Business -- The Company owns or leases and operates 25 motion picture theaters (154 screens) in 9 states and manages 2 theaters (11 screens) for another party at December 31, 1997.

     Management Estimates -- In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Revenues are recognized when admissions and concessions sales are received at the theaters. Film rental costs are accrued based on the applicable box office receipts and the terms of the film licenses.

     Cash and Cash Equivalents consist of operating funds held in financial institutions, petty cash held by the theaters and highly liquid investments with original maturities of three months or less when purchased.

     Inventories of concession products are stated at the lower of cost (first-in, first-out method) or market.

     Theater Properties and Equipment are stated at cost assigned as part of the acquisitions (see Note 2) less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows: buildings -- 20 years and theater furniture and equipment -- 10 years. Leasehold interests and improvements are amortized using the straight-line method over the lesser of the lease period or the estimated useful lives of the leasehold improvements.

     Goodwill is amortized on a straight-line basis over a 20-year period. In the event that facts and circumstances indicated that goodwill may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with this asset would be compared to its carrying amount to determine if a write down to market value or discounted cash flows value is required. No adjustments were required at December 31, 1997 or 1996.

     Other Assets, as applicable, are amortized using the straight-line method over five years, and over the four to six year terms of the noncompete and debt agreements.

     Advertising costs are expensed when incurred.

     Deferred Income Taxes are provided under the liability method for temporary differences between revenue and expenses recognized for tax return and financial reporting purposes.

     Financial Instrument disclosure requirements include the estimated fair value of these assets and liabilities. Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of these instruments. In addition, the fair value of the Company's debt obligations were determined to approximate their carrying values since (i) a substantial amount of the December 31, 1997, debt obligations were issued at fair market value during 1997 and (ii) long-term debt amounts are interest rate variable in nature.

                       SILVER CINEMAS INTERNATIONAL, INC.

2. ACQUISITIONS

     In separate transactions, the Company acquired certain assets and businesses as follows:

                            APPROXIMATE     NUMBER     NUMBER
                             PURCHASE         OF         OF         EFFECTIVE
          SELLER               PRICE       THEATERS    SCREENS        DATE
          ------            -----------    --------    -------    -------------
1996
     A....................  $  580,693         4          22      November 1996
     B....................  11,805,494        14          80      November 1996
                            -----------       --         ---
                            $12,386,187       18         102
                            ===========       ==         ===
1997
     C....................  $  370,231         1           6      January 1997
     D....................   2,710,889         2          19      January 1997
     E....................   1,097,200         2          12       April 1997
     F....................      34,106         1           4        May 1997
                            -----------       --         ---
                            $4,212,426         6          41
                            ===========       ==         ===

     The Company's acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The assets and liabilities of acquired businesses are included based on an allocation of the purchase price as follows:

                                                1997          1996
                                             ----------    -----------
Inventories................................  $   23,577    $   100,512
Theater properties and equipment...........   1,414,099      3,218,017
Noncompete agreements......................     250,000      1,000,000
Goodwill...................................   2,524,750      8,067,658
                                             ----------    -----------
                                             $4,212,426    $12,386,187
                                             ==========    ===========

     Goodwill has been recorded as an intangible asset and is presented net of accumulated amortization of $568,985 and $37,783 at December 31, 1997 and 1996, respectively. Pro forma financial information for 1997 has been omitted as the effect is immaterial. The Company paid $81,505 and $184,500 to a principal stockholder (the "Stockholder") for advisory services for the year ended December 31, 1997 and the period from May 10, 1996 (date of inception) to December 31, 1996, respectively.

                       SILVER CINEMAS INTERNATIONAL, INC.

3. OTHER ASSETS

     Other assets at December 31, 1997 and 1996 consist of the following:

                                                 1997          1996
                                              ----------    ----------
Noncompete agreements.......................  $1,250,000    $1,000,000
Debt issue costs............................     772,949
Organization costs..........................      52,431        49,153
                                              ----------    ----------
          Total.............................   2,075,380     1,049,153
Less accumulated amortization...............    (383,982)      (25,935)
                                              ----------    ----------
Net.........................................   1,691,398     1,023,218
Employee notes receivable...................     186,911       261,435
Equipment, lease and other deposits.........     648,253       301,085
                                              ----------    ----------
          Total.............................  $2,526,562    $1,585,738
                                              ==========    ==========

4. DEBT

     The following is a summary of debt at December 31, 1997 and 1996:

                                                1997          1996
                                             ----------    -----------
Revolving loan facility....................  $6,500,000
Other......................................      97,009
Note payable to stockholder (interest at
  prime plus 2%, paid in April 1997).......                $ 2,000,000
                                             ----------    -----------
          Total long-term debt.............   6,597,009      2,000,000
Less current portion.......................      (6,448)    (2,000,000)
                                             ----------    -----------
Long-term debt, less current portion.......  $6,590,561    $        --
                                             ==========    ===========

     Credit Agreement -- In April 1997, the Company entered into a Credit Agreement with a group of lenders, which included a reducing, revolving loan facility and a letter of credit facility. Under the reducing, revolving loan facility, the initial commitment is $25 million, subject to certain restrictions, with quarterly reductions of $1,250,000 scheduled June 30, 1999 through March 31, 2001 and $1,875,000 through March 31, 2003. As of December 31, 1997, the Company did not comply with the leverage and EBITDA provisions. These provisions of the Credit agreement were amended as of January 16, 1998 and March 25, 1998, and the Company obtained a waiver for past noncompliance. As such, there was no unused available credit at December 31, 1997.

     Amounts outstanding under the revolving loan facility bear quarterly interest based on one of the following rates at the Company's option: (i) a variable rate based on the higher of the administrative agent's established commercial lending rate or the federal funds rate plus 0.5% or (ii) a variable rate based on the Eurodollar rate, adjusted in accordance with certain financial ratios. The weighted average interest rate and current interest rate at December 31, 1997, was 7.57% and 7.69%, respectively. The Company pays a commitment fee to the lenders at the rate of 0.375 to 0.5% per annum on the average daily unused portion of the commitment amounts for both the revolving loan and letter of credit facilities.

     The Credit Agreement contains financial and operating covenants requiring, among other items, the maintenance of certain financial standards, as defined, including interest coverage, leverage and EBITDA. In addition, the Credit Agreement contains various covenants which, among other things, limit the Company's ability to incur additional indebtedness, restrict the Company's ability to invest in and divest of assets, and restrict the Company's ability to pay dividends or redeem or purchase its stock.

                       SILVER CINEMAS INTERNATIONAL, INC.

     At December 31, 1997, the scheduled maturities of debt were as follows:

1998.............................................  $    6,448
1999.............................................       7,122
2000.............................................       7,868
2001.............................................       8,692
2002.............................................   4,634,601
Thereafter.......................................   1,932,278
                                                   ----------
                                                   $6,597,009
                                                   ==========

5. CAPITAL STOCK

     Cumulative Preferred Stock -- The Company has 500,000 authorized shares of $.01 par value preferred stock at December 31, 1997, with 400,000 shares designated as voting Series A Preferred Stock ("Series A"). Each outstanding Series A share bears a $6.00 cumulative annual dividend which is payable if earned and declared, if the Series A preferred stock is redeemed or if the Company is liquidated. The Company may redeem all Series A shares at any time for $100 per share plus dividends in arrears. As of December 31, 1997 and 1996, aggregate Series A preferred stock dividends of $1,213,131 and $301,803, respectively, are in arrears.

     At December 31, 1997, the Company has reserved 98,752 and 491 shares of Series A Preferred Stock for potential issuances at $100 per share to the Stockholder and certain officers, respectively.

     Stockholders' Agreement -- The Company and its stockholders have entered into a stockholders' agreement which provides certain restrictions and rights related to the transfer, sale or purchase of capital shares.

6. LEASES AND OTHER COMMITMENTS

     Leases -- The Company conducts a significant part of its theater operations in leased premises under noncancelable operating leases with terms of 1 to 15 years. In addition to the minimum annual lease payment, most of these leases provide for contingent rentals based on operating results and require the payment of taxes, insurance and other costs applicable to the property. Generally, these leases include renewal options for various periods at stipulated rates. Rent expense for the year ended December 31, 1997 and for the period from May 10, 1996 (date of inception) to December 31, 1996 (primarily incurred in November and December 1996) totaled $3,177,013 and $234,293, respectively.

     Future minimum payments under noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 1997, are due as follows:

1998............................................  $ 3,596,042
1999............................................    3,351,775
2000............................................    2,705,573
2001............................................    2,366,104
2002............................................    1,699,912
Thereafter......................................    9,472,899
                                                  -----------
          Total.................................  $23,192,305
                                                  ===========

     After December 31, 1997, the Company entered into a lease agreement that is contingent on the lessor's completing construction of a theater facility. Upon satisfaction of the contingency, the lease agreement will require future minimum lease payments estimated to be $5.5 million over 20 years.

                       SILVER CINEMAS INTERNATIONAL, INC.

     Letters of Credit and Collateral -- At December 31, 1997 and 1996, the Company has an outstanding letter of credit of $15,000 in connection with requirements of a film distributor.

7. CONTINGENCIES

     The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

8. INCOME TAXES

     The 1997 tax provision results from state income taxes. Deferred tax liabilities (assets) at December 31, 1997 and 1996 consist of the following:

                                                1997          1996
                                             -----------    ---------
Gross deferred tax assets:
  Net operating loss carryforwards.........  $(1,700,000)   $(385,000)
  Book accruals and reserves in excess of
     cumulative tax deductions.............      (50,000)     (15,000)
                                             -----------    ---------
          Total............................   (1,750,000)    (400,000)
Gross deferred tax liabilities --
  Tax depreciation and amortization in
     excess of book........................      400,000       50,000
Valuation allowance........................    1,350,000      350,000
                                             -----------    ---------
                                             $        --    $      --
                                             ===========    =========

     The Company has provided a full valuation allowance for net deferred tax assets due to the lack of an earnings history. Gross deferred tax assets at December 31, 1997, include net operating loss carryforwards of approximately $1,700,000 for income tax purposes. These net operating loss carryforwards begin to expire in 2011 and may be limited in use in the event of significant changes in the Company's ownership.

9. SUBSEQUENT AND PENDING TRANSACTIONS

     In March 1998, the Company issued $10 million of Series A preferred stock and common stock to the Stockholder.

     The Company has entered into definitive agreements to acquire substantially all of the assets of The Landmark Theatre Group and StarTime Cinema, Inc. and three theaters of AMC Entertainment, Inc. for a total purchase price of approximately $85.7 million.

                       SILVER CINEMAS INTERNATIONAL, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998


                                     ASSETS


                                                               UNAUDITED
                                                              ------------
CURRENT ASSETS:
  Cash and equivalents......................................  $ 10,626,671
  Inventories...............................................       286,388
  Prepaid expenses and other................................       554,239
                                                              ------------
          Total current assets..............................    11,467,298
THEATER PROPERTIES AND EQUIPMENT:
  Land......................................................     1,810,062
  Buildings.................................................    10,685,601
  Leasehold interests and improvements......................    29,402,500
  Theater furniture and equipment...........................    25,873,611
  Theater under construction................................       478,601
                                                              ------------
          Total.............................................    68,250,375
  Less accumulated depreciation and amortization............    (2,075,155)
                                                              ------------
  Theater properties and equipment, net.....................    66,175,220
GOODWILL -- NET.............................................    52,013,350
OTHER ASSETS -- NET.........................................     7,161,769
                                                              ------------
          TOTAL.............................................  $136,817,637
                                                              ============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long term debt.........................  $    110,000
  Accounts payable..........................................     2,592,322
  Accrued film rentals......................................     2,277,606
  Accrued payrolls..........................................     1,023,542
  Accrued property taxes and other liabilities..............     2,628,443
                                                              ------------
          Total current liabilities.........................     8,631,913
LONG-TERM DEBT, less current portion........................   105,037,016
OTHER LONG-TERM OBLIGATIONS.................................     2,201,168
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series preferred stock, 10,000 shares authorized, no
     shares issued..........................................            --
  Series A preferred stock, $.01 par value, 400,000 shares
     authorized, 284,426 shares issued and outstanding......    28,442,468
  Common stock, $.01 par value, 200,000 shares authorized,
     115,673 shares issued and outstanding..................         1,157
  Additional paid-in capital................................       114,516
  Stockholder notes receivable..............................      (151,978)
  Accumulated deficit.......................................    (7,458,623)
                                                              ------------
          Total stockholders' equity........................    20,947,540
                                                              ------------
          TOTAL.............................................  $136,817,637
                                                              ============


       See notes to interim condensed consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997



                                                                      UNAUDITED
                                                              -------------------------
                                                                 1998           1997
                                                              -----------    ----------
REVENUES:
  Admissions................................................  $15,828,531    $4,835,558
  Concessions...............................................    8,029,807     3,793,916
  Other.....................................................      475,822       109,319
                                                              -----------    ----------
          Total.............................................   24,334,160     8,738,793
COST OF REVENUES:
  Film Rentals..............................................    6,783,877     2,097,600
  Concession supplies.......................................    1,369,564       667,451
  Salaries and wages........................................    4,639,033     1,252,073
  Facility leases...........................................    4,644,333     1,290,541
  Advertising...............................................    1,181,372       281,586
  Utilities and other.......................................    3,625,009     1,726,374
General and administrative..................................    2,147,918       840,487
Depreciation and amortization...............................    2,419,188       666,815
                                                              -----------    ----------
          Total.............................................   26,810,294     8,822,927
                                                              -----------    ----------
OPERATING LOSS..............................................   (2,476,134)      (84,134)
OTHER INCOME (EXPENSE):
Interest expense............................................   (2,409,551)     (124,687)
Amortization of debt issuance costs.........................   (1,144,894)      (14,373)
Interest income and other expense, net......................      151,467        55,200
                                                              -----------    ----------
LOSS BEFORE INCOME TAX EXPENSE..............................   (5,879,112)     (167,994)
INCOME TAX EXPENSE..........................................      (24,116)       (2,299)
                                                              -----------    ----------
NET INCOME (LOSS)...........................................   (5,903,228)     (170,293)
PREFERRED STOCK DIVIDENDS...................................     (669,766)     (456,114)
                                                              -----------    ----------
NET LOSS APPLICABLE TO COMMON STOCK.........................  $(6,572,994)   $ (626,407)
                                                              ===========    ==========


       See notes to interim condensed consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997



                                                                       UNAUDITED
                                                              ---------------------------
                                                                  1998           1997
                                                                  ----           ----
OPERATING ACTIVITIES:
  Net loss..................................................  $ (5,903,228)   $  (170,293)
  Noncash items in net loss:
     Depreciation...........................................     1,394,018        238,579
     Amortization...........................................     2,170,063        428,236
  Cash from (used for) working capital:
     Prepaid expenses and other.............................      (289,638)       (28,507)
     Accounts payable.......................................     1,454,503       (122,472)
     Accrued liabilities....................................     5,370,165        212,179
                                                              ------------    -----------
          Net cash from operating activities................     4,195,883        557,722
                                                              ------------    -----------
INVESTING ACTIVITIES:
  Acquisitions of theater properties and equipment..........   (87,849,475)    (4,314,399)
  Additions to theater properties and equipment.............    (6,555,558)    (3,170,124)
  Increase in other assets..................................    (1,572,570)      (345,114)
                                                              ------------    -----------
          Net cash used for investing activities............   (95,977,603)    (7,829,637)
                                                              ------------    -----------
FINANCING ACTIVITIES:
  Proceeds from the issuance of debt........................   100,000,000      4,750,000
  Payments of debt..........................................    (6,597,009)    (2,000,000)
  Increase in debt issue costs..............................    (4,488,818)            --
  Proceeds from the issuance of stock.......................    13,154,831         31,343
  Increase in stockholder notes receivable..................        62,890             --
                                                              ------------    -----------
          Net cash from financing activities................   102,131,894      2,781,343
                                                              ------------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    10,350,174     (4,490,572)
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................       276,497      4,709,456
                                                              ------------    -----------
  End of period.............................................  $ 10,626,671    $   218,884
                                                              ============    ===========
SUPPLEMENTAL INFORMATION:
  Stock issued for notes receivable.........................  $     98,790    $        --
                                                              ============    ===========
  Cash paid for interest....................................  $    397,776    $    61,722
                                                              ============    ===========


       See notes to interim condensed consolidated financial statements.

                       SILVER CINEMAS INTERNATIONAL, INC.

          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 JUNE 30, 1998


 1. INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     In the opinion of management, the unaudited Interim Condensed Consolidated Financial Statements of Silver Cinemas International, Inc. and subsidiaries (the "Company") include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1998, and the results of its operations for the six months ended June 30, 1998 and 1997. Due to seasonality of the Company's operations, the results of its operations for the interim periods ended June 30, 1998 and 1997, may not be indicative of the total results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations promulgated by the Securities and Exchange Commission. The unaudited Interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements of Silver Cinemas International, Inc. and subsidiaries and accompanying notes for the years ended December 31, 1997 and for the period from May 10, 1996 (date of inception) to December 31, 1996.



 2. ACQUISITIONS AND RELATED TRANSACTIONS


     In March 1998, the Company issued 99,595 shares of its Series A preferred stock and 40,500 shares of its common stock to Brentwood Associates Buyout Fund II, L.P. for $10 million.


     In April 1998, the Company issued 29,878 shares of its Series A preferred stock and 12,151 shares of its common stock to DLJ Fund Investment Partners II, L.P. for $3 million. Also in April 1998, the Company completed an offering of $100.0 million of Senior Subordinated Notes due 2005 in a private placement under Section 144A of the Securities Act of 1933. The Company used the net proceeds to fund the acquisition of substantially all of the assets of The Landmark Theatre Group and StarTime Cinema, Inc. and three theaters of AMC Entertainment, Inc., repay borrowings under the credit agreement, and general corporate purposes as follows:


Landmark Acquisition......................................  $ 62,204
StarTime Acquisition......................................    17,135
AMC Acquisition...........................................     1,285
Repay Old Credit Facility.................................     2,625
Transaction fees and expenses(1)..........................     5,000
Excess cash proceeds......................................    14,751
                                                            --------
          Total Uses......................................  $103,000
                                                            ========

                       SILVER CINEMAS INTERNATIONAL, INC.

                                  (UNAUDITED)


                                 JUNE 30, 1998



 3. OTHER ASSETS



     The following is a summary of other assets:



                                                          JUNE 30,
                                                            1998
                                                        ------------
Noncompete agreements.................................  $  2,026,400
Debt insure costs.....................................     4,493,744
Organization costs....................................        52,431
                                                        ------------
          Total                                            6,572,575
Less accumulated amortization.........................      (706,116)
                                                        ------------
Net...................................................     5,866,459
Employee notes receivable.............................       186,911
Equipment, lease and other deposits...................     1,108,399
                                                        ------------
                                                        $  7,161,769
                                                        ============



 4. DEBT



     The following is a summary of debt:



                                                          JUNE 30,
                                                            1998
                                                        ------------
Senior subordinated debt..............................  $100,000,000
Capital lease obligations.............................     4,927,016
Other.................................................       220,000
                                                        ------------
          Total.......................................   105,147,016
Less current portion..................................      (110,000)
                                                        ------------
Long-term debt, less current portion..................  $105,037,016
                                                        ============

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of The Landmark Theatre Group

     We have audited the accompanying consolidated balance sheet of The Landmark Theatre Group as of December 31, 1997, and the related consolidated statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Landmark Theatre Group as of December 31, 1997, and the results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 27, 1998

                           THE LANDMARK THEATRE GROUP

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Cash and cash equivalents...................................  $ 2,004,000
Accounts receivable.........................................      355,000
Inventories.................................................      145,000
Prepaid expenses............................................      293,000
Deferred tax assets.........................................      500,000
                                                              -----------
          Total current assets..............................    3,297,000
Property and equipment, net.................................   35,023,000
Goodwill, net of accumulated amortization of $1,401,000.....   21,948,000
Other assets................................................      481,000
                                                              -----------
          TOTAL.............................................  $60,749,000
                                                              ===========

                   LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable and accrued expenses.......................  $ 5,475,000
Current portion of notes payable............................      170,000
Current portion of capital lease obligations................      288,000
Payable to parent company...................................    1,800,000
                                                              -----------
          Total current liabilities.........................    7,733,000
Notes payable, less current portion.........................    1,211,000
Deferred tax liabilities....................................    5,760,000
Capital lease obligations, less current portion.............    4,702,000
Other long-term liabilities.................................       34,000
                                                              -----------
          Total liabilities.................................   19,440,000
                                                              -----------
SHAREHOLDER'S EQUITY:
  Common stock, no par value; authorized, issued and
     outstanding 100 shares
  Paid-in capital...........................................   41,046,000
  Retained earnings.........................................      263,000
                                                              -----------
          Total shareholder's equity........................   41,309,000
                                                              -----------
          TOTAL.............................................  $60,749,000
                                                              ===========

                See notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
REVENUES:
  Admissions................................................  $45,903,000
  Concessions...............................................   10,061,000
  Other.....................................................      990,000
                                                              -----------
          Total revenues....................................   56,954,000
                                                              -----------
COST OF REVENUES:
  Film rentals and advertising..............................   23,212,000
  Cost of concessions.......................................    2,096,000
  Payroll and related expenses..............................    9,448,000
  Occupancy costs...........................................    7,071,000
  Other theatre operating expenses..........................    3,995,000
                                                              -----------
          Total cost of revenues............................   45,822,000
General and administrative..................................    5,191,000
Depreciation and amortization...............................    4,929,000
                                                              -----------
          Total expenses....................................   55,942,000
                                                              -----------
INCOME FROM OPERATIONS......................................    1,012,000
INTEREST EXPENSE............................................      748,000
                                                              -----------
INCOME BEFORE INCOME TAXES..................................      264,000
INCOME TAX PROVISION........................................      496,000
                                                              -----------
NET LOSS....................................................  $  (232,000)
                                                              ===========

                See notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                             COMMON      PAID-IN      RETAINED
                                             STOCK       CAPITAL      EARNINGS        TOTAL
                                             ------    -----------    ---------    -----------
BALANCE, DECEMBER 31, 1996.................   $ --     $36,165,000    $ 495,000    $36,660,000
Forgiveness of payable to parent company...     --       4,881,000                   4,881,000
Net loss for the year ended December 31,
  1997.....................................                            (232,000)      (232,000)
                                              ----     -----------    ---------    -----------
BALANCE, DECEMBER 31, 1997.................   $ --     $41,046,000    $ 263,000    $41,309,000
                                              ====     ===========    =========    ===========

                See notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
OPERATING ACTIVITIES:
  Net loss..................................................  $  (232,000)
  Noncash items in net loss
  Depreciation and amortization.............................    4,929,000
  Deferred income taxes.....................................     (150,000)
Cash from (used for) working capital
  Receivables...............................................     (140,000)
  Inventories...............................................      (16,000)
  Prepaid expenses..........................................      132,000
  Other assets..............................................       15,000
  Accounts payable and accrued expenses.....................      (17,000)
  Other liabilities.........................................      (10,000)
                                                              -----------
          Net cash provided by operating activities.........    4,511,000
                                                              -----------
INVESTING ACTIVITIES:
  Additions to theatre property and equipment...............   (1,005,000)
  Acquisitions of theatre property and equipment............   (2,375,000)
                                                              -----------
          Net cash (used in) investing activities...........   (3,380,000)
                                                              -----------
FINANCING ACTIVITIES:
  Increase in payable to parent company.....................    1,894,000
  Repayment of notes payable and capital leases.............   (2,543,000)
  Proceeds from note payable................................      330,000
                                                              -----------
          Net cash (used in) financing activities...........     (319,000)
                                                              -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      812,000
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................    1,192,000
                                                              -----------
  End of period.............................................  $ 2,004,000
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR:
  Interest..................................................  $   715,000
                                                              ===========
Income taxes................................................  $    62,000
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH ITEM:
  Forgiveness of payable to parent company..................  $ 4,881,000
                                                              ===========

                See notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Landmark Theatre Group (the "Company") is a wholly owned subsidiary of Metromedia International Group ("Metromedia"). The principal subsidiaries of the Company are Landmark Theatre Corporation and Seven Gables Corporation, which operate first-run art and specialty motion picture theatres in ten states, with a significant portion of revenues derived from California. At December 31, 1997, the Company operated 140 screens in 49 theatres.

     Film Exhibition Revenues -- Theatre admission revenues and related film rental expense are recognized as films are exhibited. Film rental expense represents the distributors' shares of gross box office receipts.

     Cash Equivalents -- Cash equivalents consist of highly liquid investments with original maturities of three months or less.

     Inventory -- Inventory consists of concession products on hand at the theatres. Inventory is valued at the lower of cost (using the first-in, first-out method) or market.

     Property and Equipment -- Property and equipment are carried at cost. The depreciable lives of buildings and equipment are 25 years and 3 to 7 years, respectively. Leasehold improvements are amortized over the lesser of the terms of the respective leases or the estimated useful lives of the improvements. The Company uses the straight-line method to depreciate all depreciable assets. Maintenance and repairs are expensed as incurred.

     Long-Lived Assets -- The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows without interest costs expected to be generated by the asset. If the carrying value of the assets exceeds the expected future cash flows, an impairment exists and is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

     Goodwill -- Goodwill has been recognized for the excess of the purchase price over the value of the identifiable net assets acquired. Goodwill is being amortized over 25 years using the straight-line method.

     Management continuously monitors and evaluates the realizability of recorded intangibles to determine whether their carrying values have been impaired. In evaluating the value and future benefits of the goodwill, their carrying value would be reduced by the excess, if any, of their carrying value over management's best estimate of undiscounted future cash flows over the remaining amortization period. The Company believes that the carrying value of goodwill is not impaired.

     Income Taxes -- The Company accounts for its income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires the asset and liability method of accounting for deferred income taxes.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments -- The Company's financial instruments under SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value.

                           THE LANDMARK THEATRE GROUP

 2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                  DECEMBER 31,
                                                      1997
                                                  ------------
Land............................................  $ 1,407,000
Building and improvements.......................    6,054,000
Leasehold interest..............................   18,806,000
Leasehold improvements..........................    8,355,000
Theatre and office equipment....................    4,729,000
Construction in progress........................      476,000
                                                  -----------
                                                   39,827,000
Less accumulated depreciation and
  amortization..................................   (4,804,000)
                                                  -----------
                                                  $35,023,000
                                                  ===========

     Depreciation expense for the year ended December 31, 1997, was $3,990,000.

     The assets acquired through capitalized theatre leases at December 31, 1997, amount to $4,633,000, and the assets acquired through capitalized equipment leases amount to $1,150,000 for this same period. Accumulated amortization of assets under capitalized leases was $1,295,000 at December 31, 1997. The related depreciation expense for the year ended December 31, 1997 was $414,000.

 3. NOTES PAYABLE

     Notes payable represent obligations incurred in connection with the acquisition of theatres. These notes are collateralized by certain property and equipment.

                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Cormorant Associates (monthly payments of $12,700
  through October 2003 with the final payment of
  $611,000; interest rate of 9%)......................     $1,051,000
C. T. Ting (annual payments of $110,000 through
  January 2000, interest rate of 10%).................        330,000
                                                           ----------
                                                            1,381,000
Less current portion of long-term notes payable.......       (170,000)
                                                           ----------
                                                           $1,211,000
                                                           ==========

     A summary of the future annual maturities is as follows:

1998.............................................  $  170,000
1999.............................................     176,000
2000.............................................     182,000
2001.............................................      79,000
2002.............................................      86,000
Thereafter.......................................     688,000
                                                   ----------
                                                   $1,381,000
                                                   ==========

                           THE LANDMARK THEATRE GROUP

 4. INCOME TAXES

     The Company's taxable income for the year ended December 31, 1997, was included in a federal income tax return filed by a consolidated group of which Metromedia International Group, Inc. was the parent.

     Income tax expense (benefit) consisted of the following:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Current.................................................   $ 646,000
Deferred................................................    (150,000)
                                                           ---------
          Total income tax expense......................   $ 496,000
                                                           =========

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Statutory federal income tax rate.......................       34%
State income tax, net of federal tax benefit............        6
Nondeductible amortization -- goodwill..................      142
Other nondeductible expenses............................        6
                                                              ---
                                                              188%
                                                              ===

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1997, are as follows:

                                                          DECEMBER 31,
                                                              1997
                                                          ------------
Deferred tax assets:
  Accrued expenses......................................   $  110,000
  State taxes...........................................      350,000
  Miscellaneous.........................................       40,000
                                                           ----------
          Total gross deferred tax assets...............      500,000
Valuation allowance
                                                           ----------
          Net deferred tax assets.......................   $  500,000
                                                           ==========
Deferred tax liabilities -- depreciation................   $5,760,000
                                                           ==========

 5. LEASES

     The Company has long-term operating and capital leases, primarily involving theatre facilities and equipment. The leases have varying terms and a portion contains renewal options. Future minimum lease payments under noncancelable operating leases consisted of the following:

1998....................................................  $ 4,860,000
1999....................................................    4,471,000
2000....................................................    3,777,000
2001....................................................    3,609,000
2002....................................................    3,545,000
Thereafter..............................................   28,857,000
                                                          -----------
                                                          $49,119,000
                                                          ===========

                           THE LANDMARK THEATRE GROUP

     The terms of an operating lease obligate the Company to incur costs to bring one of its theatres into compliance with seismic requirements. The Company estimates that related costs will approximate $1,250,000.

     Certain theatres are leased under operating lease agreements which are subject to rent adjustments based on the consumer price index and expire at various dates through February 2015. Total rent expense (including contingent rentals of $536,000) was $5,786,000 for the year ended December 31, 1997.

     Future minimum lease payments under capital leases together with the present value of minimum lease payments consisted of the following:

1998....................................................  $   799,000
1999....................................................      798,000
2000....................................................      834,000
2001....................................................      538,000
2002....................................................      538,000
Thereafter..............................................    8,223,000
                                                          -----------
                                                           11,730,000
Less amount representing interest.......................    6,740,000
                                                          -----------
Present value of future minimum lease payments..........    4,990,000
Less current portion....................................      288,000
                                                          -----------
                                                          $ 4,702,000
                                                          ===========

     The Company has entered into lease agreements that are contingent on the lessors' completing construction of two theatre facilities. Upon satisfaction of this contingency, the lease agreements will require future minimum lease payments estimated to be approximately $13,000,000 over 15 to 25 years.

 6. COMMITMENTS AND CONTINGENCIES

     As of December 31, 1997, the Company has employment agreements with certain principal officers providing for total minimum future annual payments as follows:

1998.....................................................  $1,061,000
1999.....................................................   1,088,000
2000.....................................................   1,013,000
2001.....................................................     246,000
                                                           ----------
                                                           $3,408,000
                                                           ==========

     The employment contracts also provide for additional payments of approximately $2.2 million upon the occurrence of defined events including a sale of the Company's assets (see Note 10).

     The Company is involved in various lawsuits, claims and inquiries incurred in the normal course of business. Management, based in part upon the advice of its legal counsel, believes that resolution of these matters will not have a material adverse effect on the financial position of the Company or on the results of its operations.

 7. RELATED PARTIES

     On July 10, 1997, Metromedia and Metro-Goldwyn ("MGM"), through its holding company, P&K Acquisition Corp., sold certain entertainment assets of Metromedia (excluding the Landmark Theatre Group) to MGM. The sale was for an aggregate cash consideration of $573 million. Under the terms of the agreement,

                           THE LANDMARK THEATRE GROUP

Metromedia sold its film and television library and the production and distribution activities which include Orion Pictures Corporation ("Orion").

     The Company licenses films from Orion for exhibition in its theatres. Terms for film licensing agreements between the parties are comparable to those the Company enters into with independent third-party distributors. Orion was paid $426,000 for film rental expense for the six months ended June 30, 1997.

 8. 401(k) PLAN

     The Company has a 401(k) plan covering substantially all employees meeting certain eligibility requirements. Participants may make contributions to the plan from 1% to 15% of their gross salary and are fully vested. Employer contributions to the plan, which are made at the discretion of the Company, are made up to 50% of participant contributions to a maximum of 6% of compensation. The 401(k) contributions expense charged to operations for the year ended December 31, 1997, was $120,000.

 9. ACQUISITIONS

     Effective January 6, 1997, the Company exercised its option to purchase a theatre which was previously classified as a capital lease. The acquisition price was $530,000 payable in three equal annual installments of $110,000 plus a $200,000 down payment.

     The Company acquired two theatres in June and August 1997 for total cash consideration of $2,375,000. These acquisitions have been accounted for under the purchase method of accounting. Under the purchase method of accounting, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements as of their respective acquisition dates. The assets of the acquired theaters are included based on an allocation of the purchase price as follows:

Theater equipment........................................  $  260,000
Leasehold interests and improvements.....................   2,115,000
                                                           ----------
                                                           $2,375,000
                                                           ==========

     Pro forma financial information for 1997 has been omitted as the effect is immaterial.

10. SALE AGREEMENT

     On December 18, 1997, Metromedia entered into an agreement to sell the assets including the assumption of certain liabilities of the Company to Silver Cinemas, Inc. for approximately $62.0 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder of
The Landmark Theatre Group:

     We have audited the accompanying consolidated balance sheets of The Landmark Theatre Group (the Company) as of December 31 and March 31, 1996, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for the six months ended December 31, 1996, three months ended June 30, 1996 and the year ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Landmark Theatre Group as of December 31 and March 31, 1996, and the results of its operations and its cash flows for the six months ended December 31, 1996, three months ended June 30, 1996 and the year ended March 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, effective July 2, 1996, Metromedia International Group, Inc. acquired all of the outstanding stock of The Samuel Goldwyn Company including the Company in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

KPMG PEAT MARWICK LLP

Los Angeles, California
December 19, 1997

                           THE LANDMARK THEATRE GROUP

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,      MARCH 31,
                                                                  1996            1996
                                                              ------------    -------------
                                                              (SUCCESSOR)     (PREDECESSOR)
Cash and cash equivalents...................................  $ 1,192,000      $ 1,115,000
Accounts receivable.........................................      215,000          203,000
Inventories.................................................      129,000          161,000
Prepaid expenses............................................      425,000          136,000
Deferred tax assets.........................................      500,000          518,000
                                                              -----------      -----------
          Total current assets..............................    2,461,000        2,133,000
Property and equipment, net.................................   35,632,000       31,995,000
Goodwill, net of accumulated amortization of $462,000 and
  $974,000 as of December 31, 1996 and March 31, 1996,
  respectively..............................................   22,887,000        3,619,000
Other assets................................................      496,000          488,000
                                                              -----------      -----------
          Total assets......................................  $61,476,000      $38,235,000
                                                              ===========      ===========
                           LIABILITIES AND SHAREHOLDER'S EQUITY
Accounts payable and accrued expenses.......................  $ 5,492,000      $ 4,178,000
Current portion of notes payable............................    1,760,000          494,000
Current portion of capital lease obligations................      256,000          240,000
Payable to parent company...................................    4,787,000        5,534,000
                                                              -----------      -----------
          Total current liabilities.........................   12,295,000       10,446,000
Notes payable, less current portion.........................    1,050,000        2,685,000
Deferred tax liabilities....................................    5,910,000        5,904,000
Capital lease obligations, less current portion.............    5,517,000        5,711,000
Other long-term liabilities.................................       44,000               --
                                                              -----------      -----------
          Total liabilities.................................   24,816,000       24,746,000
                                                              -----------      -----------
Shareholder's equity:
  Common stock, no par value. Authorized, issued and
     outstanding 100 shares.................................           --               --
  Paid-in capital...........................................   36,165,000       11,567,000
  Retained earnings.........................................      495,000        1,922,000
                                                              -----------      -----------
                                                               36,660,000       13,489,000
                                                              -----------      -----------
          Total liabilities and shareholder's equity........  $61,476,000      $38,235,000
                                                              ===========      ===========

          See accompanying notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       SIX MONTHS     THREE MONTHS
                                                         ENDED            ENDED         YEAR ENDED
                                                      DECEMBER 31,      JUNE 30,         MARCH 31,
                                                          1996            1996             1996
                                                      ------------    -------------    -------------
                                                      (SUCCESSOR)     (PREDECESSOR)    (PREDECESSOR)
Revenues:
  Admissions........................................  $23,960,000      $ 9,314,000      $41,452,000
  Concessions.......................................    5,044,000        2,060,000        8,771,000
  Other.............................................      577,000          202,000          920,000
                                                      -----------      -----------      -----------
          Total revenues............................   29,581,000       11,576,000       51,143,000
                                                      -----------      -----------      -----------
Cost of revenues:
  Film rentals and advertising......................   11,995,000        5,078,000       21,543,000
  Cost of concessions...............................    1,039,000          456,000        1,877,000
  Payroll and related expenses......................    4,610,000        2,128,000        8,349,000
  Occupancy costs...................................    3,689,000        1,708,000        6,783,000
  Other theatre operating expenses..................    1,972,000          874,000        3,553,000
                                                      -----------      -----------      -----------
          Total cost of revenues....................   23,305,000       10,244,000       42,105,000
General and administrative..........................    2,426,000        1,189,000        4,225,000
Depreciation and amortization.......................    2,237,000          906,000        3,569,000
                                                      -----------      -----------      -----------
          Total expenses............................   27,968,000       12,339,000       49,899,000
                                                      -----------      -----------      -----------
Income (loss) from operations.......................    1,613,000         (763,000)       1,244,000
Interest expense....................................      458,000          237,000          716,000
                                                      -----------      -----------      -----------
Income (loss) before income taxes...................    1,155,000       (1,000,000)         528,000
Provision (benefit) for income taxes................      660,000         (353,000)         321,000
                                                      -----------      -----------      -----------
          Net income (loss).........................  $   495,000      $  (647,000)     $   207,000
                                                      ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                         PAID-IN-         RETAINED
                                      COMMON STOCK        CAPITAL         EARNINGS         TOTAL
                                      ------------    ---------------    -----------    -----------
Balance at March 31, 1995...........      $ --          $11,567,000      $ 1,715,000    $13,282,000
Net income..........................        --                   --          207,000        207,000
                                          ----          -----------      -----------    -----------
Balance at March 31, 1996...........        --           11,567,000        1,922,000     13,489,000
Net loss for the three months ended
  June 30, 1996.....................        --                   --         (647,000)      (647,000)
                                          ----          -----------      -----------    -----------
Balance at June 30, 1996............        --           11,567,000        1,275,000     12,842,000
===================================================================================================
Push-down accounting from the
  acquisition by Orion Pictures
  Corporation.......................        --           24,598,000       (1,275,000)    23,323,000
                                          ----          -----------      -----------    -----------
Balance at July 1, 1996.............        --           36,165,000               --     36,165,000
Net income for the six months ended
  December 31, 1996.................        --                   --          495,000        495,000
                                          ----          -----------      -----------    -----------
Balance at December 31, 1996........      $ --          $36,165,000      $   495,000    $36,660,000
                                          ====          ===========      ===========    ===========

          See accompanying notes to consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            THREE
                                                          SIX MONTHS       MONTHS
                                                            ENDED           ENDED        YEAR ENDED
                                                         DECEMBER 31,     JUNE 30,        MARCH 31,
                                                             1996           1996            1996
                                                         ------------   -------------   -------------
                                                         (SUCCESSOR)    (PREDECESSOR)   (PREDECESSOR)
Cash flows from operating activities:
Net income (loss)......................................  $   495,000     $ (647,000)     $   207,000
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization........................    2,237,000        906,000        3,569,000
  (Increase) decrease in receivables...................     (109,000)        97,000           79,000
  (Increase) decrease in inventories...................       56,000        (24,000)          36,000
  (Increase) decrease in prepaid expenses..............     (136,000)      (153,000)         169,000
  (Increase) decrease in other assets..................       (8,000)            --           14,000
  Increase (decrease) in accounts payable and accrued
     expenses..........................................    1,107,000        207,000         (995,000)
  Increase (decrease) in deferred income taxes.........      658,000       (352,000)         318,000
  Increase in other liabilities........................       44,000             --               --
                                                         -----------     ----------      -----------
          Net cash provided by operating activities....    4,344,000         34,000        3,397,000
                                                         -----------     ----------      -----------
Cash flows from investing activities -- additions to
  property and equipment...............................   (2,572,000)      (153,000)      (2,838,000)
                                                         -----------     ----------      -----------
Cash flows from financing activities:
  (Repayments) borrowings from parent company..........   (1,029,000)            --          900,000
  Repayment of notes payable and capital leases........     (370,000)      (177,000)        (849,000)
  Proceeds from note payable...........................           --             --               --
                                                         -----------     ----------      -----------
          Net cash (used in) provided by financing
            activities.................................   (1,399,000)      (177,000)          51,000
                                                         -----------     ----------      -----------
          Net (decrease) increase in cash and cash
            equivalents................................      373,000       (296,000)         610,000
Cash and cash equivalents, beginning of period.........      819,000      1,115,000          505,000
                                                         -----------     ----------      -----------
Cash and cash equivalents, end of period...............  $ 1,192,000     $  819,000      $ 1,115,000
                                                         ===========     ==========      ===========
Supplemental disclosure of cash paid for:
  Interest.............................................  $   458,000        237,000          716,000
  Income taxes.........................................        2,000             --               --
                                                         ===========     ==========      ===========
Supplemental disclosure of noncash item -- acquisitions
  under capital lease..................................  $        --     $       --      $ 4,769,000
                                                         ===========     ==========      ===========

          See accompanying notes to consolidated financial statements

                           THE LANDMARK THEATRE GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31 AND MARCH 31, 1996

(1) DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Landmark Theatre Group (the Company) was a subsidiary of Heritage Entertainment until December 1991, when both Companies were acquired by the Samuel Goldwyn Company (Goldwyn). The Company was then acquired by Orion Pictures Corporation (Orion), a wholly owned subsidiary of Metromedia International Group (Metromedia), in July 1996. The principal subsidiaries of the Company are Landmark Theatre Corporation and Seven Gables Corporation, which operate first-run art and specialty motion picture theaters in nine states, with a significant portion of revenues derived from California. At March 31, 1996 and December 31, 1996, the Company operated 140 screens in 52 theaters and 138 screens in 50 theaters, respectively.

  Basis of Presentation

     Effective July 2, 1996, Metromedia, a publicly traded company and parent corporation of Orion, acquired Goldwyn and the Company in an exchange of stock. The acquisition was accounted for using the purchase method of accounting. The Company has applied push-down accounting reflecting the acquisition and resulting equity in the accompanying consolidated financial statements subsequent to the acquisition date. As a result of the acquisition, the consolidated financial information for periods after the acquisition (Successor) is presented on a different cost basis than for the periods before the acquisition (Predecessor) and, therefore, is not comparable. The purchase price for the Company (excluding Goldwyn) of $36,165,000 has been allocated to the net assets of the Company based on their estimated fair market value at the acquisition date. The balance of the purchase price after allocation to identifiable net assets, $23,349,000, was allocated to goodwill.

     The consolidated financial statements are presented as if the acquisition occurred on July 1, 1996, rather than the actual purchase date of July 2, 1996. There are no material adjustments or modifications required as a result of this change in presentation.

     The following pro forma financial information presents the results of operations of the Company as if it had been acquired as of April 1, 1995, after giving effect to amortization of goodwill. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Metromedia and the Company constituted a single entity during such periods.

                                             NINE MONTHS
                                                ENDED        YEAR ENDED
                                             DECEMBER 31,    MARCH 31,
                                                 1996           1996
                                             ------------    ----------
Revenues...................................  $41,157,000     51,143,000
Net loss...................................     (314,000)      (441,000)

  Film Exhibition Revenues

     Theatre admission revenues and related film rental expense are recognized as films are exhibited. Film rental expense represents the distributors' shares of gross box office receipts.

  Cash Equivalents

     Cash equivalents consist of highly liquid investments with original maturities of three months or less.

  Inventory

     Inventory consists of concession products on hand at the theatres. Inventory is valued at the lower of cost (using the first-in, first-out method) or market.

                           THE LANDMARK THEATRE GROUP

  Property and Equipment

     Property and equipment are carried at cost. The depreciable lives of buildings and equipment are 25 years and 3 to 7 years, respectively. Leasehold improvements are amortized over the lesser of the terms of the respective leases or the estimated useful lives of the improvements. The Company uses the straight-line method to depreciate all depreciable assets. Maintenance and repairs are expensed as incurred.

  Long-Lived Assets

     Effective March 31, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows without interest costs expected to be generated by the asset. If the carrying value of the assets exceeds the expected future cash flows, an impairment exists and is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

  Goodwill

     Goodwill has been recognized for the excess of the purchase price over the value of the identifiable net assets acquired. The goodwill as of March 31, 1996 resulted from the acquisition of the Company by Goldwyn in 1991. This balance was being amortized over 20 years using the straight-line method. The goodwill at December 31, 1996 resulting from the Orion acquisition is being amortized over 25 years using the straight-line method.

     Management continuously monitors and evaluates the realizability of recorded intangibles to determine whether their carrying values have been impaired. In evaluating the value and future benefits of the goodwill, their carrying value would be reduced by the excess, if any, of their carrying value over management's best estimate of undiscounted future cash flows over the remaining amortization period. The Company believes that the carrying value of goodwill is not impaired.

  Payable to Parent Company

     Intercompany activity relates to the financing of theatre acquisitions, advances and repayments occurring among the Company, Orion, Goldwyn and Metromedia in the normal course of business. Activity also relates to the tax sharing agreement between the Company and Goldwyn.

  Income Taxes

     The Company accounts for its income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires the asset and liability method of accounting for deferred income taxes.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                           THE LANDMARK THEATRE GROUP
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                   DECEMBER 31,      MARCH 31,
                                                       1996            1996
                                                   ------------    -------------
                                                   (SUCCESSOR)     (PREDECESSOR)
Land.............................................  $ 1,407,000     $  1,407,000
Building and improvements........................    6,054,000        6,576,000
Leasehold interest...............................   18,633,000       21,420,000
Leasehold improvements...........................    7,402,000        8,052,000
Theatre and office equipment.....................    3,513,000        5,523,000
Construction in progress.........................      125,000           84,000
                                                   -----------     ------------
                                                    37,134,000       43,062,000
Less accumulated depreciation and amortization...   (1,502,000)     (11,067,000)
                                                   -----------     ------------
                                                   $35,632,000     $ 31,995,000
                                                   ===========     ============

     Depreciation expense for the six months ended December 31, 1996, the three months ended June 30, 1996 and the year ended March 31, 1996 was $1,775,000, $849,000, and $3,339,000, respectively.

     The assets acquired through capitalized theatre leases at December 31 and March 31, 1996 amount to $5,182,000, and the assets acquired through capitalized equipment leases amount to $1,150,000 for these same periods. Accumulated amortization of assets under capitalized leases was $1,119,000 and $756,000 at December 31 and March 31, 1996, respectively. The related depreciation expense for the six months ended December 31, 1996, the three months ended June 30, 1996 and for the year ended March 31, 1996 was $242,000, $121,000, and $276,000, respectively.

(3) NOTES PAYABLE

     Notes payable represents obligations incurred in connection with the acquisition of theatres. These notes are collateralized by certain property and equipment.

                                                             DECEMBER 31,     MARCH 31,
                                                                 1996           1996
                                                             ------------   -------------
                                                             (SUCCESSOR)    (PREDECESSOR)
Cinerama Theatres, Inc. (monthly payments of $50,000
  through April 1997 with the final payment of $1,561,000
  on April 15, 1997; interest rate of prime plus 2%;
  interest rate at March 31, 1996 and December 31, 1996 of
  10.75% and 10.25%, respectively).........................  $ 1,698,000     $1,998,000
Cormorant Associates (monthly payments of $12,700 through
  October 2003 with the final payment of $611,000; interest
  rate of 9%)..............................................    1,105,000      1,143,000
Other......................................................        7,000         38,000
                                                             -----------     ----------
                                                               2,810,000      3,179,000
Less current portion of long-term notes payable............   (1,760,000)      (494,000)
                                                             -----------     ----------
                                                             $ 1,050,000     $2,685,000
                                                             ===========     ==========

                           THE LANDMARK THEATRE GROUP

     A summary of the future annual maturities is as follows:

1997.............................................  $1,760,000
1998.............................................      60,000
1999.............................................      66,000
2000.............................................      72,000
2001.............................................      78,000
Thereafter.......................................     774,000
                                                   ----------
                                                   $2,810,000
                                                   ==========

(4) INCOME TAXES

     The Company's taxable income for the six months ended December 31, 1996 was included in a Federal income tax return filed by a consolidated group of which Metromedia International Group, Inc. was the parent.

     Prior to that period, the Company and Goldwyn filed consolidated Federal and certain state income tax returns and had a formal tax sharing agreement. The provisions for income tax in these statements have been provided on a separate-company basis. The current amount provided has been recorded as a payable to Goldwyn, although no repayment terms are specified.

     Income tax expense (benefit) consisted of the following:

                                                SIX MONTHS     THREE MONTHS
                                                  ENDED            ENDED         YEAR ENDED
                                               DECEMBER 31,      JUNE 30,         MARCH 31,
                                                   1996            1996             1996
                                               ------------    -------------    -------------
                                               (SUCCESSOR)     (PREDECESSOR)    (PREDECESSOR)
Current:
  Federal....................................   $ 713,000        $(211,000)       $ 624,000
  State......................................     234,000            4,000          196,000
Deferred:
  Federal....................................    (206,000)         (80,000)        (377,000)
  State......................................     (81,000)         (66,000)        (122,000)
                                                ---------        ---------        ---------
          Total income tax expense
            (benefit)........................   $ 660,000        $(353,000)       $ 321,000
                                                =========        =========        =========

     A reconciliation of the statutory Federal income tax rate to the Company's effective rate is presented below:

                                                SIX MONTHS     THREE MONTHS
                                                  ENDED            ENDED         YEAR ENDED
                                               DECEMBER 31,      JUNE 30,         MARCH 31,
                                                   1996            1996             1996
                                               ------------    -------------    -------------
                                               (SUCCESSOR)     (PREDECESSOR)    (PREDECESSOR)
Statutory Federal income tax rate............       34%             34%              34%
State income tax, net of Federal tax
  benefit....................................        9               3                9
Nondeductible amortization -- goodwill.......       14              (2)              14
Other nondeductible expenses.................       --              --                4
                                                    --              --               --
                                                    57%             35%              61%
                                                    ==              ==               ==

                           THE LANDMARK THEATRE GROUP

     Significant components of the Company's deferred tax assets and liabilities at December 31, 1996 and March 31, 1996 are as follows:

                                                     DECEMBER 31,      MARCH 31,
                                                         1996            1996
                                                     ------------    -------------
                                                     (SUCCESSOR)     (PREDECESSOR)
Deferred tax assets:
  Accrued expenses.................................   $   97,000      $   99,000
  State taxes......................................      378,000         415,000
  Miscellaneous....................................       25,000           4,000
                                                      ----------      ----------
          Total gross deferred tax assets..........      500,000         518,000
Valuation allowance................................           --              --
                                                      ----------      ----------
          Net deferred tax assets..................   $  500,000         518,000
                                                      ==========      ==========
Deferred tax liabilities -- depreciation...........   $5,910,000      $5,904,000
                                                      ==========      ==========

(5) LEASES

     The Company has long-term operating and capital leases, primarily involving theatre facilities and equipment. The leases have varying terms and a portion contains renewal options. Future minimum lease payments under noncancelable operating leases consisted of the following:

1997............................................  $ 4,860,000
1998............................................    3,991,000
1999............................................    3,385,000
2000............................................    2,881,000
2001............................................    2,772,000
Thereafter......................................   20,011,000
                                                  -----------
                                                  $37,900,000
                                                  ===========

     The Company is contractually obligated to incur costs of approximately $750,000 to bring one of its theaters into compliance with seismic requirements.

     Certain theatres are leased under operating lease agreements which are subject to rent adjustments based on the consumer price index and expire at various dates through February 2015.

     Future minimum lease payments under capital leases together with the present value of minimum lease payments consisted of the following:

1997............................................  $   868,000
1998............................................      867,000
1999............................................    1,382,000
2000............................................      833,000
2001............................................      538,000
Thereafter......................................    8,761,000
                                                  -----------
                                                   13,249,000
Less amount representing interest...............   (7,476,000)
                                                  -----------
Present value of future minimum lease
  payments......................................    5,773,000
Less current portion............................     (256,000)
                                                  -----------
                                                  $ 5,517,000
                                                  ===========

                           THE LANDMARK THEATRE GROUP

     The following table represents rent expense for the periods:

                                                SIX MONTHS     THREE MONTHS
                                                  ENDED            ENDED         YEAR ENDED
                                               DECEMBER 31,      JUNE 30,         MARCH 31,
                                                   1996            1996             1996
                                               ------------    -------------    -------------
                                               (SUCCESSOR)     (PREDECESSOR)    (PREDECESSOR)
Total rent expense (including contingent
rentals).....................................   $2,663,000      $1,304,000       $5,512,000
Contingent rental expense....................      265,000          74,000          441,000

(6) COMMITMENT AND CONTINGENCIES

     The Company is involved in various lawsuits, claims and inquiries incurred in the normal course of business. Management, based in part upon the advice of its legal counsel, believes that resolution of these matters will not have a material adverse effect on the financial position of the Company or on the results of its operations.

(7) RELATED PARTIES

     From December 1991 to June 1996, the Company was a wholly owned subsidiary of Goldwyn, a publicly held motion picture and television production and distribution company. The Company became a wholly owned subsidiary of Metromedia as of July 1996.

     The Company licenses films from Orion and Goldwyn for exhibition in its theatres. Terms for film licensing agreements between the parties are comparable to those the Company enters into with independent third-party distributors. For the nine months ended December 31, 1996 and year ended March 31, 1996, the Company paid Goldwyn $576,000, and $986,000, respectively, for film rental expenses. Orion was paid $2,013,000 for film rental expense for the six months ended December 31, 1996.

(8) 401(k) PLAN

     Effective January 1, 1995, Goldwyn established a 401(k) plan covering substantially all employees meeting certain eligibility requirements. Participants may make contributions to the plan from 1% to 15% of their gross salary and are fully vested. Employer contributions to the plan, which are made at the discretion of the Company, are made up to 3% of a participant's salary and are fully vested at the time of contribution. The 401(k) contributions expense charged to operations for the nine months ended December 31, 1996 and year ended March 31, 1996 was $64,000 and $63,000, respectively.

     Effective January 1, 1997, the Goldwyn 401(k) plan was merged into the Orion 401(k) plan. The Orion plan has similar provisions and eligibility requirements; however, effective March 1, 1997, discretionary employer contributions will be made up to 50% of participant contributions to a maximum of 6% of compensation.

(9) SUBSEQUENT EVENT

     Effective January 6, 1997, the Company exercised its option to purchase a theatre which was previously classified as a capital lease. The acquisition price was $530,000 payable in three equal annual installments of $110,000 plus a $200,000 down payment. Interest is to be paid annually on the unpaid balance at an interest rate of 10%.

     On July 10, 1997, Metromedia and Metro-Goldwyn-Mayer (MGM), through its holding company, P&F Acquisition Corp., sold certain entertainment assets of Metromedia (excluding the Landmark Theatre Group) to MGM. The sale was for an aggregate cash consideration of $573 million. Under the terms of the agreement,

                           THE LANDMARK THEATRE GROUP

Metromedia sold its film and television library and the production and distribution activities which include Orion, Goldwyn and Motion Picture Corporation of America (MPCA).

     The Company acquired two theaters in June and August 1997 for total cash consideration of $2.4 million.

     On December 18, 1997, Metromedia entered into an agreement to sell the assets and certain liabilities of the Company to Silver Cinemas Inc. for approximately $62 million.

                           THE LANDMARK THEATRE GROUP

                      CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                     ASSETS

                                                               UNAUDITED
                                                              -----------
CURRENT ASSETS:
  Cash and equivalents......................................  $   577,000
  Accounts receivable.......................................      152,000
  Inventories...............................................      178,000
  Prepaid expenses and other................................      943,000
                                                              -----------
       Total current assets.................................    1,850,000
THEATER PROPERTIES AND EQUIPMENT:
  Land......................................................    1,407,000
  Buildings.................................................    6,054,000
  Leasehold interests and improvements......................   27,243,000
  Theater furniture and equipment...........................    4,910,000
  Theaters under construction...............................    2,040,000
                                                              -----------
       Total................................................   41,654,000
  Less accumulated depreciation and amortization............   (5,859,000)
                                                              -----------
     Theater properties and equipment net...................   35,795,000
GOODWILL -- NET.............................................   21,714,000
OTHER ASSETS -- NET.........................................      476,000
                                                              -----------
       TOTAL................................................  $59,835,000
                                                              ===========

                  LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long term debt.........................  $   171,000
  Accounts payable..........................................    4,602,000
  Accrued payrolls..........................................      957,000
  Accrued property taxes and other liabilities..............      239,000
  Payable to parent.........................................      132,000
  Current portion of capital lease obligation...............      284,000
                                                              -----------
       Total current liabilities............................    6,385,000
LONG-TERM DEBT, less current portion........................    1,085,000
CAPITAL LEASES, less current portion........................    4,639,000
DEFERRED TAX LIABILITIES....................................    6,152,000
                                                              -----------
       Total Liabilities....................................   18,261,000
                                                              -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S EQUITY:
  Common stock, no par value, 100 shares authorized, issued
     and outstanding
  Paid-in capital...........................................   41,046,000
  Retained earnings.........................................      528,000
                                                              -----------
       Total shareholder's equity...........................   41,574,000
                                                              -----------
       TOTAL................................................  $59,835,000
                                                              ===========

       See notes to interim condensed consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                                                      UNAUDITED
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
REVENUES:
  Admissions................................................  $12,643,000    $13,648,000
  Concessions...............................................    2,813,000      3,085,000
  Other.....................................................      204,000        290,000
                                                              -----------    -----------
          Total.............................................   15,660,000     17,023,000
COST OF REVENUES:
  Film rentals..............................................    5,924,000      6,462,000
  Concession supplies.......................................      581,000        623,000
  Salaries and wages........................................    2,470,000      2,351,000
  Facility leases...........................................    1,646,000      1,600,000
  Advertising...............................................      278,000        742,000
  Utilities and other.......................................    1,295,000      1,292,000
General and administrative..................................    1,357,000      1,210,000
Depreciation and amortization...............................    1,290,000      1,177,000
                                                              -----------    -----------
          Total.............................................   14,841,000     15,457,000
                                                              -----------    -----------
OPERATING INCOME (LOSS).....................................      819,000      1,566,000
OTHER INCOME (EXPENSE):
Interest expense............................................     (162,000)      (215,000)
                                                              -----------    -----------
LOSS BEFORE INCOME TAX EXPENSE..............................      657,000      1,351,000
INCOME TAX EXPENSE..........................................      392,000        700,000
                                                              -----------    -----------
NET INCOME (LOSS)...........................................  $   265,000    $   651,000
                                                              ===========    ===========


       See notes to interim condensed consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                       UNAUDITED
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
OPERATING ACTIVITIES:
  Net income................................................  $    265,000    $    651,000
  Noncash items in net income:
     Depreciation and amortization..........................     1,290,000       1,177,000
     Deferred income taxes..................................       392,000         160,000
  Cash from (used for) working capital:
     Inventories............................................       (33,000)          2,000
     Accounts receivable....................................       203,000         (31,000)
     Prepaid expenses and other.............................      (150,000)        315,000
     Accounts payable and accrued liabilities...............       323,000        (134,000)
                                                              ------------    ------------
          Net cash from operating activities................     2,290,000       2,140,000
INVESTING ACTIVITIES:
  Additions to theater properties and equipment.............    (1,828,000)       (193,000)
  Increase in other assets..................................         5,000
                                                              ------------    ------------
          Net cash used for investing activities............    (1,823,000)       (193,000)
FINANCING ACTIVITIES:.......................................
  Decrease in payable to parent.............................    (1,668,000)     (2,753,000)
  Payments of debt..........................................      (226,000)       (386,000)
                                                              ------------    ------------
          Net cash (used for) financing activities..........    (1,894,000)     (3,139,000)
                                                              ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............    (1,427,000)     (1,192,000)
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................     2,004,000       1,192,000
                                                              ------------    ------------
  End of period.............................................  $    577,000    $         --
                                                              ============    ============

       See notes to interim condensed consolidated financial statements.

                           THE LANDMARK THEATRE GROUP

          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 1998

 1. INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     In the opinion of management, the unaudited Interim Condensed Consolidated Financial Statements of The Landmark Theatre Group and subsidiaries (the "Company") include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1998, and the result of its operations for the three months ended March 31, 1998 and 1997. Due to seasonality of the Company's operations, the results of its operations for the interim periods ended March 31, 1998 and 1997, may not be indicative of the total results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations promulgated by the Securities and Exchange Commission. The unaudited Interim Condensed Consolidated Financial Statements should be read in conjunction with the unaudited Consolidated Financial Statements of The Landmark Theatre Group and subsidiaries and accompanying notes for the year ended December 31, 1997, the six months ended December 31, 1996, three months ended June 30, 1996 and the year ended March 31, 1996.

 2. SUBSEQUENT EVENT

     On April 16, 1998, the Company completed the sale of the operating assets used in 47 of its theaters.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
StarTime Cinema, Inc.

     We have audited the accompanying consolidated balance sheets of StarTime Cinema, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of StarTime Cinema, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

     As more fully discussed in Note 13 to the consolidated financial statements, the Company has entered into agreements to sell the majority of its operating assets during 1998.

COOPERS & LYBRAND L.L.P.

El Paso, Texas
March 15, 1998

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS


                                                                 1997           1996
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $   670,923    $ 3,530,625
  Short-term investments....................................       26,801        119,749
  Inventories...............................................      223,940        217,607
  Prepaid expenses..........................................      241,157        236,520
  Deferred income taxes.....................................      533,000        106,000
  Receivable from vendor and other..........................      166,885        224,297
  Assets held for sale......................................    4,416,211             --
                                                              -----------    -----------
          Total current assets..............................    6,278,917      4,434,798
Property, theater equipment and improvements at cost, net of accumulated depreciation and amortization of $10,899,418
  and $9,911,038 for 1997 and 1996..........................   12,093,959     16,044,116
Deferred income taxes.......................................      745,000         70,000
Excess of cost over fair value of net assets acquired, net
  of accumulated amortization of $1,120,563 and $1,030,990
  for 1997 and 1996.........................................    2,220,465      3,803,705
Other assets, net of accumulated amortization of $197,080
  and $134,411 for 1997 and 1996............................      243,587        316,256
                                                              -----------    -----------
          Total assets......................................  $21,581,928    $24,668,875
                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 4,786,600    $ 1,276,400
  Subordinated notes payable................................    1,312,100             --
  Accounts payable..........................................      392,249        346,584
  Accrued film rentals......................................      456,412        443,611
  Other accrued liabilities.................................      966,076      1,094,226
  Income taxes payable......................................           --         19,684
                                                              -----------    -----------
          Total current liabilities.........................    7,913,437      3,180,505
                                                              -----------    -----------
Long-term debt, less current maturities.....................    3,076,712      7,863,312
                                                              -----------    -----------
Subordinated notes payable..................................           --      1,312,100
                                                              -----------    -----------
Deferred lease payments.....................................    3,038,211      2,917,695
                                                              -----------    -----------
Mandatorily redeemable preferred stock, Series B, $10 par,
  2% cumulative convertible, 88,235 shares authorized,
  88,235 shares issued and outstanding......................    3,000,000      3,290,000
                                                              -----------    -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, Series A, $10 par, 6% cumulative
     convertible, 417,553 shares authorized, 380,263 shares
     issued and outstanding.................................    3,802,630      3,802,630
  Common stock, $.01 par, 1,000,000 shares authorized,
     87,500 shares issued and outstanding...................          875            875
  Additional paid-in capital................................    1,814,045      1,814,045
  (Accumulated deficit) retained earnings...................   (1,063,982)       487,713
                                                              -----------    -----------
          Total stockholders' equity........................    4,553,568      6,105,263
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $21,581,928    $24,668,875
                                                              ===========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Revenues:
  Box office receipts...................................  $16,553,625   $18,306,082   $17,630,259
  Concessions...........................................   12,522,307    13,666,783    13,037,620
  Other.................................................      755,891       619,534       588,688
                                                          -----------   -----------   -----------
          Total revenues................................   29,831,823    32,592,399    31,256,567
                                                          -----------   -----------   -----------
Costs and expenses:
  Film rentals..........................................    5,709,965     6,354,443     6,063,669
  Concession supplies...................................    2,027,354     2,166,037     2,117,659
                                                          -----------   -----------   -----------
                                                            7,737,319     8,520,480     8,181,328
  Facility leases.......................................    7,529,262     7,367,246     7,019,107
  Salaries and wages....................................    5,642,893     5,538,700     5,055,653
  Advertising...........................................    1,280,336     1,420,507     1,170,618
  Utilities.............................................    1,431,606     1,431,170     1,372,154
  Other theater.........................................    3,817,035     4,109,741     3,915,349
  Depreciation and amortization.........................    3,038,510     1,740,108     1,484,743
  General and administrative............................    1,392,773     1,654,262     1,668,501
                                                          -----------   -----------   -----------
          Total costs and expenses......................   31,869,734    31,782,214    29,867,453
                                                          -----------   -----------   -----------
          Operating (loss) income.......................   (2,037,911)      810,185     1,389,114
                                                          -----------   -----------   -----------
Other income (expense):
  Interest..............................................     (940,952)     (810,093)     (783,912)
  Other.................................................       95,168        90,201       140,467
                                                          -----------   -----------   -----------
          Total other income (expense)..................     (845,784)     (719,892)     (643,445)
                                                          -----------   -----------   -----------
          (Loss) income before income taxes.............   (2,883,695)       90,293       745,669
Income tax benefit (expense)............................    1,102,000       (42,000)     (297,612)
                                                          -----------   -----------   -----------
          Net (loss) income.............................   (1,781,695)       48,293       448,057
  Dividends and accretion of preferred stock............        2,202      (386,980)     (453,103)
                                                          -----------   -----------   -----------
  Net loss applicable to common stock...................  $(1,779,493)  $  (338,687)  $    (5,046)
                                                          ===========   ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                                             RETAINED
                                        PREFERRED             ADDITIONAL     EARNINGS
                                          STOCK      COMMON    PAID-IN     (ACCUMULATED
                                         SERIES A    STOCK     CAPITAL       DEFICIT)        TOTAL
                                        ----------   ------   ----------   ------------   -----------
Balances, December 31, 1994...........  $3,716,330    $875    $1,684,595   $   831,446    $ 6,233,246
Adjustment of mandatorily redeemable
  preferred stock, Series B...........          --      --            --      (170,000)      (170,000)
Payment of cash dividends:
  Preferred stock, Series A; $0.60 per
     share............................          --      --            --      (222,980)      (222,980)
  Preferred stock, Series B; $0.68 per
     share............................          --      --            --       (60,123)       (60,123)
Net income............................          --      --            --       448,057        448,057
                                        ----------    ----    ----------   -----------    -----------
Balances, December 31, 1995...........   3,716,330     875     1,684,595       826,400      6,228,200
Adjustment of mandatorily redeemable
  preferred stock, Series B...........          --      --            --       (89,000)       (89,000)
Issuance of preferred stock, Series
  A...................................      86,300      --       129,450            --        215,750
Payment of cash dividends:
  Preferred stock, Series A; $0.60 per
     share............................          --      --            --      (222,980)      (222,980)
  Preferred stock, Series B; $0.68 per
     share............................          --      --            --       (75,000)       (75,000)
Net income............................          --      --            --        48,293         48,293
                                        ----------    ----    ----------   -----------    -----------
Balances, December 31, 1996...........   3,802,630     875     1,814,045       487,713      6,105,263
Adjustment of mandatorily redeemable
  preferred stock, Series B...........          --      --            --       290,000        290,000
Payment of cash dividends, preferred
  stock, Series B; $0.68 per share....          --      --            --       (60,000)       (60,000)
Net loss..............................          --      --            --    (1,781,695)    (1,781,695)
                                        ----------    ----    ----------   -----------    -----------
Balances, December 31, 1997...........  $3,802,630    $875    $1,814,045   $(1,063,982)   $ 4,553,568
                                        ==========    ====    ==========   ===========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997


                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net (loss) income.....................................  $(1,781,695)  $    48,293   $   448,057
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization......................    3,038,510     1,740,108     1,484,743
     Deferred income taxes..............................   (1,102,000)     (118,684)     (149,588)
     Deferred lease expense.............................      120,516       156,998       296,310
  Increase (decrease) from changes in:
     Inventories........................................       (6,333)       27,984       (34,942)
     Prepaid expenses...................................       (4,637)     (220,876)        8,324
     Income tax refund receivable.......................           --            --        86,940
     Receivable from vendor and other...................       57,412        (4,724)     (202,525)
     Accounts payable...................................       45,665      (181,584)      105,210
     Accrued liabilities and film rentals...............     (115,349)       44,529       589,551
     Income taxes payable...............................      (19,684)        4,945        14,739
                                                          -----------   -----------   -----------
          Net cash provided by operating activities.....      232,405     1,496,989     2,646,819
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Additions to property, theater equipment and
     improvements.......................................   (1,848,655)   (1,044,520)     (453,376)
  Purchase of short-term investments....................           --            --    (3,326,977)
  Proceeds on sale of short-term investments............       92,948        32,672     6,195,204
  Purchase of theaters..................................           --            --    (7,400,000)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........   (1,755,707)   (1,011,848)   (4,985,149)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from long-term debt..........................           --     2,275,712     6,010,000
  Payments on long-term debt............................   (1,276,400)     (929,470)   (2,521,428)
  Proceeds from issuance of preferred stock, Series A...           --       134,850            --
  Debt and stock issuance costs.........................           --            --        (4,417)
  Payment of dividends..................................      (60,000)     (297,980)     (283,103)
                                                          -----------   -----------   -----------
          Net cash (used in) provided by financing
            activities..................................   (1,336,400)    1,183,112     3,201,052
                                                          -----------   -----------   -----------
Net (decrease) increase in cash and cash equivalents....   (2,859,702)    1,668,253       862,722
Cash and cash equivalents:
  Beginning of year.....................................    3,530,625     1,862,372       999,650
                                                          -----------   -----------   -----------
  End of year...........................................  $   670,923   $ 3,530,625   $ 1,862,372
                                                          ===========   ===========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest...........................................  $   945,628   $   837,814   $   738,912
                                                          ===========   ===========   ===========
     Income taxes.......................................  $    18,672   $   361,146   $   355,901
                                                          ===========   ===========   ===========
Noncash investing and financing activities:
  Adjustment of mandatorily redeemable preferred stock,
     Series B to estimated redemption value.............  $  (290,000)  $    89,000   $   170,000
                                                          ===========   ===========   ===========
  Exchange of subordinated notes payable for preferred
     stock, Series A....................................  $        --   $    80,900   $        --
                                                          ===========   ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     StarTime Cinema, Inc. ("StarTime") and its wholly-owned subsidiaries (F.S.A. Super Saver Cinema No. 1 Ltd. and StarTime Properties, Inc.), collectively the "Company", owns and operates 29 discount movie theaters located throughout the United States. The Company does not have a significant market concentration in a specific geographic region as no single market represents more than 8% of revenues.

  Presentation and Principles of Consolidation

     The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions are eliminated in consolidation.

     Certain amounts have been reclassified in 1996 and 1995 to conform to the current presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property, Theater Equipment and Improvements

     Property, theater equipment and improvements are stated at cost less accumulated depreciation and amortization. Costs assigned to property, theater equipment and improvements of acquired businesses are based on estimated fair value at the date of acquisition. Depreciation for property and theater equipment is provided using the straight-line method over the estimated useful lives of the assets. Theater leasehold improvements are amortized using the straight-line method over the lesser of the lease period or the estimated useful lives of the leasehold improvements. When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Interest incurred during construction is capitalized as theater equipment and leasehold improvements.

  Theater Leases

     The Company accounts for its theater leases in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, "Accounting for Operating Leases with Scheduled Rent Increases". Accordingly, scheduled rent increases, which are included in minimum lease payments, are recognized on a straight-line basis over the lease term and amounts recognized as lease expense prior to the date that such amounts are actually payable are recorded as deferred lease payments.

  Inventories

     Inventories consist of concession products and certain supplies and are stated at the lower of cost (determined by the first-in, first-out method) or market.

  Excess of Cost Over Fair Value of Net Assets Acquired

     Excess of cost over fair value of net assets acquired consists of goodwill related to the 1991 purchase of partnership interests of one of StarTime's subsidiaries and the 1995 acquisition of certain theaters. The 1995 acquisition was accounted for using the purchase method. The purchase included, at fair value, property and theater equipment of $4,659,000. The remaining purchase price of $2,541,000 was allocated to goodwill.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

Excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over the estimated future periods to be benefited, generally seven to twenty years.

     The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. An impairment of goodwill is recognized when estimated undiscounted future cash flows generated by acquired businesses are determined to not be sufficient to recover goodwill. The amount of goodwill impairment, if any, is measured based on projected discounted cash flows using a discount rate commensurate with the risks involved.

  Other Assets

     Other assets include organization costs, issuance costs for debt and a non-compete agreement which are amortized using the straight-line method over five to ten years. The Company paid $200,000 for the non-compete agreement in connection with the 1995 acquisition of certain theaters discussed above.

  Cash and Cash Equivalents

     The Company considers cash on hand, cash in banks, certificates of deposit, time deposits and U.S. government and other short-term securities with maturities of three months or less when purchased as cash and cash equivalents.

  Investments in Debt and Equity Securities

     Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Short-term investments at December 31, 1997 and 1996 consisted primarily of mortgage-backed securities which are classified as available for sale. Market values are determined based on quoted market prices. The cost of short-term investments held at December 31, 1997 and 1996 approximates their respective market values. Accordingly, no valuation or offsetting adjustment to stockholders' equity for unrealized holding gains and losses has been made at December 31, 1997 and 1996. Contractual maturities range from seven to twenty-one years.

  Financial Instruments and Risk Concentration

     Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and short-term investments. Cash equivalents consist primarily of highly liquid temporary investments and other interest bearing and demand accounts maintained at banks and other financial institutions located in El Paso, Texas as well as the cities where the Company's theaters are located.

     Financial instruments of the Company for which fair value approximates carrying value include cash and cash equivalents, short-term investments, accounts receivable and accounts payable. The carrying value of the Company's notes payable approximate fair value as they are subject to interest rates which increase and decrease with changes in market rates. It is not practicable to estimate the fair value of the subordinated debt because it is not traded. The fair value of the mandatorily redeemable preferred stock, Series B approximates its carrying value. Fair value is based on the estimated redemption value at each balance sheet date (see Note 7).

  Income Taxes

     The Company is a "C" Corporation and files a consolidated Federal income tax return which includes 100% of the income of its subsidiaries. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the

                     STARTIME CINEMA, INC. AND SUBSIDIARIES
differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company's income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Advertising

     The Company expenses the cost of advertising as it is incurred or the first time the advertising takes place. Advertising expense was approximately $1,280,000, $1,421,000 and $1,171,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

 2. PROPERTY, THEATER EQUIPMENT AND IMPROVEMENTS

     Property, theater equipment and improvements at December 31, 1997 and 1996, consisted of the following:


                                                    DEPRECIABLE
                                                       LIVES
                                                      (YEARS)        1997          1996
                                                    -----------   -----------   -----------
Theater leasehold improvements, furniture and
  equipment.......................................   5 -- 20      $21,884,370   $20,981,024
Buildings.........................................        40               --     3,600,000
Office equipment..................................         5          161,635       156,928
                                                                  -----------   -----------
                                                                   22,046,005    24,737,952
Less accumulated depreciation.....................                (10,899,418)   (9,911,038)
                                                                  -----------   -----------
                                                                   11,146,587    14,826,914
Land..............................................        --               --       700,000
Construction in progress..........................        --          947,372       517,202
                                                                  -----------   -----------
                                                                  $12,093,959   $16,044,116
                                                                  ===========   ===========


     Fully depreciated assets with an original cost basis of approximately $2,464,000 are still in use and are included in property, theater equipment and improvements at December 31, 1997.

     Construction in progress at December 31, 1997 included costs related to construction costs of an entertainment plaza, which consists of multiple screens, restaurants and other entertainment related facilities. The Company has planned capital expenditures related to this project of approximately $3.0 million. It is anticipated that the project will be completed during 1998.

 3. ASSETS HELD FOR SALE


     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards Board No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement requires the recognition of an impairment loss for an asset held for use when the estimate of undiscounted future cash flows expected to be generated by the asset is less than its carrying amount. The Company assesses impairment of its theaters primarily on a stand-alone theater basis. The statement also requires recognition of an impairment loss for assets to be disposed of, whether by sale or abandonment, when the carrying amount exceeds the asset's fair value less selling costs. Measurement of the impairment loss is based on fair value of the asset which is generally determined based on the present value of expected future cash flows.



     Assets held for sale represents buildings, land and theater equipment of two theaters owned by the Company. Depreciation and amortization in the accompanying consolidated statement of operations for the year ended December 31, 1997 includes recognition of an impairment loss in the amount of $1,253,000

                     STARTIME CINEMA, INC. AND SUBSIDIARIES
relating to the sale of these two theaters subsequent to year end (see Note 13). The combined results of operations for the year-ended December 31, 1997 related to these two theaters was a loss of $76,000.


 4. OTHER ACCRUED LIABILITIES

     Other accrued liabilities consisted of the following at December 31, 1997 and 1996:

                                                           1997        1996
                                                         --------   ----------
Accrued taxes and commissions..........................  $256,459   $  304,606
Accrued interest.......................................    40,520       45,196
Group health...........................................    26,449       52,914
Salary taxes payable...................................    65,275       55,519
Accrued wages..........................................   309,601      264,848
Accrued sales taxes....................................    77,224      108,070
Deferred gift book income..............................    60,129      202,778
Other..................................................   130,419       60,295
                                                         --------   ----------
                                                         $966,076   $1,094,226
                                                         ========   ==========

 5. SUBORDINATED NOTES PAYABLE

     Subordinated notes payable of $1,312,000 were outstanding as of December 31, 1997 and 1996. The notes are subordinated in payment to the bank debt and bear interest at 10% payable semiannually, with principal due in November 1998.

     Prior to expiration of associated warrants on November 1, 1996, each $1,000 of subordinated notes payable entitled the holder to purchase eight shares of the Company's Series A Preferred Stock at a price of $25.00 per share. During 1996, certain holders of subordinated notes payable exercised their warrants and purchased 8,630 shares of the Company's Series A Preferred Stock.

 6. LONG-TERM DEBT

     Long-term debt at December 31, 1997 and 1996, consisted of the following:

                                                                 1997         1996
                                                              ----------   ----------
Note payable to bank due in monthly installments of $56,000
  plus interest at THE WALL STREET JOURNAL interest rate
  (8.25% at December 31, 1997) plus 1% through January 1,
  2001.
  Collateralized by substantially all assets of the Company
  and limited personal guarantee of the sole common
  stockholder...............................................  $2,467,712   $3,139,712
Note payable to bank due in monthly installments of $72,050
  plus interest at THE WALL STREET JOURNAL interest rate
  plus 1% through April 2004. Collateralized by
  substantially all assets of the Company and limited
  personal guarantee of the sole common stockholder.........   5,395,600    6,000,000
                                                              ----------   ----------
                                                               7,863,312    9,139,712
Less current maturities of long-term debt...................   4,786,600    1,276,400
                                                              ----------   ----------
                                                              $3,076,712   $7,863,312
                                                              ==========   ==========

     The loan agreement with the bank contains, among other provisions, requirements for maintaining defined levels of debt service coverage and net worth. Under the terms of the loan agreement with the bank, the Company must obtain authorization before issuing dividends. At December 31, 1997, $3,250,000 of long-term debt has been classified as current due to repayment from the proceeds from sale of assets classified as assets held for sale at December 31, 1997 (see Note 13).

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

     The scheduled maturities of long-term debt at December 31, 1997 after adjustment for repayments made in January 1998, are as follows:

                   YEAR ENDING
                  DECEMBER 31,
                  ------------
1998.............................................  $4,786,600
1999.............................................   1,536,600
2000.............................................   1,540,112
                                                   ----------
                                                   $7,863,312
                                                   ==========

 7. REDEEMABLE PREFERRED STOCK

     On August 15, 1994, StarTime issued 88,235 shares of Mandatorily Redeemable Series B Preferred Stock, 2% cumulative convertible, $10 par value ("Series B Preferred Stock") for $3 million. In preference to shares of Series A Preferred Stock, 6% cumulative convertible, $10 par value ("Series A Preferred Stock") and common stock, each share is entitled to 2% cumulative cash dividends per year. Each share of Series B Preferred Stock is convertible into one share of StarTime's common stock at the option of the shareholder and shall automatically be converted into shares of common stock upon the effectiveness of a Qualified Public Offering, as defined in the stock purchase agreement. The Series B Preferred Stock has a liquidation preference of $34 per share over StarTime's Series A Preferred Stock and Common Stock. The holder of the Series B Preferred Stock is entitled to one vote per share held.

     The Series B Preferred Stock is redeemable at the option of the stockholder in whole or in part at the earlier of 1) the fifth anniversary of the date of issuance; 2) the effective date of any public offering of Common Stock which is not a Qualified Public Offering; 3) the date preceding the closing date of the consolidation or merger of the Company into any other business entity; or 4) the date upon which any shareholder gives the Company written notice that it is in violation of the related stock purchase agreement. However, in connection with the transactions discussed in Note 13, the holder of all outstanding shares of Series B Preferred Stock has agreed to a settlement price of $3 million plus accrued but unpaid dividends.

     The Series B Preferred Stock was initially recorded at its fair value at the issuance date ($34 per share). The carrying amount is periodically increased or decreased for amounts which are estimated to be payable upon redemption as defined in the stock purchase agreement. The adjustment to the carrying amount is based upon the estimated redemption value at each balance sheet date. These adjustments resulted in a direct increase to retained earnings of $290,000 in 1997 and decreases of $89,000 and $170,000 in 1996 and 1995, respectively.

     The stock purchase agreement entered into by the Company in conjunction with the issuance of the Series B Preferred Stock contains various covenants, one of which limits the Company's ability to issue dividends to that which is regularly scheduled on the Series A and B Preferred Stock. If in non-compliance, the stockholders have the right to sell the stock back to the Company as discussed above.

 8. CAPITAL STOCK

     The authorized capital stock of StarTime consists of common stock and two classes of preferred stock. The holder of all classes of stock is entitled to one vote per share.

     StarTime has 380,263 outstanding shares of Series A Preferred Stock. The Series A Preferred Stock has a liquidation preference of $10 per share over StarTime's common stock. Each share of Series A Preferred Stock is convertible into one share of StarTime's common stock upon the effectiveness of a Qualified Public Offering. As of December 31, 1997, cumulative unpaid dividends totaled approximately $228,000 and have not been accrued by the Company.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

 9. STOCK OPTIONS

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of its stock option plans. All outstanding stock options were issued prior to January 1, 1995, therefore the cost recognition provisions of SFAS 123 are not applicable.

     At December 31, 1997 and 1996, there were non-qualified stock option plans that provide for the purchase of up to 8,500 and 3,500 shares of StarTime's common and Series A Preferred Stock, respectively. The exercise prices for the common stock options range from $25.00 to $37.00 per share. The exercise price for the Series A Preferred Stock is $22.86 per share. All options were immediately exercisable from the date of grant during 1994 and expire five years after the date of grant.

     At December 31, 1997 and 1996, there were also 3,062 common stock options outstanding at $1.00 which expire in 2002.

     No options had been exercised as of December 31, 1997. Subsequent to December 31, 1997, common stock options for 3,062 shares were exercised for $1.00.

10. COMMITMENTS AND CONTINGENCIES

  Commitments

     The Company conducts its theater operations primarily in leased premises under noncancelable operating leases with initial terms of 15 to 20 years with renewal options. A majority of the Company's operating leases contain purchase options at the termination of the lease term. Most of these leases provide for additional rental payments based on a percentage of box office and concession revenues and require the payment of real estate taxes, insurance, and other costs applicable to the property. No contingent rental payments were made in 1997, 1996 or 1995.

     Deferred lease payments of approximately $3,038,000 and $2,918,000 have been accrued as of December 31, 1997 and 1996, respectively, to recognize lease expense on a straight-line basis for those leases with deferred or escalating payments.

     Future minimum lease payments and the effect of recognizing lease expense on leases with escalating or deferred payments on a straight-line basis are as follows:

                                                 FUTURE       CHANGE IN       FUTURE
                                                 MINIMUM       DEFERRED       MINIMUM
                                                  LEASE         LEASE          LEASE
          YEAR ENDING DECEMBER 31,               EXPENSE       PAYMENTS      PAYMENTS
          ------------------------             -----------    ----------    -----------
     1998....................................  $ 6,100,433    $  (19,106)   $ 6,081,327
     1999....................................    6,215,433        50,282      6,265,715
     2000....................................    6,215,433       113,838      6,329,271
     2001....................................    6,215,433       194,989      6,410,422
     2002....................................    5,862,152       170,232      6,032,384
     Thereafter..............................   39,654,891     2,527,976     42,182,867
                                               -----------    ----------    -----------
                                               $70,263,775    $3,038,211    $73,301,986
                                               ===========    ==========    ===========

     Rent expense on the theater leases for the three years ended December 31, 1997 was approximately $5,868,000, $5,877,000 and $5,980,000, respectively.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

  Contingencies

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the resolution of the matters will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

11. RELATED PARTY TRANSACTIONS

     The Company engages in various transactions with related parties, including the common stockholder, preferred stockholders, officers and affiliates. Costs and expenses in 1997, 1996 and 1995 include the following:

                                               1997        1996        1995
                                              -------    --------    --------
Legal fees..................................  $17,490    $ 69,135    $ 71,375
Consulting fees.............................  $24,378    $143,137    $147,933

12. INCOME TAXES

     The components of deferred tax assets and liabilities at December 31, 1997 and 1996 consisted of the following:


                                                         1997          1996
                                                      ----------    ----------
Deferred tax assets:
  Deferred lease payments...........................  $1,172,000    $1,126,000
  Income tax operating loss carryforward............     493,000            --
  Deferred income...................................      23,000        78,000
  Group medical expense.............................      17,000        20,000
  Other.............................................       1,000         8,000
                                                      ----------    ----------
          Total deferred tax assets.................   1,706,000     1,232,000
                                                      ----------    ----------
Deferred tax liabilities:
  Theater equipment and improvements................    (143,000)     (743,000)
  Intangible assets.................................    (285,000)     (313,000)
                                                      ----------    ----------
          Total deferred tax liabilities............    (428,000)   (1,056,000)
                                                      ----------    ----------
          Net deferred tax assets...................  $1,278,000    $  176,000
                                                      ==========    ==========


     The components of income tax benefit (expense) in the consolidated statements of operations are as follows:


                                             1997         1996         1995
                                          ----------    ---------    ---------
Federal:
  Current...............................  $       --    $(141,000)   $(366,562)
  Deferred..............................     971,000      105,000      132,136
State:
  Current...............................          --      (20,000)     (80,638)
  Deferred..............................     131,000       14,000       17,452
                                          ----------    ---------    ---------
                                          $1,102,000    $ (42,000)   $(297,612)
                                          ==========    =========    =========

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

     The consolidated effective tax rate differs from the statutory U.S. federal tax rate for the following reasons and by the following percentages:

                                                 1997      1996       1995
                                                 -----    -------    -------
Statutory U.S. federal (tax) benefit rate......  34.0%      (34.0)%    (34.0)%
Increases:
  State and local income taxes.................   2.9%       (4.4)%     (2.4)%
  Permanent differences........................   1.0%       (8.3)%     (1.1)%
  Other........................................     --         --       (2.4)%
                                                 -----    -------    -------
                                                 37.9%      (46.7)%    (39.9)%
                                                 =====    =======    =======

     At December 31, 1997, the Company had an income tax net operating loss carryforward generated by current year income tax losses of approximately $1,279,000. This carryforward will expire in 2012.

13. SUBSEQUENT EVENTS

     During January 1998, the Company entered into a Property Purchase Agreement (the "Property Agreement") whereby it sold two theaters to include all real and personal property and assignment of all continuing contracts related to ongoing operation of the theaters. The cash selling price was $4,500,000, subject to sales price adjustments as specified by the Property Agreement. Proceeds of $3,250,000 from the sale were used to repay existing debt to the bank.

     During March 1998, by a majority vote of the stockholders, the Company entered into an Asset Purchase Agreement (the "Asset Agreement") whereby it has agreed to sell the operating assets used in 26 of its theaters and assignment of related leasing agreements and other continuing contracts related to the continuing operation of these theaters. The cash selling price is $16,306,000, subject to adjustment as specified by the Asset Agreement. It is management's intention to use a portion of the proceeds from the sale of these assets to repay approximately $3,600,000 of the remaining balance of debt to the bank.

     For a period of one year after the closing of the transactions contemplated by the Asset Agreement, the Company may exercise its rights under a put option (the "Put Option") to sell and assign property and leases related to one theater and a management contract for a third party theater that the Company manages. The selling price is $170,000 plus the product of 6.5 times the Theater Level Cash Flow of the Company owned theater for the twelve month period ending as of the last day of the month immediately preceding the date the Put Option is exercised, subject to adjustment as specified in the Put Option.

     If the sales of operating assets included in the Property and Asset Agreements, other than assets subject to the Put Option, had been consummated as of December 31, 1997 at a combined sales price of $20,806,000, net property, theater equipment and improvements, assets held for sale and net intangible assets included in the accompanying 1997 consolidated balance sheet would have been reduced by approximately $18,500,000, deferred lease payments would have been reduced by approximately $3,000,000, and a pre-tax gain of approximately $5,300,000 would have been recorded for financial reporting purposes. It is anticipated that certain of the proceeds from the Asset Agreement will be used to repay bank debt and subordinated notes payable.

     In connection with the Asset Agreement, the holder of the 88,235 shares of Series B Preferred Stock has agreed to accept $3 million in exchange for all outstanding shares. This represents the original face value of $3 million.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

14. RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). Adoption is required for interim and annual periods beginning after December 15, 1997. SFAS No. 130 requires that comprehensive income and its components, as defined in the Statement, be reported in a company's financial statements. Management does not believe that the adoption of this statement will have a significant impact on the Company.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                     ASSETS


                                                               UNAUDITED
                                                              -----------
CURRENT ASSETS:
  Cash and equivalents......................................  $   318,907
  Accounts receivable.......................................      220,755
  Inventories...............................................      186,698
  Prepaid expenses and other................................      107,786
  Deferred income taxes.....................................    1,480,230
                                                              -----------
          Total current assets..............................    2,314,376
THEATER PROPERTIES AND EQUIPMENT:
  Theater furniture and equipment...........................   21,832,791
  Theaters under construction...............................    2,149,479
                                                              -----------
          Total.............................................   23,982,270
  Less accumulated depreciation and amortization............  (11,192,910)
                                                              -----------
     Theater properties and equipment, net..................   12,789,360
GOODWILL-NET................................................    2,203,418
OTHER ASSETS-NET............................................       82,920
                                                              -----------
          TOTAL.............................................  $17,390,074
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long term debt.........................  $ 1,536,000
  Subordinated notes payable................................    1,312,100
  Accounts payable..........................................    1,100,440
  Accrued property taxes and other liabilities..............      500,466
                                                              -----------
          Total current liabilities.........................    4,449,006
LONG-TERM DEBT, less current portion........................    2,682,662
DEFERRED LEASE PAYMENTS.....................................    3,039,894
MANDATORILY REDEEMABLE PREFERRED STOCK, Series B, $10 par,
  2% cumulative convertible, 88,235 shares authorized,
  issued and outstanding....................................    3,000,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, Series A, $10 par, 6% cumulative
     convertible, 417,553 shares authorized, 380,263 issued
     and outstanding........................................    3,802,630
  Common stock, $.01 par value, 1,000,000 shares authorized,
     87,500 shares issued and outstanding...................          875
  Additional paid-in capital................................    1,814,045
  Accumulated deficit.......................................   (1,399,038)
                                                              -----------
          Total stockholders' equity........................    4,218,512
                                                              -----------
          TOTAL.............................................  $17,390,074
                                                              ===========


       See notes to interim condensed consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                                                 1998           1997
                                                              -----------    ----------
                                                                      UNAUDITED
REVENUES:
  Admission.................................................  $ 3,581,782    $4,041,344
  Concessions...............................................    2,798,812     3,012,011
  Other.....................................................      128,044       165,257
                                                              -----------    ----------
          Total.............................................    6,508,638     7,218,612
COST OF REVENUES:
  Film rentals..............................................    1,202,809     1,353,801
  Concession supplies.......................................      416,148       473,442
  Salaries and wages........................................    1,253,344     1,311,588
  Facility leases...........................................    1,938,531     1,837,009
  Advertising...............................................      279,750       364,772
  Utilities and other.......................................    1,105,051     1,376,867
General and administrative..................................      314,900       365,223
Depreciation and amortization...............................      387,354       440,526
                                                              -----------    ----------
          Total.............................................    6,897,887     7,523,228
                                                              -----------    ----------
OPERATING INCOME (LOSS).....................................     (389,249)     (304,616)
OTHER INCOME (EXPENSE):
Interest expense............................................     (162,889)     (244,353)
Interest income and other (expense), net (Note 2)...........       12,000        33,714
                                                              -----------    ----------
LOSS BEFORE INCOME TAX EXPENSE..............................     (540,138)     (515,255)
INCOME TAX EXPENSE (BENEFIT)................................     (205,082)     (195,797)
                                                              -----------    ----------
NET INCOME (LOSS)...........................................     (335,056)     (319,458)
                                                              -----------    ----------
  Dividends and accretion of preferred stock................      (72,000)      (73,000)
                                                              -----------    ----------
  Net loss applicable to common stock.......................  $  (407,056)   $ (392,458)
                                                              ===========    ==========


       See notes to interim condensed consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                                                       UNAUDITED
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
OPERATING ACTIVITIES:
  Net income (loss).........................................  $   (335,056)   $   (319,458)
  Noncash items in net income (loss):
     Depreciation and amortization..........................       387,354         440,526
     Deferred income taxes..................................      (202,230)       (195,797)
     Deferred lease expense.................................         1,683          30,129
  Cash from (used for) working capital:
     Accounts receivable....................................       (53,870)        110,590
     Inventories............................................        37,242         (22,536)
     Prepaid expenses and other.............................       133,371         157,934
     Accounts payable and accrued liabilities...............      (213,831)       (168,493)
                                                              ------------    ------------
          Net cash from (used for) operating activities.....      (245,337)         32,895
INVESTING ACTIVITIES:
  Proceeds from disposal of theater assets..................     4,500,000
  Additions to theater properties and equipment.............      (988,893)       (990,833)
  Increase (decrease) in other assets.......................        26,864         490,494
                                                              ------------    ------------
          Net cash from (used for) investing activities.....     3,537,971        (500,339)
FINANCING ACTIVITIES:.......................................
  Payments of debt..........................................    (3,644,650)       (168,000)
                                                              ------------    ------------
          Net cash (used for) financing activities..........    (3,644,650)       (168,000)
                                                              ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............      (352,016)       (635,444)
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................       670,923       3,530,625
                                                              ------------    ------------
  End of period.............................................  $    318,907    $  2,895,181
                                                              ============    ============


       See notes to interim condensed consolidated financial statements.

                     STARTIME CINEMA, INC. AND SUBSIDIARIES

          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 1998

 1. INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     In the opinion of management, the unaudited Interim Condensed Consolidated Financial Statements of StarTime Cinema, Inc. and subsidiaries (the "Company") include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 1998, and the results of its operations for the three months ended March 31, 1998 and 1997. Due to seasonality of the Company's operations, the results of its operations for the interim period ended March 31, 1998 and 1997, may not be indicative of the total results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to the rules and regulations promulgated by the Securities and Exchange Commission. The unaudited Interim Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements of StarTime Cinema, Inc. and subsidiaries and accompanying notes for the years ended December 31, 1997, 1996 and 1995.

 2. SUBSEQUENT EVENT

     On April 2, 1998, the Company completed the sale of the operating assets used in 25 of its theaters.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS CONFIDENTIAL PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................   16
The Exchange Offer....................   22
Use of Proceeds.......................   30
Cash and Cash Equivalents and
  Capitalization......................   31
Unaudited Pro Forma Financial Data....   32
Selected Consolidated Financial and
  Operating Data......................   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   40
Business..............................   49
Management............................   61
Principal Stockholders................   64
Certain Relationships and Related
  Transactions........................   65
Description of Revolving Credit
  Facility............................   66
Description of Exchange Notes.........   68
Plan of Distribution..................   94
Legal Matters.........................   95
Experts...............................   95
Available Information.................   95
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $100,000,000
                                     [LOGO]

                                 SILVER CINEMAS
                              INTERNATIONAL, INC.

                          10 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2005
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Delaware corporation and its Bylaws and Certificate of Incorporation provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended. Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 102(b)(7) of the DGCL eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to a breach of duty of loyalty, actions not in good faith, and certain other liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     Unless otherwise indicated, all exhibits have been previously filed.


    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
       1.1     Purchase Agreement, dated April 9, 1998, between Silver
               Cinemas International, Inc., the Guarantors (as defined
               therein), Donaldson, Lufkin & Jenrette Securities
               Corporation, BT Alex. Brown Incorporated and Bear, Stearns &
               Co. Inc. relating to the 10 1/2% Senior Subordinated Notes of Silver Cinemas International, Inc. due 2005.
       2.1     Asset Purchase Agreement, dated as of December 17, 1997,
               between Silver Cinemas, Inc. Landmark Theatre Corporation,
               Seven Gables Corporation, Parallax Theatre Systems, Inc.,
               San Francisco Landmark Theatre Corporation, and Wisconsin
               Repertory Cinemas, Inc., The Landmark Theater Group, and
               Metromedia International Group, Inc.
       2.2     Asset Purchase Agreement, dated as of January 22, 1998,
               between Silver Cinemas, Inc., SCI Acquisition Corp.,
               StarTime Cinema, Inc., F.S.A. Super Saver Cinemas No. 1,
               Ltd., StarTime Properties, Inc., the Trust formed by that
               certain Irrevocable Declaration of Trust under deed dated
               May 14, 1994 for the benefit of StarTime Cinema, Inc., Lloyd
               Curley, and NationsBanc Capital Corporation.
       2.3     Property Purchase Agreement, dated as of January 22, 1998, between Silver Cinemas, Inc., StarTime Properties, Inc.,
               StarTime Cinema, Inc., F.S.A. Super Saver Cinemas No. 1,
               Ltd., the trust formed by that certain Irrevocable
               Declaration of Trust under deed dated May 14, 1994 for the benefit of StarTime Cinema, Inc., and Lloyd Curley.
       3.1     Certificate of Incorporation, as amended, of Silver Cinemas
               International, Inc.
       3.2     By-Laws of Silver Cinemas International, Inc.
       3.3     Certificate of Incorporation of Silver Cinemas, Inc.
       3.4     By-Laws of Silver Cinemas, Inc.
       3.5     Certificate of Incorporation of SCI Acquisition Corp.
       3.6     By-Laws of SCI Acquisition Corp.
       3.7     Certificate of Incorporation of Landmark Theatre Corp.
       3.8     By-Laws of Landmark Theatre Corp.
       4.1     Indenture, dated as of April 15, 1998, between Silver
               Cinemas International, Inc., the Guarantors (as defined
               therein) and Norwest Bank Minnesota, National Association, as trustee, relating to $100,000,000 aggregate principal
               amount of 10 1/2% Senior Subordinated Notes due 2005.
       4.2     A/B Exchange Registration Rights Agreement, dated as of
               April 16, 1998, between Silver Cinemas International, Inc., the Guarantors (as defined therein), Donaldson, Lufkin &
               Jenrette Securities Corporation, BT Alex. Brown Incorporated
               and Bear, Stearns & Co. Inc.
       4.3     Specimen Certificate of 10 1/2% Senior Subordinated Notes
               due 2005 (the "Private Notes") (included in Exhibit 4.1
               hereto).
       4.4     Specimen Certificate of 10 1/2% Senior Subordinated Notes
               due 2005 (the "Exchange Notes") (included in Exhibit 4.1
               hereto).
       5.1     Opinion of Latham & Watkins regarding the validity of the
               Exchange Notes.
      10.1     Stockholders' Agreement, dated as of August 1, 1996, between
               Silver Cinemas International, Inc. and the stockholders set forth therein.

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
      10.2     Employment Agreement dated April 16, 1998 between Landmark
               Theatre Corp. and Bert Manzari.
      10.3     Employment Agreement dated April 16, 1998 between Landmark
               Theatre Corp. and Paul Richardson.
      12.1     Statement of Computation of Ratio of Earnings to Fixed
               Charges.
      21.1     Subsidiaries of Silver Cinemas International, Inc.
     *23.1     Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).
     *23.2     Consent of Deloitte & Touche LLP.
     *23.3     Consent of KPMG Peat Marwick LLP.
     *23.4     Consent of Coopers & Lybrand, L.L.P.
      24.1     Power of Attorney of Silver Cinemas International, Inc.
               (included on signature page to this Registration Statement on Form S-4).
      25.1     Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Norwest Bank Minnesota,
               National Association (bound separately).
      27.1     Financial Data Schedule.
      99.1     Form of Letter of Transmittal and related documents to be
               used in conjunction with the Exchange Offer.
      99.2     Forms of Notices of Guaranteed Delivery.

---------------

* Filed herewith

     (b) Financial Statement Schedules:

               None

                               SCHEDULES OMITTED

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on August 25, 1998.


                                          SILVER CINEMAS INTERNATIONAL, INC.
                                          SILVER CINEMAS, INC.,
                                          SCI ACQUISITIONS CORP., AND
                                          LANDMARK THEATRE CORP.

                                          By      /s/ STEVEN L. HOLMES
                                            ------------------------------------
                                                      Steven L. Holmes
                                            Chief Executive Officer and Chief
                                             Financial Officer (Principal
                                             Accounting Officer) of Silver
                                             Cinemas International, Inc., Silver
                                             Cinemas, Inc., SCI Acquisitions
                                             Corp., and Landmark Theatre Corp.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated.


                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----

                /s/ STEVEN L. HOLMES                   Chief Executive Officer, Chief   August 25, 1998
-----------------------------------------------------  Financial Officer and Director
                  Steven L. Holmes

                          *                            Chairman of the Board of         August 25, 1998
-----------------------------------------------------  Directors
                  John M. Sullivan
                          *                            President of Silver Cinemas      August 25, 1998
-----------------------------------------------------  International, Inc., Silver
                   Thomas J. Owens                     Cinemas, Inc., and SCI
                                                       Acquisition Corp., and Director

                          *                            President of Landmark Theatre    August 25, 1998
-----------------------------------------------------  Corp. and Director
                    E.L. Manzari

                          *                            Director                         August 25, 1998
-----------------------------------------------------
                    David H. Wong

                          *                            Director                         August 25, 1998
-----------------------------------------------------
               Christopher A. Laurence

                          *                            Director                         August 25, 1998
-----------------------------------------------------
                   James Rosenthal

                          *                            Director                         August 25, 1998
-----------------------------------------------------
                   Thomas E. Davin


* Signed under Power of Attorney Dated June 15, 1998.

                                 EXHIBIT INDEX


    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
      1.1      Purchase Agreement, dated April 9, 1998, between Silver
               Cinemas International, Inc., the Guarantors (as defined
               therein), Donaldson, Lufkin & Jenrette Securities
               Corporation, BT Alex. Brown Incorporated and Bear, Stearns &
               Co. Inc. relating to the 10 1/2% Senior Subordinated Notes of Silver Cinemas International, Inc. due 2005.
      2.1      Asset Purchase Agreement, dated as of December 17, 1997,
               between Silver Cinemas, Inc. Landmark Theatre Corporation,
               Seven Gables Corporation, Parallax Theatre Systems, Inc.,
               San Francisco Landmark Theatre Corporation, and Wisconsin
               Repertory Cinemas, Inc., The Landmark Theater Group, and
               Metromedia International Group, Inc.
      2.2      Asset Purchase Agreement, dated as of January 22, 1998,
               between Silver Cinemas, Inc., SCI Acquisition Corp.,
               StarTime Cinema, Inc., F.S.A. Super Saver Cinemas No. 1,
               Ltd., StarTime Properties, Inc., the Trust formed by that
               certain Irrevocable Declaration of Trust under deed dated
               May 14, 1994 for the benefit of StarTime Cinema, Inc., Lloyd
               Curley, and NationsBanc Capital Corporation.
      2.3      Property Purchase Agreement, dated as of January 22, 1998, between Silver Cinemas, Inc., StarTime Properties, Inc.,
               StarTime Cinema, Inc., F.S.A. Super Saver Cinemas No. 1,
               Ltd., the trust formed by that certain Irrevocable
               Declaration of Trust under deed dated May 14, 1994 for the benefit of StarTime Cinema, Inc., and Lloyd Curley.
      3.1      Certificate of Incorporation, as amended, of Silver Cinemas
               International, Inc.
      3.2      By-Laws of Silver Cinemas International, Inc.
      3.3      Certificate of Incorporation of Silver Cinemas, Inc.
      3.4      By-Laws of Silver Cinemas, Inc.
      3.5      Certificate of Incorporation of SCI Acquisition Corp.
      3.6      By-Laws of SCI Acquisition Corp.
      3.7      Certificate of Incorporation of Landmark Theatre Corp.
      3.8      By-Laws of Landmark Theatre Corp.
      4.1      Indenture, dated as of April 15, 1998, between Silver
               Cinemas International, Inc., the Guarantors (as defined
               therein) and Norwest Bank Minnesota, National Association, as trustee, relating to $100,000,000 aggregate principal
               amount of 10 1/2% Senior Subordinated Notes due 2005.
      4.2      A/B Exchange Registration Rights Agreement, dated as of
               April 16, 1998, between Silver Cinemas International, Inc., the Guarantors (as defined therein), Donaldson, Lufkin &
               Jenrette Securities Corporation, BT Alex. Brown Incorporated
               and Bear, Stearns & Co. Inc.
      4.3      Specimen Certificate of 10 1/2% Senior Subordinated Notes
               due 2005 (the "Private Notes") (included in Exhibit 4.1
               hereto).
      4.4      Specimen Certificate of 10 1/2% Senior Subordinated Notes
               due 2005 (the "Exchange Notes") (included in Exhibit 4.1
               hereto).
      5.1      Opinion of Latham & Watkins regarding the validity of the
               Exchange Notes.

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
     10.1      Stockholders' Agreement, dated as of August 1, 1996, between
               Silver Cinemas International, Inc. and the stockholders set forth therein.
     10.2      Employment Agreement dated April 16, 1998 between Landmark
               Theatre Corp. and Bert Manzari.
     10.3      Employment Agreement dated April 16, 1998 between Landmark
               Theatre Corp. and Paul Richardson.
     12.1      Statement of Computation of Ratio of Earnings to Fixed
               Charges.
     21.1      Subsidiaries of Silver Cinemas International, Inc.
    *23.1      Consent of Latham & Watkins (included in their opinion filed as Exhibit 5.1).
    *23.2      Consent of Deloitte & Touche LLP.
    *23.3      Consent of KPMG Peat Marwick LLP.
    *23.4      Consent of Coopers & Lybrand, L.L.P.
     24.1      Power of Attorney of Silver Cinemas International, Inc.
               (included on signature page to the Registration Statement on
               Form S-4).
     25.1      Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of Norwest Bank Minnesota,
               National Association (bound separately).
     27.1      Financial Data Schedule.
     99.1      Form of Letter of Transmittal and related documents to be
               used in conjunction with the Exchange Offer.
     99.2      Forms of Notices of Guaranteed Delivery.

---------------

* Filed herewith.